    As filed with the Securities and Exchange Commission on January 30, 2001
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              APS HEALTHCARE, INC.

             (Exact name of Registrant as specified in its charter)

                           --------------------------

           Delaware                        6324                    54-1602622
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                          6705 Rockledge Drive, Suite 200
                              Bethesda, Maryland 20817
                                   (301) 571-0633

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             KENNETH A. KESSLER, MD
                              APS Healthcare, Inc.
                        6705 Rockledge Drive, Suite 200
                            Bethesda, Maryland 20817
                                 (301) 571-0633

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   Copies to:

          SIDNEY TODRES, ESQ.                         FREDERICK W. KANNER, ESQ.
     Epstein Becker & Green, P.C.                       Dewey Ballantine LLP
            250 Park Avenue                          1301 Avenue of the Americas
       New York, New York 10177                       New York, New York 10019
            (212) 351-4500                                 (212) 259-8000

                           --------------------------

Approximate date of commencement of proposed sale to public:

  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                Proposed Maximum
        Title of Securities                         Aggregate                              Amount of
          Being Registered                    Offering Price(1)(2)                     Registration Fee
Common Stock, $0.001 par value......               $46,000,000                              $11,500

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.

                           --------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS           Subject to completion          January 30, 2001
--------------------------------------------------------------------------------

       Shares

[APS Logo]

APS Healthcare, Inc.

Common Stock

----------------------------------------------------------------------

This is our initial public offering of shares of common stock. No public market currently exists for our common stock. We expect the public offering price to be
between $      and $      per share.

We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol "APSH."

Before buying any shares you should read the discussion of material risks of investing in our common stock under "Risk factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per Share         Total
------------------------------------------------------------------------------------------------
Public offering price                                         $                 $
------------------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $                 $
------------------------------------------------------------------------------------------------
Proceeds, before expenses, to APS                             $                 $
------------------------------------------------------------------------------------------------

We have granted the underwriters an option to purchase up to       additional
shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about              ,
2001.

UBS Warburg LLC                                               CIBC World Markets

--------------------------------------------------------------------------------

Through and including       , 2001 (the 25th day after commencement of this
offering), federal securities law requires all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary....................    2

The offering..........................    5

Summary consolidated financial and
  operating data......................    6

Risk factors..........................    8

Forward-looking information...........   17

Use of proceeds.......................   18

Dividend policy.......................   18

Capitalization........................   19

Dilution..............................   20

Selected consolidated financial
  data................................   22

Management's discussion and analysis
  of financial condition and results
  of operations.......................   24

Business..............................   34

Management............................   55

Related party transactions............   63

Principal stockholders................   65

Description of securities.............   67

Shares eligible for future sale.......   72

Underwriting..........................   74

Legal matters.........................   76

Experts...............................   76

Where you can find more information...   76

Index to consolidated financial
  statements..........................  F-1

APS Healthcare-TM-, APSHelpLink.com-TM-, CareConnection-TM- and the APS Healthcare logo are trademarks of ours.

--------------------------------------------------------------------------------

Prospectus summary

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 8.

OUR BUSINESS

We manage the delivery of behavioral healthcare services, which consist of mental health services and substance abuse treatment. Behavioral health disorders covered by our programs range from routine stress and anxiety, to alcohol and drug abuse, to major mental health disorders, such as schizophrenia and severe depression. Based on the number of lives we cover, we believe we are the third largest independent managed behavioral healthcare organization in the United States, with approximately 7.9 million covered lives, or members, as of September 30, 2000.

The services we perform include patient eligibility verification, patient assessment and referral, case management, claims processing and payment, management reporting and supplying and maintaining a network of behavioral healthcare providers that we contract with to provide the necessary treatment. We provide these management services for commercial health plans, employers and public sector programs. We also offer employee assistance programs, which typically provide assessment and referral services to assist employees and their dependents in identifying and addressing, at an early stage, potential mental health and substance abuse problems.

Clients to which we provide services include:

- commercial health plans, such as particular plans offered by Blue Cross/Blue Shield organizations, Humana Inc., Kaiser Permanente, Coventry Health
    Care, Inc., Christiana Care Health Plans, Principal Life Insurance Company and Priority Health;

- employers, such as Rite Aid Corp., American Home Products Corp., Raytheon Company, AMP Incorporated and the States of Maryland and Montana; and

- public sector programs, such as the Medicaid programs in the States of Georgia, Idaho and West Virginia.

We have two general types of payment arrangements for our services:

- an at-risk arrangement, in which we assume financial responsibility for all costs of treatment and administrative and management services, in return for an all-inclusive fixed fee per member; and

- an administrative services only arrangement, in which we agree to provide only administrative and management services in return for a fixed fee per member or per year, and our clients retain financial responsibility for all costs of treatment.

From December 31, 1997 to September 30, 2000, the number of our covered lives, or members, increased from approximately 2.2 million covered lives to approximately 7.9 million covered lives.

OUR INDUSTRY

According to OPEN MINDS, a leading industry publication, enrollment in managed behavioral healthcare organizations rose by 143% from approximately
86.3 million covered lives in 1993 to approximately 209.2 million covered lives in 2000. These organizations had revenues of approximately $4.4 billion in 1999, according to that publication. We believe expenditures for managed behavioral healthcare will continue to increase as part of the general healthcare costs trend and as a result of factors specific to behavioral healthcare.

We believe the following factors, among others, are contributing to the increasing demand for behavioral healthcare services:

- an increase in the awareness and acceptance of treatment for mental health problems;

- employers responding to demands from employees for more comprehensive mental health benefits; and

- legislation mandating comparability of coverage between mental health benefits and other health benefits, often referred to as parity legislation.

Managed behavioral healthcare organizations have responded to the increased demand for behavioral healthcare services by attempting to improve member access to behavioral healthcare services and by offering clients assistance with the complexity and costs of providing these services. In addition to the increased overall demand for services, managed behavioral healthcare organizations must address the growing needs of clients and members. Many clients are requiring more customized solutions, improvements in customer service and access to a national provider network. Many members are demanding access to a broader range of providers, benefits and treatment alternatives, less intrusion in the doctor-patient relationship and more user-friendly procedures.

As a result of industry consolidation, the number of managed behavioral healthcare organizations servicing the national market is limited. We believe only two other independent organizations currently provide managed behavioral healthcare services on a national scope. In general, we believe this consolidation has resulted in fewer choices for clients, as well as reductions in quality and consistency of service.

OUR SOLUTION

We believe we differentiate ourselves from our competitors by focusing on quality of service and care and by customizing our products and services to the client's individual needs. We utilize provider profiling to identify a select group of our providers, based on treatment approach and results, cost of care and patient satisfaction. We seek to control costs and promote quality care and outcomes by preferentially referring members to these providers. We have designed our operations to be less intrusive in the doctor-patient relationship by, for example, expediting our pre-authorization and subsequent review procedures in many cases. We believe we are well positioned to compete effectively in our industry and to provide the flexible, high quality and efficient service demanded by our clients and members.

We have recently expanded our provider network to allow us to better target large employers to grow our business. As of December 31, 2000, our provider network consisted of approximately 27,000 providers, which now allows us to provide our clients with national behavioral healthcare coverage. In addition, we have recently made significant investments in our infrastructure, including enhancing our customer service capabilities, adding personnel and improving our proprietary computer support systems, to allow us to service the large employer market.

OUR STRATEGY

We intend to capitalize on the market opportunities in the managed behavioral healthcare industry and have developed a strategy to exploit these opportunities. The major elements of our strategy include the following:

- Increase our share of the large employer market. Large employers present an attractive opportunity because we believe they generally place greater emphasis on receiving higher quality service, consider more than cost alone and prefer administrative services only contracts.

- Continue to grow administrative services only, non-risk contracts with governmental agencies. We intend to continue our focus on administrative services only contracts with government agencies. We avoid at-risk contracts in the public sector because of the difficulty of appropriately pricing benefits and the need for substantial reserves and start-up capital.

- Pursue selected at-risk contracts with both large and regional commercial health plans. We intend to pursue selected at-risk contracts with both large and regional commercial health plans where we believe sufficient data exists to properly evaluate and price our program for the risks involved.

- Market new services to attract new clients and offer expanded services to existing clients. We intend to add new services to obtain new clients and offer expanded services to existing clients, where we believe we can do so profitably.

- Provide industry leading customer service. We seek to set the industry standard for customer service in the managed behavioral healthcare industry by customizing our products and services to suit each client's needs.

- Acquire selected employee assistance programs and managed behavioral healthcare organizations. We seek to make acquisitions of businesses that we believe will be complementary to our business and capable of being easily integrated into our current operations.

HOW TO CONTACT US

Our principal executive offices are located at 6705 Rockledge Drive, Suite 200, Bethesda, Maryland 20817. Our telephone number is (301) 571-0633. Our website is http://www.apscare.com. Information found on our website is not a part of this prospectus.

The offering

Common stock offered by us...................  shares

Common stock to be outstanding after this      shares
  offering...................................

Proposed Nasdaq National Market symbol.......  APSH

Use of proceeds..............................  We intend to use the net proceeds from this offering to repay our outstanding debt and
                                               for general corporate purposes, including
                                               possible acquisitions. See "Use of proceeds."

Risk factors.................................  Investing in our common stock involves significant risks. See "Risk factors."

Unless otherwise indicated, the information contained in this prospectus does not reflect:

-   the contemplated one-for-     reverse stock split of our common stock to
    occur upon the closing of this offering; and

-   any exercise of the underwriters' over-allotment option to purchase up to an
    additional        shares of our common stock.

The information above is based on shares outstanding as of     , 2001, assumes
the conversion of all outstanding shares of our class A common stock and preferred stock into shares of common stock, without classification, upon the closing of this offering and excludes shares of common stock we may issue upon exercise of outstanding options and warrants, including the following:

- 2,577,954 shares issuable upon exercise of options outstanding as of December 31, 2000, which had a weighted average exercise price of $2.19 per share;

- 2,831,851 shares issuable upon exercise of warrants outstanding as of December 31, 2000, which had a weighted average exercise price of $0.62 per share; and

- 674,056 additional shares available for future grant under our stock option plan.

We intend to amend this registration statement of which this prospectus forms a part, at a later date to revise historical information to give effect to the reverse stock split to occur upon the closing of this offering.

Summary consolidated financial and operating data

The following summary consolidated financial data should be read with the consolidated financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The summary consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the summary consolidated balance sheet data at December 31, 1998 and 1999, are derived from our audited consolidated financial statements, and are included elsewhere in this prospectus. The summary consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the summary consolidated balance sheet data at December 31, 1995, 1996, and 1997 are derived from unaudited consolidated financial statements not included in this prospectus. The summary consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 and the summary consolidated balance sheet data at September 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited consolidated financial information. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                  Nine months ended
                                                       Year ended December 31,                      September 30,
                                         ----------------------------------------------------    --------------------
Statement of operations data               1995       1996       1997       1998       1999        1999        2000
---------------------------------------------------------------------------------------------------------------------
                                                            (in thousands, except per share data)
  Commercial health plan revenue.......  $ 1,623    $ 2,597    $ 9,983    $28,199    $47,481     $33,937     $46,351
  Employer revenue.....................      177        403      1,277      3,345      6,328       2,458      14,060
  Public sector revenue................       --         --         --         --      1,609         926       2,626
  Net patient revenue..................    4,463         --         --         --         --          --          --
                                         -------    -------    -------    -------    -------     -------     -------
    Total revenues.....................    6,263      3,000     11,260     31,544     55,418      37,321      63,037
  Direct service expense...............    5,691      2,865      8,756     24,045     45,388      29,371      54,259
  General and administrative expense...    2,821      1,060      2,844      5,671      8,242       5,699       6,571
  Depreciation and amortization........    2,219         62        434      1,373      1,942       1,227       2,571
                                         -------    -------    -------    -------    -------     -------     -------
    Total operating expenses...........   10,731      3,987     12,034     31,089     55,572      36,297      63,401
                                         -------    -------    -------    -------    -------     -------     -------
    Operating income (loss)............  $(4,468)   $  (987)   $  (774)   $   455    $  (154)    $ 1,024     $  (364)
                                         =======    =======    =======    =======    =======     =======     =======
    Income (loss) from continuing
      operations.......................  $(3,855)   $(1,076)   $(1,468)   $  (381)   $  (390)    $  (121)    $(1,934)
                                         =======    =======    =======    =======    =======     =======     =======
    Net income (loss)..................  $(6,222)   $(2,862)   $(3,066)   $(4,608)   $(2,831)    $(2,320)    $(1,934)
                                         =======    =======    =======    =======    =======     =======     =======
  Net income (loss) per share from
    continuing operations..............  $ (0.60)   $ (0.17)   $ (0.20)   $ (0.04)   $ (0.04)    $  0.01     $ (0.20)
                                         =======    =======    =======    =======    =======     =======     =======
  Net income (loss) per share..........  $ (0.96)   $ (0.44)   $ (0.42)   $ (0.49)   $ (0.32)    $ (0.26)    $ (0.20)
                                         =======    =======    =======    =======    =======     =======     =======
  Weighted average shares
    outstanding........................    6,458      6,519      7,359      9,308      8,868       8,832       9,825
                                         =======    =======    =======    =======    =======     =======     =======

Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

                                                                      December 31,
                                                  ----------------------------------------------------   September 30,
Balance sheet data                                  1995       1996       1997       1998       1999              2000
----------------------------------------------------------------------------------------------------------------------
                                                                   (in thousands, except percentages)
  Cash and cash equivalents.....................  $   876    $   465    $ 1,651    $ 3,024    $ 3,293       $ 8,180
  Working capital (deficit).....................      (67)        44     (1,533)    (4,178)    (8,823)       (3,133)
  Total assets..................................    3,479      3,158     18,180     18,045     30,033        35,563
  Long-term debt, less current portion..........       --      2,471      6,168      6,096     10,099        17,029
  Common stock subject to repurchase............       --         --         --         --      5,100         5,109
  Total stockholders' equity (deficit)..........      681     (1,682)     4,521      1,524     (1,145)       (2,237)

Operating data
----------------------------------------------------------------------------------------------------------------------
  Commercial health plan covered lives..........       55         76      1,417      2,803      3,272         3,585
  Employer covered lives, primarily employee
    assistance programs.........................       25         25        793        478      2,107         2,613
  Public sector covered lives...................       --         --         --         --      1,200         1,660
                                                  -------    -------    -------    -------    -------       -------
    Total covered lives.........................       80        101      2,210      3,281      6,579         7,858
                                                  =======    =======    =======    =======    =======       =======
  % growth from previous year...................       --         26%     2,088%        49%       101%           19%

  EBITDA for the year ended.....................  $(2,249)   $  (925)   $  (340)   $ 1,828    $ 1,788

We determine the number of our covered lives based upon numbers reported to us by our clients or, in the case of some public sector clients, made publicly available. Some clients report to us a number of employees participating in our programs and we multiply that number by a factor, intended to account for the number of dependents, to estimate the number of our covered lives for these clients.

EBITDA represents income (loss) from continuing operations before interest expense, minority interest, other income, income taxes and depreciation and amortization. Although you should not consider EBITDA in isolation or as a substitute for net income (loss), operating cash flows or other cash flows statement data determined in accordance with accounting principles generally accepted in the United States, we understand that EBITDA is commonly used to evaluate a company's financial performance, especially in evaluating healthcare companies.

--------------------------------------------------------------------------------

Risk factors

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND/OR RESULTS OF OPERATIONS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

We have a history of net losses.

We have incurred net losses in each year since our inception. For the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000, our net losses were $3.1 million, $4.6 million, $2.8 million and $1.9 million. As of September 30, 2000, our accumulated deficit was $25.5 million.

Three of our clients account for a substantial percentage of our business, and the loss of any of these clients could adversely impact our business.

We derived approximately 81% of our revenues for the year ended December 31, 1999 and 60% of our revenues for the nine months ended September 30, 2000 from three clients, Coventry Health Care, Inc., Humana Health Plans of Puerto
Rico, Inc. and Priority Health. Coventry accounted for 41% and 24%, Humana for 27% and 26%, and Priority for 13% and 10% of our revenues for the year ended December 31, 1999 and the nine months ended September 30, 2000. Our contract with Coventry can be terminated by Coventry only for cause prior to September 2002. After September 2002, Coventry can terminate its contract with us for any reason upon notice and, in some cases, upon payment of a termination fee. Our contracts with Humana and Priority expire in May 2001 and December 2001 and can be terminated earlier only for cause. We entered into the contract with Priority with the expectation that we would help Priority establish its own managed behavioral healthcare operations during the three-year initial term. As a result, we are not certain whether Priority will seek to renew this contract in its present form, a modified form or at all. The loss of any of these three clients could have a material adverse effect on us. For a discussion of some past contractual disputes between Coventry and us, see "Business--Legal proceedings."

We realize most of our revenues from contracts under which we assume significant financial risks.

Revenues under at-risk contracts with commercial health plans accounted for approximately 83% of our revenues for the year ended December 31, 1999 and 71% of our revenues for the nine months ended September 30, 2000, relating to approximately 19% of our covered lives in both periods. Under an at-risk contract, we assume all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare services to a specified member population in exchange, generally, for a fixed fee per member per month. For these contracts to be profitable, we must accurately estimate the rate of utilization of the covered services by the members and control the unit cost of these services. If the total costs of treatment services provided to members and related administrative services in a particular period exceeds the total per member per month fees received by us for those members for that period, we will incur a loss as to those members for that period. We cannot assure:

- that our assumptions as to service utilization rates and costs will accurately and adequately reflect actual utilization rates and costs; or

--------------------------------------------------------------------------------
8

Risk factors
--------------------------------------------------------------------------------

- that increases in the costs of providing behavioral healthcare services, or higher-than-anticipated utilization rates, significant aspects of which we do not control, will not result in our expenses related to at-risk contracts exceeding our revenues from those contracts.

A number of managed healthcare companies have experienced significant losses in connection with at-risk contracts in the past.

Our consolidated financial statements reflect estimates of incurred but not reported medical and clinical expenses, which we may underestimate.

Our medical and clinical expenses include estimates of medical and clinical expenses incurred by our members but not yet reported to us. Our internal accounting staff uses financial models developed by actuaries to make these estimates based on a number of factors, including our prior claims experience and pre-authorizations of treatment, but we do not maintain our own actuarial staff. Adjustments, if necessary, are made to medical and clinical expenses in the period the actual claims costs are ultimately determined. In 1999, we recognized $966,000 in additional medical claims expense as a result of the actual claims for 1998 exceeding our estimates for those claims at December 31, 1998. In 2000, we recognized $320,000 in additional medical claims expense as a result of the actual claims for 1999 exceeding our estimates for those claims at December 31, 1999. We cannot assure that actual medical and clinical claims costs in future periods will not exceed our estimates. If these costs exceed our estimates, our profitability in future periods will be reduced.

We operate in a highly competitive industry and two of our competitors are large, well established companies with substantial market share.

The managed behavioral healthcare industry is highly competitive. Many of our competitors have greater financial, marketing and other resources and offer a broader range of services than we do. According to OPEN MINDS, a leading industry publication, two of our competitors, Magellan Health Services, Inc. and ValueOptions Inc., accounted for 33% and 11% of the market for managed behavioral healthcare services at July 2000. We also face competition from large insurance companies, HMOs, preferred provider organizations, third party administrators, provider groups and other managed care companies, and may encounter competition from new market entrants. The enactment of any industry accreditation standards that we do not meet could increase our costs and restrict our ability to compete. In addition, our three largest clients and many of our other clients are managed healthcare companies that may decide to provide managed behavioral healthcare services directly to their members in the future, rather than contracting with us for these services.

Most of our contracts with clients are short term in nature and may be terminated without cause.

Our contracts with clients generally provide for initial terms of one to three years. After the initial term, many of these contracts are terminable without cause by the client upon notice, typically between 60 and 120 days. The termination of, or our inability to renew or extend, contracts with our clients could adversely affect us. In addition, price competition in bidding for contracts may significantly adversely affect our financial terms in new or renegotiated contracts.

We depend on our ability to retain and expand our network of contracting providers and on our fee arrangements with those providers.

In order to grow, we must retain our existing contracting providers and attract additional contracting providers. Typically, our contracts with hospitals and other facility providers are terminable without cause by either party upon 90 days' notice, and our contracts with psychiatrists, psychologists, social

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

workers and other third party providers are terminable without cause by either party after the first year upon 90 days' notice. The loss of contracting providers or our inability to retain or improve our price concessions from contracting providers could have an adverse effect on us.

We have realized a significant portion of our historical growth through acquisitions and intend to pursue additional acquisitions, but cannot assure that future acquisitions will yield the anticipated benefits.

We intend to pursue additional opportunities to expand our business through acquisitions. Our acquisition strategy involves numerous risks, including:

-   the inability to successfully identify appropriate acquisition candidates;

- the inability to successfully complete acquisitions or integrate acquired businesses;

- the inability to attract and retain the personnel or obtain the financial and other resources necessary to successfully operate acquired businesses and assets;

- adverse effects on our operating results from amortization of the intangible assets acquired; and

-   unanticipated liabilities and expenses.

We may not realize the benefits or strategic objectives anticipated for an acquisition, which could significantly underperform our expectations. Our acquisition strategy has placed, and is likely to continue to place, significant demands on our financial, operational and management resources.

We have made significant investments to build our capacity to market to and service the large employer market.

We cannot assure that our recent significant investments to expand our capacity and infrastructure to allow us to market and provide managed behavioral healthcare services to large employers will yield the anticipated benefits in this new market for us.

Our rapid growth and expansion may continue to significantly strain our resources.

As our business has developed and expanded, we have had to hire additional employees and implement and maintain enhanced operational systems and financial controls. This has placed significant strain on our resources. If we are unable to hire more employees, maintain existing systems and controls or acquire and maintain new systems and controls, we may be unable to implement our growth strategy successfully and manage our expanded operations effectively and profitably.

Our annual and quarterly operating results are subject to fluctuation.

Our annual and quarterly operating results may fluctuate as a result of a variety of factors, including:

-   the loss or addition of clients;

-   the type of contractual payment arrangements we have with our clients;

-   the addition of new services;

-   changes in healthcare reimbursement policies;

-   increases in operating expenses;

-   increases in selling, general and administrative expenses;

-   increased competition;

-   the impact of acquisitions;

--------------------------------------------------------------------------------
10

Risk factors
--------------------------------------------------------------------------------

- charges to earnings resulting from adjustments to estimates of medical or clinical expenses, impairment of intangible assets, litigation or other factors;

-   regulatory changes; and

-   conditions in the healthcare industry.

Demand for behavioral healthcare services historically increases during the first calendar quarter and decreases during the third calendar quarter. The seasonal variability of demand for behavioral healthcare services significantly affects, and we believe will continue to affect, our quarterly operating results.

We depend on a limited number of consulting firms for access to large employer clients.

Many large national employers rely on outside consulting firms to recommend healthcare programs like the ones we offer. Since a small number of these consulting firms service the majority of the market, our ability to gain access to this market depends on our ability to establish and maintain good relations with these consulting firms.

We may need additional financing, which might not be available.

We may require additional funds for acquisitions, expansion of our business or other activities relating to the successful implementation of our business model. Our external sources of funding may not be sufficient to cover our costs of acquisitions or expansion, and we may not be able to obtain additional funds on acceptable terms, if at all.

We depend on principal members of our management and other key employees, the loss of whom would adversely impact us.

Our success depends on the principal members of our management, including Kenneth A. Kessler, MD, our Chairman and Chief Executive Officer, and Paul D. Barnes, PhD, our President and Chief Operating Officer. In addition, our successful expansion into the large employer market is dependent, to a significant degree, on two senior sales executives, Richard Kodora and Terah Cochrane, who were hired in early 2000 to pursue that market. The loss of the services of one or more of the principal members of our management or these other key employees could have a material adverse impact on us. We have employment and/or non-competition agreements with some of these persons. Please see "Management--Employment agreements."

We depend on our information systems and software to operate our business.

We depend on our information systems and software for all of our principal operating functions, including claims authorization and payment, client and management reporting and billing. These systems and software can suffer unexpected interruptions from various events, including hardware failures, program modifications and power failures, that may compromise data and affect the systems' performance of critical functions. Much of the key software we rely upon for our operations has been specially designed for our use, which may lead us to experience problems and difficulties not experienced by users of commercially available software. Any failure or interruption of service of these systems or software could adversely affect us.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

The acceleration of amortization or write-off of our intangible assets could adversely affect our results of operations.

As of September 30, 2000, we had net unamortized intangible assets of approximately $17.8 million, which constituted 50% of our total assets. These intangible assets include goodwill of approximately $16.5 million, which we amortize over 20 to 25 years. We periodically evaluate the rate of amortization of our intangible assets based on a number of factors, including the prospects of the acquired companies to which the goodwill relates, and whether changed circumstances indicate that all or a portion of the carrying value of our intangible assets may no longer be recoverable. Any determination requiring the significant acceleration of amortization, or the write-off of a significant portion of the unamortized portion, of our intangible assets could adversely affect our results of operations.

We may be adversely affected by legal proceedings.

From time to time, we and our third party providers may become involved in legal proceedings.

The New York State Attorney General's Office initiated an investigation in 1998 of our Medicaid billing processes for a program that we have since discontinued. In May 1999, the Attorney General's Office requested repayment by us of approximately $750,000, plus interest of approximately $175,000, for amounts dating back to 1996 that New York State asserts were improperly charged by us. We are currently negotiating with New York State representatives in an effort to reach a settlement.

We are also a party to other legal proceedings arising out of the conduct of our business. We cannot assure that the claim of the New York Attorney General's Office or other claims or proceedings that we may become involved in will not materially adversely affect our ability to conduct our business or that we will not become subject to lawsuits arising from the provision of, or failure to provide, medical services by our contracting providers or our failure to authorize medical services. See "Business--Legal proceedings."

We maintain professional and general liability insurance and other coverage that we deem necessary. However, certain types of risks and liabilities are not covered by our insurance, and we cannot assure that the limits of coverage in the insurance we do have will be adequate to cover our losses in all instances.

We face various restrictions under state and federal laws, which may change and adversely affect us.

Our industry faces extensive and changing state and federal regulation. State laws that may affect us include licensure requirements for, and the regulation of, insurance and healthcare companies and restrictions on business corporations practicing medicine or exercising undue influence over, or sharing fees with, physicians and other healthcare professionals. Federal laws that may affect us include restrictions on disclosure of patient health information, requirements for participation in federally funded healthcare programs and requirements for providing services to employee benefit plans. A number of proposals for healthcare reform have been made at the federal and state levels, including proposals to provide greater government control of healthcare spending, reduce fraud and abuse, broaden access to healthcare services and change the operating environment for healthcare providers and payors. The enactment of new legislation, or changes in existing laws or in their interpretation or enforcement, could require significant changes in our business operations, delay expansion of our business or require us to forego business opportunities, any of which could have a material adverse effect on us.

--------------------------------------------------------------------------------
12

Risk factors
--------------------------------------------------------------------------------

State and federal laws that protect patient health information may increase our costs and limit our right to collect and use that information.

Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA, and related rules. Further, the U.S. Congress has been considering proposed legislation that would establish new federal standards for protection of personal information, such as medical information maintained and transmitted over the Internet, and the Federal Trade Commission has announced that it will also investigate Internet privacy issues. As part of our claims administration, utilization management and employee assistance program services, we collect and maintain patient-identifiable health information. Failure to comply with existing or new laws or regulations, or incurring the costs necessary to comply with any new laws or regulations, as to the collection, dissemination, use and confidentiality of patient health information could have a material adverse effect on us.

Some states require companies that assume financial risk for healthcare costs to obtain licenses that can be costly and restrictive.

In some states, regulators require licenses for companies that assume financial risk under contracts with licensed insurance companies or health maintenance organizations. We have sought to avoid these types of arrangements in those states, rather than obtain the required licenses. Currently, we are seeking to enter into a non-risk administrative services only arrangement with a union in one state where we have become aware that impermissible risk-sharing by us with the union may exist because we are not licensed as an insurer. If a regulator in a state determines that we have entered into an impermissible arrangement, we could face fines or other penalties as a result of that arrangement. We cannot assure that states in which we assume risk that do not currently require licensure will not change their requirements and oblige us to become licensed or change the nature of our arrangements with our clients. Once licensed, in addition to annual fees, generally we would be required to maintain minimum levels of deposits, net worth, capital and surplus or reserves, and our right to pay dividends, make investments and repay indebtedness would be limited. If we are unable to raise any capital required in a state, our ability to maintain or expand our at-risk business in that state would be impaired.

Recent types of legislation may make it harder to control our costs.

Emerging state and federal parity legislation, which requires comparable coverage for mental healthcare and other healthcare benefits, may limit our ability to control costs under our at-risk contracts. In addition, certain states have adopted or are considering any willing provider or patient protection access laws, which require various healthcare organizations to contract with or pay for the services of any healthcare provider willing to meet the terms of the organization's contracts. The potential expansion of our provider network as a result of these laws could also adversely affect our ability to control costs.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Our contracts with government agencies have a complex procurement process, may be terminated at the convenience of the agencies, are subject to the availability of government funding and require us to comply with governmental regulations and policies.

We currently have three contracts for public sector programs and intend to pursue additional public sector administrative services only contracts. Contracts with governmental agencies are obtained primarily through a competitive bidding process which often is time consuming and complex and typically may be modified or terminated for the convenience of the government agency at any time. New or renewed contracts with governmental agencies are dependent upon the availability of government funding. Further, contracting with government agencies requires that we comply with various governmental regulations and policies; failure to comply could result in our being barred from obtaining future contracts with the applicable agency.

We may not be able to negotiate favorable contracts with clients due to pricing pressures in the healthcare industry.

Recently, together with our competitors, we have experienced pricing pressures in negotiating contracts with HMOs and governmental agencies. Employer groups are also increasingly negotiating reductions in the rate of growth of premiums for their employees' health benefits, while demanding higher accountability for measurable accessibility, quality and service. If these trends continue, the cost of providing behavioral health care services could increase with the level of reimbursement increasing at a lower rate, or decreasing.

If our clients do not maintain the number of members for which we receive payment, our revenues may decline and our business may suffer.

Our fees under many of our commercial health plan and employer client contracts are calculated on a per member per month basis. For these contracts, we rely on our clients' ability to maintain the number of members for which we receive payment. If our commercial health plan clients do not maintain enrollment of members or if our employer clients do not sustain their current workforce, our revenues may decline and our business may suffer.

We have been making significant investments in the development of technology-based services and operational enhancements.

We recently have made significant investments in developing technology-based services and product offerings and operational enhancements, which we cannot assure will yield the anticipated benefits.

RISKS RELATED TO THIS OFFERING

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their affiliates will
beneficially own, in the aggregate, approximately       % of our outstanding
common stock, or       % if the underwriters' over-allotment option is exercised
in full. As a result, these persons, acting together, may have the

--------------------------------------------------------------------------------
14

Risk factors
--------------------------------------------------------------------------------

ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors, mergers, consolidations or the sale of our assets. In addition, these persons, acting together, may have the ability to control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

-   delaying, deferring or preventing a change in control;

-   impeding a merger, consolidation, takeover or other business combination; or

- discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

Please see "Principal stockholders" for additional information on the concentration of ownership of our common stock.

Anti-takeover provisions in our charter documents and Delaware law could make our acquisition by a third-party difficult.

The anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us without approval of our board of directors. As a result of these provisions, we could delay, deter or prevent a takeover attempt or third party acquisition that our stockholders consider to be in their best interests, including a takeover attempt at a premium over the market price for the shares held by our stockholders. Please see "Description of securities" for more information on these anti-takeover provisions.

There may not be an active, liquid trading market for our common stock.

We cannot provide assurance that an active trading market will develop for our common stock following this offering. The absence of an active trading market would adversely affect the price of our common stock and the ability of our stockholders to sell shares of our stock quickly. The initial public offering price was determined by negotiations between us and the representatives of the underwriters based upon a number of factors and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

Our stock price could be volatile and your investment could suffer a decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

-   actual or anticipated variations in quarterly operating results;

-   innovations by us or our competitors;

-   new products or services introduced or announced by us or our competitors;

-   changes in financial estimates by securities analysts;

-   contract acquisitions, renewals, expirations or terminations;

- conditions or trends in the managed healthcare or managed behavioral healthcare industries;

- significant acquisitions, strategic partnerships, joint ventures or capital commitments;

-   additions or departures of key personnel; and

-   sales of our common stock.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

In addition, the stock market in general, and the Nasdaq National Market and the market for managed healthcare companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies involved. These broad market and industry factors may negatively impact the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

We may invest or spend the proceeds of this offering in ways with which you may not agree.

We intend to use a majority of the proceeds from this offering to repay debt and for general corporate purposes, including possible acquisitions. Because of the number and variability of factors that determine this use, the uses may vary substantially from those currently planned. Accordingly, we have broad discretion over the use of proceeds and we may invest or spend the proceeds of this offering in ways with which you may not agree.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. Please see "Shares eligible for future sale" for a description of the number of shares that may be sold by existing stockholders in the future, the possible timing of these sales and registration rights relating to these shares.

We have a negative net tangible book value, and you will experience immediate and substantial dilution.

We currently have a negative net tangible book value. If you purchase shares of our common stock in this offering, you will incur immediate and substantial
dilution of approximately $      in the pro forma net tangible book value per
share of your common stock from the price per share that you pay for the common stock. If the holders of outstanding options or warrants exercise those options or warrants at prices below the initial public offering price, you will experience further dilution. Please see "Dilution" for further information.

Because we do not expect to pay dividends, you will benefit from holding our stock only if the stock price appreciates.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. The Board of Directors has broad discretion to pay future dividends. Because we do not expect to pay dividends, you will benefit from holding our stock only if the stock price appreciates.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------

Forward-looking information

This prospectus contains forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "should," "plan," "potential," "anticipate," "predict," "intend," "expect" and similar expressions or the negative of these terms identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in any such forward-looking statements are reasonable, these plans, intentions or expectations may not ultimately be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading "Risk factors" and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that we will receive net proceeds of approximately $      million
from our sale of the shares of common stock in this offering, assuming an
initial public offering price of $      per share and after deducting the
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we
estimate that the net proceeds will be approximately $      million.

We currently intend to use the net proceeds:

-   to repay our outstanding revolving and term bank debt of approximately
    $13.6 million, which currently bears interest at approximately 10.5% per year and expires December 2003, and our outstanding subordinated debt of approximately $7.5 million, which bears interest at a stated rate of 15% per year, was incurred in September 2000 to fund expansion of our information systems infrastructure and expires June 2004; and

- for general corporate purposes, including possible acquisitions, to which we have not yet specifically allocated funds. We have not entered into any agreements or letters of intent for any future acquisitions.

The timing and amount of our actual expenditures will be based on many factors, including our cash flows from operations and the growth of our business. Until we use the net proceeds, we intend to invest the funds in short-term, investment grade, interest-bearing securities or money market funds.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support our operations and finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors our board of directors may deem relevant.

--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our actual capitalization as of September 30, 2000.

It also sets forth our capitalization on a pro forma basis giving effect to the following events that will automatically occur upon the sale of the shares of common stock in this offering:

- the reclassification to permanent equity of shares of our outstanding class A common stock subject to repurchase; and

- the conversion of the 9,568,401 shares of our preferred stock and 13,876,219 shares of our class A common stock outstanding into 9,568,401 shares and 13,876,219 shares of our common stock, without classification.

It also sets forth our capitalization on a pro forma as adjusted basis giving effect to:

-   the receipt of the estimated net proceeds from the sale of shares of common stock offered by this prospectus at an assumed initial
    public offering price of $      per share.

                                                                      As of September 30, 2000
                                                                                             Pro forma
                                                               Actual       Pro forma      as adjusted
------------------------------------------------------------------------------------------------------
                                                                (in millions, except share amounts)
Long term debt, net of current portion.                       $   17.0
Class A common stock subject to repurchase, 1,811,403 shares issued and outstanding actual, no shares issued and
  outstanding pro forma and pro forma as adjusted...........     5.1
Shareholders' equity (deficit):
  Series I convertible preferred stock, $.001 par value,
    8,227,050 shares authorized, 7,067,514 issued actual, no
    shares issued and outstanding pro forma and pro forma as
    adjusted................................................      --
  Series II convertible preferred stock, $.001 par value,
    2,600,000 shares authorized, 2,500,887 issued and
    outstanding actual, no shares issued and outstanding pro
    forma and pro forma as adjusted.........................      --
  Series A preferred stock, $.001 par value, 1 share
    authorized; no shares issued and outstanding actual, pro
    forma and pro forma as adjusted.........................      --
  Preferred stock, $.001 par value, 5,000,000 shares
    authorized, issued and outstanding actual; no shares
    issued and outstanding pro forma and pro forma as
    adjusted.                                                     --
  Class A common stock, $.001 par value, 37,500,000 shares
    authorized; 12,866,135 issued actual, no shares issued
    and outstanding pro forma and pro forma as adjusted.....      --
  Class B common stock, $.001 par value, 2,000,000 shares
    authorized; no shares issued and outstanding actual, pro
    forma and pro forma as adjusted.........................      --
  Common stock, $.001 par value, no shares issued and
    outstanding actual, 75,000,000 shares authorized pro
    forma issued and outstanding pro forma and
    issued and outstanding pro forma as adjusted............      --
  Additional paid-in capital................................    25.7
  Accumulated deficit.......................................   (25.5)
  Unearned compensation.....................................    (0.1)
  Note receivable for purchase of common stock..............    (1.0)
  Common stock held in treasury, at cost, 801,319 shares
    actual,        pro forma and        pro forma as
    adjusted................................................    (1.3)
                                                               -----          -----           -----
  Total shareholders' equity (deficit)......................    (2.2)
                                                               -----          -----           -----
  Total capitalization......................................   $19.9
                                                               =====          =====           =====

The table above does not include the following:

- 2,577,954 shares of common stock issuable upon exercise of options outstanding as of December 31, 2000, which have a weighted average exercise price of $2.19 per share;

- 2,831,851 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 2000, which have a weighted average exercise price of $0.62 per share; and

- 674,056 additional shares available for future grant under our stock option plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our pro forma net tangible book value (deficit) as of September 30, 2000 was approximately $(15.5) million, or $(0.66) per share, based on the pro forma number of shares outstanding as of September 30, 2000 of 23,444,620, calculated, after giving effect to the conversion of the 9,568,401 shares of our preferred stock and 13,876,219 shares of our class A common stock outstanding into 9,568,401 shares and 13,876,219 shares of our common stock, without classification. Our pro forma net tangible book value per share is equal to the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2000, after giving effect to those conversions and the reverse stock split.

After giving effect to our sale of    shares of common stock offered by this
prospectus and after deducting the underwriting discount and estimated offering
expenses, our pro forma net tangible book value will increase to $      per
share and will result in an immediate dilution in pro forma net tangible book
value of $      per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Historical net tangible book value (deficit) per share as
    of September 30, 2000...................................   $(1.12)
  Increase attributable to conversion of preferred stock....     0.46
                                                               ------
Pro forma net tangible book value (deficit) per share as of
  September 30, 2000........................................    (0.66)
Increase attributable to the offering.......................
Pro forma as adjusted net tangible book value per share.....
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

The following table summarizes, on a pro forma basis as of September 30, 2000, the total number of shares of common stock purchased from us and the total consideration and average price per share paid by existing stockholders and by new investors, after giving effect to the preferred stock and class A common stock conversions, the reverse stock split and this offering:

                                           Shares Purchased       Total consideration     Average Price
                                          Number      Percent      Amount      Percent        per share
-------------------------------------------------------------------------------------------------------
Existing stockholders.................  23,444,620         %     $7,874,335         %         $0.34
New investors.........................                     %                        %
                                        ----------      ---      ----------      ---          -----
  Total...............................                     %     $                  %         $
                                        ==========      ===      ==========      ===          =====

--------------------------------------------------------------------------------
20

Dilution
--------------------------------------------------------------------------------

The tables and calculations above assume no exercise of the outstanding options or warrants described below:

- 2,577,954 shares of common stock issuable upon exercise of outstanding options, which have a weighted average exercise price of $2.19 per share

- 2,831,851 shares of common stock issuable upon exercise of outstanding warrants, which have a weighted average exercise price of $0.62 per share; and

- 674,056 additional shares available for future grant under our stock option plan.

To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--Employee benefit plans" for further information regarding our stock option plan.

If the underwriters exercise their over-allotment option in full, the following will occur:

-   the percentage of shares of our common stock held by existing stockholders
    will decrease to approximately       % of the total number of shares of our
    common stock outstanding after this offering;

-   the number of shares of our common stock held by new investors will increase
    to              , or approximately   % of the total number of shares of our
    common stock outstanding after this offering; and

-   our pro forma net tangible book value will be $      per share, representing
    an increase of $      per share to existing stockholders and dilution of
    $      per share to new investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data

The following selected consolidated financial data should be read with the consolidated financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998 and 1999, are derived from our audited consolidated financial statements, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1995, 1996, and 1997 are derived from unaudited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data at September 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited financial information. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                         Nine months
                                                                                                            ended
                                                            Year ended December 31,                     September 30,
                                              ----------------------------------------------------   -------------------
Statement of operations data                    1995       1996       1997       1998       1999       1999       2000
------------------------------------------------------------------------------------------------------------------------
                                                                (in thousands, except per share data)
  Commercial health plan revenue............  $ 1,623    $ 2,597    $ 9,983    $28,199    $47,481    $33,937    $46,351
  Employer revenue..........................      177        403      1,277      3,345      6,328      2,458     14,060
  Public sector revenue.....................       --         --         --         --      1,609        926      2,626
  Net patient revenue.......................    4,463         --         --         --         --         --         --
                                              -------    -------    -------    -------    -------    -------    -------
    Total revenues..........................    6,263      3,000     11,260     31,544     55,418     37,321     63,037

  Direct service expense....................    5,691      2,865      8,756     24,045     45,388     29,371     54,259
  General and administrative expense........    2,821      1,060      2,844      5,671      8,242      5,699      6,571
  Depreciation and amortization.............    2,219         62        434      1,373      1,942      1,227      2,571
                                              -------    -------    -------    -------    -------    -------    -------
    Total operating expenses................   10,731      3,987     12,034     31,089     55,572     36,297     63,401
                                              -------    -------    -------    -------    -------    -------    -------
    Operating income (loss).................   (4,468)      (987)      (774)       455       (154)     1,024       (364)
  Other income..............................       --         --         --        904      1,268         --         --
  Interest and other expense................     (225)       (89)      (723)    (1,733)    (1,331)      (903)    (1,407)
  Minority interest.........................      838         --         38         68         --         --         --
  Provision for income tax expense..........       --         --          9         75        173         --        163
                                              -------    -------    -------    -------    -------    -------    -------
    Income (loss) from continuing
      operations............................   (3,855)    (1,076)    (1,468)      (381)      (390)       121     (1,934)
  Discontinued operations...................   (2,367)    (1,786)    (1,598)    (2,948)    (2,031)    (2,031)        --
  Extraordinary loss on early
    extinguishment..........................       --         --         --     (1,279)        --         --         --
  Cumulative effect of an accounting
    change..................................       --         --         --         --       (410)      (410)        --
                                              -------    -------    -------    -------    -------    -------    -------
    Net income (loss).......................  $(6,222)   $(2,862)   $(3,066)   $(4,608)   $(2,831)   $(2,320)   $(1,934)
                                              =======    =======    =======    =======    =======    =======    =======
  Net income (loss) per share from
    continuing operations...................  $ (0.60)   $ (0.17)   $ (0.20)   $ (0.04)   $ (0.04)   $  0.01    $ (0.20)
                                              =======    =======    =======    =======    =======    =======    =======
  Net income (loss) per share...............  $ (0.96)   $ (0.44)   $ (0.42)   $ (0.49)   $ (0.32)   $ (0.26)   $ (0.20)
                                              =======    =======    =======    =======    =======    =======    =======
  Weighted average shares outstanding.......    6,458      6,519      7,359      9,308      8,868      8,832      9,825
                                              =======    =======    =======    =======    =======    =======    =======

Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

--------------------------------------------------------------------------------
22

Selected consolidated financial data
--------------------------------------------------------------------------------

                                                                     December 31,
                                                 ----------------------------------------------------   September 30,
Balance sheet data                                 1995       1996       1997       1998       1999          2000
----------------------------------------------------------------------------------------------------------------------
                                                                  (in thousands, except percentages)
  Cash and cash equivalents....................  $   876    $   465    $ 1,651    $ 3,024    $ 3,293       $ 8,180
  Working capital (deficit)....................      (67)        44     (1,533)    (4,178)    (8,823)       (3,133)
  Total assets.................................    3,479      3,158     18,180     18,045     30,033        35,563
  Long-term debt, less current portion.........       --      2,471      6,168      6,096     10,099        17,029
  Common stock subject to repurchase...........       --         --         --         --      5,100         5,109
  Total stockholders' equity (deficit).........      681     (1,682)     4,521      1,524     (1,145)       (2,237)

Operating data
----------------------------------------------------------------------------------------------------------------------
  Commercial health plan covered lives.........       55         76      1,417      2,803      3,272         3,585
  Employer covered lives, primarily employee
    assistance programs........................       25         25        793        478      2,107         2,613
  Public sector covered lives..................       --         --         --         --      1,200         1,660
                                                 -------    -------    -------    -------    -------       -------
    Total covered lives........................       80        101      2,210      3,281      6,579         7,858
                                                 =======    =======    =======    =======    =======       =======
  % growth from previous year..................       --         26%     2,088%        49%       101%           19%

  EBITDA for the year ended....................  $(2,249)   $  (925)   $  (340)   $ 1,828    $ 1,788

We determine the number of our covered lives based upon numbers reported to us by our clients or, in the case of some public sector clients, made publicly available. Some clients report to us a number of employees participating in our programs and we multiply that number by a factor, intended to account for the number of dependents, to estimate the number of our covered lives for these clients.

EBITDA represents income (loss) from continuing operations before interest expense, minority interest, other income, income taxes and depreciation and amortization. Although you should not consider EBITDA in isolation or as a substitute for net income (loss), operating cash flows or other cash flows statement data determined in accordance with accounting principles generally accepted in the United States, management understands that EBITDA is commonly used to evaluate a company's financial performance, especially in evaluating healthcare companies.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, INCLUDING THOSE DESCRIBED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS.

OVERVIEW

General

We manage the delivery of behavioral healthcare services, which consist of mental health services and substance abuse treatment. The managed behavioral healthcare services we perform include supplying and maintaining a provider network, patient eligibility verification, patient assessment and referral, case management, claims processing and payment and management reporting. We provide these services for commercial health plans, employers and public sector programs. Our provider network consists of psychiatrists, psychologists, licensed clinical social workers, other third party providers and hospitals that we directly or indirectly contract with to provide the necessary treatment. We also offer employee assistance programs, which typically provide assessment and referral services to assist employees and their dependents in identifying and addressing potential mental health and substance abuse problems.

We have two general types of payment arrangements for our services:

- an at-risk arrangement, in which we assume financial responsibility for all costs of treatment and administrative and management services, regardless of the amount of those costs, in return for an all-inclusive fixed fee, calculated on a per member per month basis; and

- an administrative services only arrangement, in which we agree to provide only administrative and management services in return for a fixed fee, calculated on an annual or per member per month basis, and our clients retain financial responsibility for all costs of treatment and other behavioral healthcare services.

We were founded in 1992 as a provider of direct patient care through partial hospitalization programs, a type of day treatment program for patients who require intensive, but not 24-hour, behavioral healthcare. In 1995, we expanded our business strategy to include managing the delivery of behavioral healthcare services. During 1997, we changed our business strategy to make managed behavioral healthcare our core business and started divesting our partial hospitalization program business. As a result, our financial statements and the discussion below treat the partial hospitalization program business as a discontinued operation. By December 31, 1999, we had sold or closed all of our partial hospitalization operations.

Acquisition history

Consistent with our current business strategy, we have made the following acquisitions:

- In July 1995, we acquired CH/ECP Systems, Inc., which provided managed behavioral healthcare services in the commercial health plan market, primarily in New York. This acquisition marked our

--------------------------------------------------------------------------------
24

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

   entry into this market and increased the number of our covered lives by approximately 80,000 and our annual revenues by approximately $1.5 million. The purchase price was $1.0 million in cash, which we financed primarily through the issuance and sale of our common stock;

- In September 1997, we acquired Principal Behavioral Health Care, Inc., which provided managed behavioral healthcare services in multiple markets in the United States. We acquired that company from Principal Health Care, Inc., a provider of health insurance and managed healthcare services, and they entered into a long-term at-risk managed behavioral healthcare contract with us. In April 1998, Principal Health Care combined various health plan operations with Coventry Health Care, Inc., which succeeded Principal Health Care under the contract. As a result of the contract, Coventry is one of our three largest clients. The acquisition increased the number of our covered lives by approximately 2.1 million and our annual revenues by approximately $23.8 million. The purchase price consisted of $7.0 million in cash, which we financed through the incurrence of debt, and approximately 2.7 million shares of our common stock; and

- In October 1999, we acquired Vydas Resources, Inc., which operated employee assistance and other programs for corporate clients, primarily in Montana, Utah, Idaho, Washington, South Dakota and North Dakota. The acquisition increased the number of our covered lives by approximately 1.1 million and our annual revenues by approximately $14.8 million. The purchase price consisted of $6.5 million in cash, which we financed through borrowings under our revolving line of credit, and approximately 1.8 million shares of our common stock.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

General

                                                                                                             Nine months
                                                                       Year ended                               ended
                                                                      December 31,                          September 30,
                                                          ------------------------------------         -----------------------
                                                            1997          1998          1999             1999           2000
------------------------------------------------------------------------------------------------------------------------------
Commercial health plan revenue......................         89 %          89 %          86 %             91 %           74 %
Employer revenue....................................         11            11            11                7             22
Public sector revenue...............................          -             -             3                2              4
                                                            ---           ---           ---              ---            ---
 Total revenues.....................................        100           100           100              100            100
                                                            ---           ---           ---              ---            ---

Direct service expense..............................         78            77            82               79             86
General and administrative expense..................         25            18            15               15             11
Depreciation and amortization.......................          4             4             3                3              4
                                                            ---           ---           ---              ---            ---
 Total operating expenses...........................        107            99           100               97            101
                                                            ---           ---           ---              ---            ---
 Income (loss) from operations......................         (7)            1             -                3             (1)
Other income........................................          -             3             2                -              -
Interest and other expense..........................         (6)           (6)           (2)              (3)            (2)
                                                            ---           ---           ---              ---            ---
 Income (loss) before income taxes, discontinued
  operations, extraordinary items and cumulative
  effect of accounting change.......................        (13)           (2)            -                -             (3)
Provision for income tax............................          -             -             -                -              -
Discontinued operations.............................        (14)           (9)           (4)              (5)             -
Extraordinary items.................................          -            (4)            -                -              -
Cumulative effect of accounting change..............          -             -            (1)              (1)             -
                                                            ---           ---           ---              ---            ---
Net income (loss)...................................        (27)%         (15)%          (5)%             (6)%           (3)%
                                                            ===           ===           ===              ===            ===

We generate our revenues from contracts with commercial health plans, employers and public sector programs. We generally enter into contracts with commercial health plans that contain both at-risk and administrative services only components and contracts with employers and public sector programs that contain administrative services only arrangements. We typically receive a fixed per member per month fee from commercial health plans and employers and a fixed annual fee from public sector programs. Historically, our services to employers had been limited primarily to employee assistance programs, rather than the managed behavioral healthcare services we typically provide to commercial health plans and public sector programs. However, in early 2000, we decided to actively pursue managed behavioral healthcare contracts with large employers and began expanding our capabilities and infrastructure to allow us to better service this market. Large employers typically enter into administrative services only arrangements, rather than at-risk arrangements.

Revenues under at-risk contracts with commercial health plans accounted for approximately 83% and 71% of our revenues for the year ended December 31, 1999 and the nine months ended September 30, 2000, and these contracts accounted for approximately 19% of our covered lives in both periods. Revenues from at-risk arrangements include payments by clients for the costs of behavioral healthcare treatment for which we are ultimately financially responsible and, accordingly, are disproportionately large compared to administrative services only arrangements, the revenues from which only include payment by clients for administrative and management services.

--------------------------------------------------------------------------------
26

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Our direct service expense generally consists of our costs for healthcare providers and facilities, including estimates for these costs under at-risk arrangements incurred but not yet reported to us, and the costs of salaries and other expenses we incur for case management, utilization management, provider network development, credentialing, quality assurance, claims administration, contract management and other service functions. We generally pay our providers and facilities on a discounted fee for service or per day basis. We estimate our expenses for incurred but not reported claims based on a number of factors, including authorization data and prior claims experience, and adjust these estimates as more information becomes available. Our costs for healthcare providers and facilities generally increase as our membership under at-risk arrangements increases, and we anticipate these costs will continue to increase as we expand that aspect of our business. Since we have a relatively centralized operating structure, we expect that the other components of our direct service expense generally will not increase as rapidly as our membership.

Our general and administrative expense consists of salaries and other expenses incurred to maintain our corporate functions, such as oversight by senior management, information systems management, sales and marketing, accounting and human resources. In 2000, we added sales force and operational personnel for our employer division and anticipate our costs in this area will increase as we continue to expand into the large employer market.

Nine months ended September 30, 1999 and 2000

Revenues

Revenues increased 69% from $37.3 million in 1999 to $63.0 million in 2000. This reflected growth of 36% in commercial health plan revenue, 472% in employer revenue and 183% in public sector revenue. Commercial health plan revenue increased from $33.9 million in 1999 to $46.3 million in 2000, primarily due to the inclusion of a full nine months of revenue in 2000 from a large commercial health plan contract that commenced in May 1999. Employer revenue increased from $2.5 million in 1999 to $14.1 million in 2000, primarily due to the Vydas acquisition. Public sector revenue increased from $900,000 in 1999 to $2.6 million in 2000, primarily due to growth under an existing contract.

Direct service expense

Direct service expense increased 85% from $29.4 million in 1999 to $54.3 million in 2000 and, as a percentage of revenues, increased from 79% in 1999 to 86% in 2000. These increases primarily resulted from higher clinical management expenses incurred in building our operations in Puerto Rico and costs associated with supporting new contracts, acquired operations and the growth under existing contracts.

General and administrative expense

General and administrative expense increased 16% from $5.7 million in 1999 to $6.6 million in 2000, primarily as a result of the expansion of our capacity to market managed behavioral health care services to large employers. As a percentage of revenues, this expense decreased from 15% in 1999 to 11% in 2000, primarily due to the capacity of our existing infrastructure to support a larger revenue base.

Depreciation and amortization expense

Depreciation and amortization expense increased 109% from $1.2 million in 1999 to $2.6 million in 2000 and, as a percentage of revenues, increased from 3% in 1999 to 4% in 2000. These increases resulted from depreciation and goodwill amortization of approximately $400,000 attributable to the

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Vydas acquisition and increased capital expenditures late in 1999, primarily relating to business expansion in Puerto Rico and the commencement of new contracts.

Interest expense

Interest expense increased 56% from $903,000 in 1999 to $1.4 million in 2000, primarily as a result of higher borrowings under our credit facility in 2000 than in 1999. As a percentage of revenues, this expense decreased from 3% in 1999 to 2% in 2000 due to higher revenues in 2000.

Other

During the nine months ended September 30, 1999, we incurred a $2.0 million loss from our discontinued operations. As we sold or closed all of these facilities prior to the end of 1999, no discontinued operations were included in our financial results in 2000.

Effective January 1, 1999, we adopted AICPA Statement of Position No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, which requires us to expense start-up costs, including organizational costs, as incurred. Upon adoption of this Statement of Position, we wrote off, as a cumulative effect of a change in accounting principle, $410,000 of previously capitalized start-up costs.

Years ended December 31, 1998 and 1999

Revenues

Revenues increased 76% from $31.5 million in 1998 to $55.4 million in 1999. This reflected growth of 68% in commercial health plan revenue, growth of 89% in employer revenue and the inception of public sector revenue. This growth primarily resulted from the inclusion in the 1999 period of $3.1 million in revenues attributable to the operations acquired in October 1999 from Vydas, $19.4 million in revenues from new contracts and $1.4 million from revenue growth under existing contracts. Commercial health plan revenue increased from $28.2 million in 1998 to $47.5 million in 1999, primarily due to a large health plan contract that commenced May 1999. Employer revenue increased from $3.3 million in 1998 to $6.3 million in 1999, primarily due to the Vydas acquisition. Public sector revenue was $1.6 million in 1999, attributable to one state administrative services only contract. We entered the public sector market in 1999 and, accordingly, had no related revenue in 1998.

Direct service expense

Direct service expense increased 89% from $24.0 million in 1998 to $45.4 million in 1999 and, as a percentage of revenues, increased from 77% in 1998 to 82% in 1999. These increases resulted from higher direct clinical management expenses attributable to start-up costs and building our infrastructure to support our increased business and an approximately
$1.0 million charge in 1999 for the amount by which actual medical expense claims under at-risk arrangements for 1998 exceeded our recorded estimates at the close of 1998.

General and administrative expense

General and administrative expense increased 64% from $5.0 million in 1998 to $8.2 million in 1999, primarily due to expansion of our information systems. As a percentage of revenues, this expense decreased from 18% in 1998 to 15% in 1999, primarily due to the capacity of our existing infrastructure to support a larger revenue base.

Depreciation and amortization expense

Depreciation and amortization expense increased 36% from $1.4 million in 1998 to $1.9 million in 1999. This increase primarily resulted from capital expenditures in early 1999 for the opening of new

--------------------------------------------------------------------------------
28

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

regional service centers and growth in our business. As a percentage of revenues, this expense remained constant at 4%.

Interest expense

Interest expense decreased 23% from $1.7 million in 1998 to $1.3 million in 1999 and, as a percentage of revenues, decreased from 5% to 2%. These decreases were due to a lower amount of debt outstanding under our credit facility in 1999 compared to 1998 and lower interest rates resulting from refinancing our bank debt.

Other

During the first quarter of 1999, we agreed to dissolve a joint venture established with the University of Texas for a prospective client contract and recorded an impairment charge of $471,000 to write off this investment at December 31, 1998. We also recorded impairment charges of $237,000 in 1998 and $61,000 in 1999 to reflect the estimated loss in value of our purchased managed care contracts due to the settlement with Coventry. See "Business--Legal proceedings."

During 1998, Coventry Health Care terminated contracts with some regional health plans to which we were providing services. As a result of these terminations, we recognized other income of $904,000 under the early termination provisions of our agreement with Coventry. We entered into agreements with some of the successor plans and, therefore, we did not experience a significant loss of revenue as a result of these cancellations. In 1999, we recognized other income of $1.3 million in connection with an arbitration proceeding relating to our contract with Coventry. See "Business--Legal proceedings."

Our discontinued partial hospitalization operations generated a loss of $2.9 million in 1998, decreasing to $2.0 million in 1999. This decreased loss resulted from the disposition of clinical facilities.

During 1998, in connection with the refinancing of our credit facilities, we incurred an extraordinary loss on the extinguishment of our previous debt of $1.5 million, including $270,000 allocated to discontinued operations.

Years ended December 31, 1997 and 1998

Revenues

Revenues increased 179% from $11.3 million in 1997 to $31.5 million in 1998. This reflected growth of 182% in commercial health plan revenue and 162% in employer revenue. This increase primarily resulted from $18.4 in revenues attributable to the operations we acquired from Principal in September 1997, $1.0 million in revenues from the award of new contracts and $800,000 in revenues from growth under existing contracts. Commercial health plan revenue increased from $10.0 million in 1997 to $28.2 million in 1998, primarily due to the Principal acquisition. Employer revenue increased from $1.3 million in 1997 to $3.3 million in 1998, primarily due to employee assistance program operations acquired from Principal.

Direct service expense

Direct service expense increased 175% from $8.8 million in 1997 to $24.0 million in 1998, primarily as a result of increased expenses attributable to the Principal acquisition. As a percentage of revenues, this expense decreased from 78% in 1997 to 76% in 1998, primarily due to our fixed costs growing at a slower rate than our revenue growth and to the positive impact on margins of the Principal acquisition.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

General and administrative expense

General and administrative expense increased 79% from $2.8 million in 1997 to $5.0 million in 1998, primarily as a result of the addition of executives to our management. As a percentage of revenues, this expense decreased from 25% in 1997 to 16% in 1998, primarily due to the capacity of our existing infrastructure to support a larger revenue base.

Depreciation and amortization expense

Depreciation and amortization expense increased 222% from $434,000 in 1997 to $1.4 million in 1998, primarily as a result of the depreciation of fixed assets and amortization of goodwill associated with the Principal acquisition. As a percentage of revenues, this expense remained constant at 4%.

Interest expense

Interest expense increased 140% from $722,000 in 1997 to $1.7 million in 1998, as a result of higher borrowings under our credit facility in 1998 compared to 1997. As a percentage of revenues, this expense remained constant at 6%.

Other

During the first quarter of 1999, we agreed to dissolve a joint venture established with the University of Texas for a prospective client contract and recorded an impairment charge of $471,000 to write off this investment at December 31, 1998. We also recorded an impairment charge of $237,000 in 1998 to reflect the estimated loss in value of our purchased managed care contracts due to the settlement with Coventry discussed below.

During 1998, we recognized other income of $904,000 resulting from the termination by Coventry Health Care of some contracts with regional health plans to which we were providing services. We entered into agreements with some of the successor plans and, therefore, we did not experience a significant loss of revenue as a result of these cancellations.

Our discontinued partial hospitalization operations generated a loss of $1.6 million in 1997 compared to $2.9 million in 1998. The increase is primarily attributable to facility closing costs of $476,000 during 1998, debt extinguishment costs of $270,000 during 1998 and higher bad debt expense in 1998 compared to 1997.

LIQUIDITY AND CAPITAL RESOURCES

We have incurred operating losses since inception and, at September 30, 2000, had an accumulated deficit of $25.5 million and a working capital deficit of $3.1 million. We have relied principally on cash flows from operating activities, private placements of equity and debt securities and bank financing to finance our operations and growth. We intend to promote profitability by expanding existing membership under current contracts, successfully negotiating additional contracts and implementing administrative cost reductions.

Cash provided by operating activities was $530,000, $3.0 million, $2.0 million, and $2.6 million for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000. The decrease in cash provided by operating activities in 1999 compared to 1998 primarily resulted from increased expenses attributable to our expanding business, the establishment of a new regional service center and information systems infrastructure costs.

Cash used in investing activities was $8.2 million, $2.3 million, $7.4 million, and $2.7 million for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000. Cash expended for acquisitions was $7.8 million, $108,000, $6.2 million and $88,000 for the years ended

--------------------------------------------------------------------------------
30

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000. Property and equipment additions were $226,000, $1.4 million, $1.3 million and $1.8 million for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000.

We entered into a credit facility with Bank of America in December 1998. This credit facility currently consists of a $10.0 million term loan and a $3.6 million revolving line of credit, including a $1.0 million letter of credit facility. Amounts outstanding under the revolving credit line bear interest at a floating commercial paper rate plus 3.75% and amounts outstanding under the term loan bear interest at a floating commercial paper rate plus 4.25%. Amounts outstanding under both the term loan and the revolving line of credit become due and payable on December 31, 2003. The credit facility restricts or prohibits us from incurring additional indebtedness, incurring liens and disposing of assets and requires us to maintain various financial ratios on an ongoing basis. Events of default under this credit facility include, in addition to customary events of default, our loss of either Coventry or Priority as a client. Our borrowings under the credit facility are secured by a lien on our equipment and assets and the facility requires that we apply portions of the proceeds from offerings of securities, including this offering, towards the repayment of amounts outstanding. As consideration for establishing this credit facility, we issued to Bank of America warrants to acquire 1,296,299 shares of our common stock. We recognized the estimated fair value of the warrants as debt discount, which we are amortizing as additional interest expense over the life of the debt. Non-compliance with certain financial covenants for two or more consecutive months may require us to grant additional warrants to Bank of America. At September 30, 2000, our borrowings under this facility were approximately
$13.6 million.

In August 2000, Kenneth A. Kessler, MD, our chairman and chief executive officer, loaned us $750,000. This loan was incurred during the negotiations of the CanPartners financing discussed below and served to increase our working capital, which had been decreased by significant capital expenditures we made in 2000. The $750,000 principal bore interest at a stated rate of 15% per year, payable monthly, in addition to a fee of $37,500 payable upon our repayment of the principal. As additional consideration for the loan, we issued Dr. Kessler warrants to purchase 75,000 shares of our common stock at $0.01 per share. We initially recorded the estimated fair market value of the warrants of $42,750 as debt discount, which we then treated as interest expense upon our repayment of the loan in September 2000.

In September 2000, we issued subordinated secured notes to CanPartners Investments IV, LLC in the aggregate principal amount of $7.5 million, for a loan of approximately $7.1 million. The $7.5 million principal bears interest at a stated rate of 15% per year, payable monthly. This debt is subordinated to the Bank of America credit facility, is secured by a second priority lien on our equipment and assets and is payable in June 2004. As additional consideration for the loan, we issued to CanPartners 750,000 shares of our common stock and waived the $3.50 exercise price per share of outstanding warrants previously issued to them to purchase an additional 273,214 shares of our common stock, which shares were then issued to CanPartners. We recognized the estimated fair market value of the shares issued and waiver of the warrant exercise price as debt discount which, together with the original issue discount, we are amortizing as additional interest expense over the life of the debt. At September 30, 2000, the full principal amount of this debt remained outstanding.

In some cases, we may be required by contract or applicable law to fund or secure reserves under our client contracts. For example, we are required to maintain a $1.0 million letter of credit under our contract with Humana Health Plans of Puerto Rico and, under our at-risk contracts covering members residing in the State of Maryland, we are required to obtain surety bonds, letters of credit or other security, which aggregated $510,000 as of January 2001.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

We believe we have sufficient available resources to meet our obligations and fund our growth strategy. We anticipate our existing cash, cash equivalents and short-term investments, together with the net proceeds from this offering and cash from operations, will be sufficient to fund our operating expenses and capital equipment requirements through at least the next 24 months, excluding any acquisitions we may make.

We expect to use proceeds from this offering to repay all outstanding borrowings under our credit facility with Bank of America and our subordinated debt to CanPartners. Following these repayments, we intend to maintain borrowing capacity under our $3.6 million revolving line of credit with Bank of America or to seek a new credit facility with Bank of America or another financial institution. Upon repayment of our subordinated debt, we will incur charges to earnings for a pre-payment penalty of $375,000 and the write-off of the then unamortized portion of the debt discount, estimated to be approximately
$1.9 million on April 1, 2001. See "Use of proceeds" for additional information regarding our use of the proceeds of this offering.

FUTURE ASSESSMENT OF RECOVERABILITY OF INTANGIBLE ASSETS

In connection with our acquisitions of Vydas and Principal, we recorded purchased managed care and employee assistance contracts and goodwill that are being amortized on a straight-line basis over their estimated useful lives. At December 31, 1999 and September 30, 2000, the unamortized portion of these intangibles was $18.6 and $17.8 million, which represented 61% and 50% of our total assets. We valued the acquired managed care and employee assistance contracts at the net present value of the estimated future cash flows from these contracts as of the date of purchase, which value we are amortizing over the approximately ten and four year lives of these contracts. Goodwill primarily represents the amounts that we paid to Vydas and Principal in excess of the fair value of the acquired tangible and separately measurable intangible net assets, which were $10.9 million and $7.7 million at the date of the acquisitions. We are amortizing these amounts over their estimated useful lives of 20 and 25 years. At December 31, 1999 and September 30, 2000, the combined unamortized portion of these amounts were $17.0 million and $16.5 million.

We periodically review the carrying value and recoverability of our unamortized goodwill and other intangible assets for impairment. If the facts and circumstances suggest that the goodwill or other intangible assets may be impaired, the carrying value will be adjusted by an immediate charge against operations in the period of the adjustment. The length of the remaining amortization period may also be shortened, which will result in an increase in the amount of amortization of the goodwill or intangible assets for the period when adjusted and for each subsequent period until fully amortized. Once adjusted, we cannot assure that there will not be further adjustments for recoverability and impairment in future periods. In determining the existence of an impairment, we believe the most significant factor to be changes in forecasted operating results that may indicate that future cash flows will not be sufficient to recover the recorded intangible asset values.

During 1998 and 1999, we recorded impairment charges of $237,000 and $61,000 to reflect the estimated loss in value of the managed care contracts we purchased from Principal due to the loss of some of these contracts. We further recorded reductions of $503,000 and $187,000 in 1998 and 1999 for the portion of the contract cancellation payment penalties that were received in the form of our common stock.

INCOME TAXES

As of December 31, 1999, we had net operating loss carryforwards of approximately $23.0 million. These net operating loss carryforwards are available to reduce future taxable income and begin to expire in 2007.

--------------------------------------------------------------------------------
32

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

As of September 30, 2000, we had a valuation allowance for the full amount of our net deferred tax assets due to uncertainties regarding the realization of these assets. Under the provisions of the Internal Revenue Code, certain substantial changes in our equity ownership may limit the amount of net operating loss carryforwards that could be used in each year to offset future taxable income.

SEASONALITY

Our revenues and medical and clinical expenses are affected to a certain degree by seasonality in our business. Our existing revenue base is relatively consistent due to the nature of our contracts. However, new revenues generated through increases in membership and client plans vary each month. The greatest fluctuations typically occur in January and, to a lesser extent, July, as these are the primary enrollment periods for most health care benefit plans. A significant number of our new client programs commence in January as managed healthcare companies typically contract for health care services on a calendar year basis. However, managed behavioral health care programs for new clients may begin during any month of the year. Medical and clinical expenses generally vary with revenues, but are also affected by seasonality. Utilization of services and, accordingly, medical and clinical expenses have historically been higher in the first quarter and lower in the third quarter.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to market risk from changes in interest rates that could affect our future results of operations and financial condition. We manage our exposure to these risks through our regular operating and financing activities.

The fair value of our cash and cash equivalents would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due to the short-term nature of our portfolio. At September 30, 2000, our investment in interest bearing securities was not material.

Our Bank of America credit facility bears interest at variable rates, and the fair values of these debt instruments are not significantly affected by changes in market interest rates. A hypothetical 100 basis point increase in interest rates for one year would increase interest expense by approximately $150,000.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires entities to recognize derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for derivatives used in risk management strategies, or hedging activities, prescribes the items and transactions that may be hedged, and specifies detailed criteria required to qualify for hedge accounting. We believe the adoption of SFAS No. 133 will not have a material effect on our financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

COMPANY OVERVIEW

We manage the delivery of behavioral healthcare services, which consist of mental health services and substance abuse treatment. Behavioral health disorders covered by our programs range from routine stress and anxiety, to alcohol and drug abuse, to major mental health disorders, such as schizophrenia and severe depression. The services we perform include supplying and maintaining a provider network, patient eligibility verification, patient assessment and referral, case management, claims processing and payment and management reporting. We provide these management services for commercial health plans, employers and public sector programs. Our provider network consists of psychiatrists, psychologists, licensed clinical social workers, other third party providers and hospitals that we directly or indirectly contract with to provide the necessary treatment. We also offer employee assistance programs, which typically provide assessment and referral services to assist employees and their dependents in identifying and addressing, at an early stage, potential mental health and substance abuse problems.

We have recently expanded our provider network to allow us to better target large employers to grow our business. As of December 31, 2000, our provider network consisted of approximately 27,000 providers in the 48 contiguous states and Puerto Rico, which we believe now allows us to provide our clients with national behavioral healthcare coverage. In addition, we have recently made significant investments in our infrastructure, including enhancing our customer service capabilities, adding personnel and improving our proprietary computer support systems, to allow us to service the large employer market. We believe only two other independent behavioral healthcare organizations currently have the ability to service this market on a national scope.

We believe we differentiate ourselves from our competitors by focusing on quality of service and care and by customizing our products and services to the client's individual needs. Based on these strengths, we believe large employers present an attractive opportunity to us for two principal reasons. First, we believe large employers often place more emphasis on receiving higher quality service and consider more than cost alone. Second, large employers generally enter into administrative services only contracts in which the managed behavioral healthcare organization does not assume financial responsibility for treatment costs.

Based on the number of lives we cover, we believe we are the third largest independent managed behavioral healthcare organization in the United States, with approximately 7.9 million covered lives, or members, as of September 30, 2000. A covered life or member refers to an individual entitled to receive services that we manage or provide. Clients to which we provide services include:

- commercial health plans, such as particular plans offered by Blue Cross/Blue Shield organizations, Humana Inc., Kaiser Permanente, Coventry Health
    Care, Inc., Christiana Care Health Plans, Principal Life Insurance Company and Priority Health;

- employers, such as Rite Aid Corp., American Home Products Corp., Raytheon Company, AMP Incorporated and the States of Maryland and Montana; and

- public sector programs, such as the Medicaid programs in the States of Georgia, Idaho and West Virginia.

In addition, as of April 1, 2001, we will commence rendering managed behavioral healthcare services for Motorola, Inc. and employee assistance program services for Pfizer, Inc.

--------------------------------------------------------------------------------
34

Business
--------------------------------------------------------------------------------

We have two general types of payment arrangements for our services:

- an at-risk arrangement, in which we assume financial responsibility for all costs of treatment and administrative and management services, regardless of the amount of those costs, in return for an all-inclusive fixed fee, calculated on a per member per month basis; and

- an administrative services only arrangement, in which we agree to provide only administrative and management services in return for a fixed fee, calculated on an annual or per member per month basis, and our clients retain financial responsibility for all costs of treatment and other behavioral healthcare services.

We generally enter into contracts with commercial health plans that contain both at-risk and administrative services only components and contracts with employers and public sector programs that contain administrative services only arrangements.

From December 31, 1997 to September 30, 2000, our membership increased from approximately 2.2 million covered lives to approximately 7.9 million covered lives.

INDUSTRY OVERVIEW

According to the federal Health Care Financing Administration, healthcare expenditures in the United States grew at an average annual rate of 6% from 1997 to 1999, were expected to exceed $1.3 trillion in 2000 and are expected to continue to increase.

Managed behavioral healthcare organizations attempt to match an appropriate healthcare provider and treatment setting to the patient to provide care in a cost-efficient manner, with early access to care and treatments believed to be the most effective. According to OPEN MINDS, a leading industry publication, enrollment in managed behavioral healthcare organizations rose by 143% from approximately 86.3 million covered lives in 1993 to approximately 209.2 million covered lives in 2000. These organizations had revenues of approximately
$4.4 billion in 1999, according to that publication. We believe expenditures for managed behavioral healthcare will continue to increase as part of the general healthcare costs trend and as a result of factors specific to behavioral healthcare.

We believe the following factors, among others, are contributing to the increasing demand for behavioral healthcare services:

- an increase in the awareness and acceptance of treatment for mental health problems;

- employers responding to demands from employees for more comprehensive mental health benefits; and

- legislation mandating comparability of coverage between mental health benefits and other health benefits, often referred to as parity legislation.

Society has begun to recognize and address behavioral health concerns and employers have realized that rehabilitating employees suffering from substance abuse and relatively mild mental health problems can reduce absenteeism and improve productivity. By utilizing managed behavioral healthcare organizations, clients seek to reduce rapidly escalating behavioral healthcare costs and to limit their risk associated with these costs, while continuing to provide access to high quality care. Employee assistance programs have grown in popularity as a relatively inexpensive way to help workers and reduce turnover.

Parity legislation presents a significant growth opportunity for our industry. The federal government mandated, effective January 1, 2001, that all health maintenance organizations and insurers providing healthcare coverage to federal employees offer comparable benefits for both mental healthcare and

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

medical care benefits to these employees. In addition, a majority of states have previously enacted some form of parity legislation covering either state residents generally or state employees. We believe parity legislation will likely increase spending on mental health due to the increased level of mental health benefits provided and the increased number of persons receiving coverage.

Managed behavioral healthcare organizations have responded to the increased demand for behavioral healthcare services by attempting to improve member access to behavioral healthcare services and by offering clients assistance with the complexity and costs of providing these services.

INDUSTRY CHALLENGES

In addition to the increased overall demand for services, managed behavioral healthcare companies must address the needs of clients and members. Clients typically seek many or all of the following:

- more customized solutions, such as multiple and made-to-order benefit packages, client-specific provider networks and tailored management reports, and an expanded product offering, all of which increase considerably the complexity and cost of delivering managed behavioral healthcare services;

-   a national provider network and continuous updating of provider credentials;

-   detailed reporting on cost, quality, patient satisfaction and outcome data;

- operations and reporting capabilities that meet the standards of the National Committee For Quality Assurance, a managed healthcare industry association; and

-   more timely, and often electronic, billing and claims processing.

Managed behavioral healthcare organizations also experience demands from members, including demands for:

- less intrusion in the doctor-patient relationship and more user-friendly procedures;

-   access to a broader range of providers and treatment alternatives;

- broader benefits, often outside of the traditional behavioral healthcare benefit package, such as elder care, dependent care and concierge services; and

- increased involvement in their own healthcare due to greater access to information as well as the media's focus on health benefits.

The managed behavioral healthcare industry has also recently experienced significant consolidation, which has created additional challenges for the industry. National HMOs have been acquiring previously independent managed behavioral healthcare organizations, and larger managed behavioral healthcare organizations have been purchasing regional organizations. As a result of this consolidation, the number of managed behavioral organizations servicing the national market is limited. We believe only two other independent organizations currently providing services on a national scope.

In general, we believe this consolidation has resulted in:

- fewer choices for clients as the number of managed behavioral healthcare organizations has decreased;

- reductions in quality and consistency of service due to the difficulties of integrating the acquired entities and their operating and information systems;

--------------------------------------------------------------------------------
36

Business
--------------------------------------------------------------------------------

- a focus by the larger managed behavioral healthcare organizations on revenue growth, often through the pursuit of large at-risk public sector contracts that in some cases have adversely affected their profitability;

-   inattention to smaller clients due to the focus on revenue growth; and

- decentralized operations that often limit flexibility and increase administrative costs.

THE APS SOLUTION

As a result of the challenges mentioned above, we believe there are significant opportunities for us in the behavioral healthcare services market. We believe we are well positioned to compete effectively in this environment and to provide the flexible, high quality and efficient service demanded by our clients and members. We intend to capitalize on these opportunities by:

- utilizing provider profiling to identify a select group of our providers, based on treatment approach and results, cost of care and patient satisfaction, and preferentially referring patients to these providers to control costs and promote quality care and outcomes;

- offering clients more value-added customized behavioral healthcare solutions by, for example, offering provider networks and services tailored to individual client preferences;

- continuing to design our operations to be less intrusive in the doctor-patient relationship by, for example, limiting our pre-authorization and subsequent review procedures in many cases;

- developing new services, such as dependent and elder care services, to complement our employee assistance programs and expand the range and number of users of our services;

- maintaining and strengthening our national provider network to enable us to compete effectively for large employer contracts;

- providing better access to self-help programs to increase patient involvement in their treatment and to reduce overall costs;

-   expanding our marketing and sales force to increase our national presence;

- centralizing our operations to provide operating flexibility and increase our operating efficiency;

- enhancing our information technology systems to support the increasing complexity associated with providing customized services; and

- maintaining service standards and developing reporting capabilities necessary to satisfy the needs of large employers, as well as HMOs seeking to comply with the standards of the National Committee for Quality Assurance.

STRATEGY

The major elements of our strategy include the following:

Increase our share of the large employer market

Large employers present an attractive opportunity because we believe they generally place greater emphasis on receiving higher quality service, consider more than cost alone and prefer administrative services only contracts. Large employers generally rely on one of a limited number of consulting firms to assist in selecting a managed behavioral healthcare organization. We have aggressively targeted these consulting firms for our marketing efforts and, in early 2000, recruited two senior sales executives

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

with extensive experience in marketing to these consulting firms. We have established the capacity to service the large employer market by, for example, expanding our provider network during 2000 from approximately 5,300 to approximately 27,000 providers. We have also hired other sales and operational personnel knowledgeable in servicing large employers and intend to continue to exploit our recent initiatives to expand our national presence. Prior to these initiatives, our marketing to employers focused primarily on employee assistance programs and was limited only to regional and local employers located primarily in the Northwest and Midwest.

We believe we now have the personnel and systems to compete effectively for large employer business. During the fourth quarter of 2000, we were awarded administrative service only agreements with Motorola, Inc. and the State of Maryland.

Continue to grow administrative services only, non-risk contracts with governmental agencies

We intend to continue our focus on administrative services only contracts with governmental agencies. We avoid at-risk contracts in the public sector because of the difficulty of appropriately pricing benefits and the need for substantial reserves and start-up capital. Public sector at-risk contracts have generally proven to be more difficult to price than commercial at-risk contracts because of a lack of historical data and difficulty in tracking the members entitled to services. Public sector administrative services only contracts, on the other hand, generally offer higher operating margins and require minimal start-up capital. All of our existing public sector contracts, consisting of contracts with Medicaid programs in the States of Georgia, Idaho and West Virginia, are on an administrative services only basis. We believe we are well positioned to expand our administrative services only arrangements with government agencies due to, among other reasons, our focus on and experience with this type of contract for public sector programs and our information systems relating to these arrangements. We have developed CareConnection-TM-, our proprietary outpatient authorization system that we currently use in Georgia, to allow providers to electronically submit and receive authorization for outpatient treatment plans.

Pursue selected at-risk contracts with both large and regional commercial health plans

We intend to pursue selected at-risk contracts with both large and regional commercial health plans where we believe sufficient data exists to properly evaluate and price our program for the risks involved. We will pursue these contracts through the focused efforts of our sales force dedicated to commercial health plans. As of September 30, 2000, we had 15 at-risk contracts with commercial health plans covering approximately 1.5 million lives. We believe opportunities exist for us with both commercial health plans affiliated with national health plans that may be dissatisfied with their current managed behavioral healthcare organization and with local, independent plans that may have been neglected because of their relatively small size. We intend to avoid markets or contracts where we perceive that pricing or other market characteristics present significant obstacles to profitability or estimation of costs.

Marketing new services to attract new clients and offer expanded services to existing clients

We intend to add new services, where profitable, to obtain new clients and offer expanded services to existing clients. We have developed an Internet-based employee assistance program to market to new clients that have not purchased traditional employee assistance programs because of cost, as well as to existing clients as a supplemental service. We are also marketing new employee assistance services,

--------------------------------------------------------------------------------
38

Business
--------------------------------------------------------------------------------

such as elder care, dependent care and concierge services, to existing clients that have previously purchased our traditional employee assistance program services. We believe management of behavioral healthcare-related pharmacy costs may present another opportunity to expand our services to existing health plan clients. We offer an administrative services only product that focuses on the management of these costs, an area we believe is neglected by many health plans and pharmacy benefit management companies.

Provide industry leading customer service

We seek to set the industry standard for customer service in the managed behavioral healthcare industry by customizing our products and services to suit each client's needs. Our national provider network currently consists of approximately 27,000 providers in the 48 contiguous states and Puerto Rico, which we believe now provides our clients with national coverage. In addition, we have recently made significant investments in expanding our customer service capabilities, adding personnel and improving our proprietary computer support systems. We dedicate teams to each client, train our employees to the specific goals and culture of the client and develop a comprehensive awareness program suitable to the client's needs. We customize each program with regard to appropriate service levels, coverage needs and billing requirements and maintain a flexible infrastructure so our services can be adapted as the client's needs evolve. We believe the quality and flexibility of our products and services differentiates us from our competitors.

Acquire selected employee assistance programs and managed behavioral healthcare organizations

We seek to make acquisitions of businesses that we believe will be complementary to our business and capable of being easily integrated into our current operations. We believe the employee assistance program industry is still highly fragmented and that many organizations providing these programs cannot afford the cost of creating the infrastructure necessary to remain competitive and are potential acquisition candidates. In addition, we may also seek to acquire managed behavioral healthcare organizations that are subsidiaries, often referred to as captives, of HMOs where there is an opportunity to acquire a long-term service contract with the parent HMO. These captive organizations historically have had difficulty obtaining business from HMOs that compete with their parent HMO.

PRODUCTS AND SERVICES

Mental health and substance abuse programs

Behavioral health disorders covered by our programs range from routine stress and anxiety, to alcohol and drug abuse, to major mental health disorders, such as schizophrenia and severe depression. The services we perform include:

- Provider Network and Profiling. We maintain a network of providers, which included approximately 26,000 individual providers and approximately 850 facility providers as of December 31, 2000. We verify the credentials of our network providers in accordance with standards of the National Committee for Quality Assurance and applicable law and monitor the quality and efficiency of the treatment they provide through various methods, including provider profiling. Provider profiling refers to our collection and review of data regarding a provider from various sources, including member comments, complaints and satisfaction surveys, quality review and case management activities, treatment record reviews and site visits. Through our provider

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

   profiling, we are able to identify providers that practice goal-oriented care. We share the profile we develop with our clinical staff for their consideration in referring providers to members.

- Patient Eligibility Verification. For each of our clients, we develop a customized arrangement for the transmission of data to us for use in our information systems that verifies the eligibility of a particular member for services. When a member calls for service, our staff typically confirms eligibility and benefit information on the call. If we are unable to immediately confirm eligibility, the member is not denied services, but is advised that coverage for services is dependent on confirmation of eligibility.

- Patient/Provider Matching. We match the member-patient with an appropriate provider for treatment, based on our understanding of the patient's individual needs and preferences. Using our provider database, our staff has information easily accessible regarding our providers, including specialties, location and languages spoken. We also offer members the ability to find providers through our web sites.

- Case Management. We review and, when appropriate, suggest changes to patient treatment plans to assure that appropriate care is being provided. We believe that a member's care cannot be planned based only on symptoms and intensity of illness, but that a more complete picture of the member's level of functioning, history, support group and other factors must be used to develop a treatment plan that is realistic and clinically sound. We attempt to customize treatment plans to meet the individual member's needs and periodically monitor progress and outcomes.

- Claims Processing and Payment. We electronically process and pay submitted claims. Our information systems automatically access the necessary membership, benefits, authorization and provider files and require manual intervention in only limited cases. To monitor our claims processing performance, we audit claims on a random basis for correct payment and data processing information.

- Management Reporting. We create and deliver customized management reports to clients, increasingly in an electronic format. We own the source code for the software that generates these reports, allowing us to readily customize the reports to our client's individual preferences and needs.

Under our at-risk programs, we arrange for the provision of a full range of behavioral healthcare services for our clients and members of their health plans and assume full responsibility for the cost of providing these services and the related administrative services. In exchange for these services, we receive a fixed per member per month fee. Our at-risk arrangements accounted for approximately 83% of our revenues for the year ended December 31, 1999 and 71% of our revenues for the nine months ended September 30, 2000.

Under our administrative services only programs, we offer clients the same services we provide in our at-risk programs, but do not assume financial responsibility for the cost of treatment. Clients purchase only those services they desire and we receive a fixed annual or per member per month administrative fee for the services selected. Our administrative services only arrangements accounted for approximately
6% of our revenues for the year ended December 31, 1999 and 7% of our revenues for the nine months ended September 30, 2000, excluding employee assistance programs.

Employee assistance programs

Our employee assistance programs, for which we receive a fixed monthly fee per member or per employee and do not assume financial risk for costs of treatment, are intended to assist in the early identification and resolution of potential mental health and substance abuse problems. Through these

--------------------------------------------------------------------------------
40

Business
--------------------------------------------------------------------------------

programs, we provide workplace consultation, as well as assessment and referral services, to employees of our clients and their dependents. The services provided in these programs include:

- 24 hour toll-free telephonic access to confidential assistance with a trained clinician;

-   a network of qualified providers;

-   management/union consultation and training;

-   employee orientations and wellness seminars;

- policy review, where we review an employer's human resource policies to determine how and where the employee assistance program can be utilized;

- WorkLife Solutions, where we provide a consultation and referrals for childcare and eldercare;

- concierge services, where we provide assistance with employee needs, including event tickets, personalized shopping and other items;

-   legal and financial information and referral services; and

-   program promotion to maintain visibility of the employee assistance program.

In many cases, we also offer outpatient therapy, typically limited to eight or fewer sessions, to individuals requiring treatment. If further treatment is necessary, we refer the individual to an appropriate provider or facility, the costs for which are paid out of the client's mental health and substance abuse benefits. Our employee assistance programs accounted for approximately 11% of our revenues for the year ended December 31, 1999 and 22% of our revenues for the nine months ended September 30, 2000.

Employee assistance programs provide a benefit to both employers and employees. Through education, early intervention and short-term problem resolution, the programs seek to avoid unnecessary costs and preventable workplace accidents, as well as to improve workplace productivity. We market our employee assistance program as a stand-alone product or combined with our mental health and substance abuse services. As employers curtail insured healthcare benefits and shift healthcare costs to employees, employee assistance programs have emerged as a cost-effective means of enhancing employee benefits in tight labor markets. We believe the addition of new features, such as Worklife-Solutions and concierge services, which are being marketed as add-on services to existing clients and make our services potentially more attractive to new clients, will increase the demand for our employee assistance programs.

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

APSHelpLink

Many large employers require that their managed behavioral healthcare organizations offer services over the Internet. In order to compete effectively for new contracts with large employers and improve our existing relationships with large employers, we recently developed APSHelpLink, an interactive Internet version of an employee assistance program. APSHelpLink can significantly reduce the cost to purchasers of employee assistance program services. In addition to traditional services offered by employee assistance programs, APSHelpLink offers child and eldercare consultation, legal and financial information and referrals, and concierge services. These services are available separately or as a package. We believe APSHelpLink greatly expands the market for employee assistance program services. The key features of APSHelpLink include:

- information and problem specific self-assessment tools to help users gauge the nature and severity of their problem;

- self-help modules designed for specific problem areas and graduated within each area to provide different levels of help as users progress;

-   "ask the expert" questions and answers, and monitored chat rooms;

- referrals, including a self-referral capability, to our national provider network using mapping software; and

- a direct telephone link to access one of our APSHelpLink clinicians 24 hours a day, 7 days a week.

CLIENTS

The following table sets forth, by type of client, the number of members and percentage of total membership as of September 30, 2000 and the revenues and percentage of total revenues for the nine months ended September 30, 2000.

                                                                                   Nine months ended
                                                  September 30, 2000              September 30, 2000
                                             -----------------------------   -----------------------------
                                                             Percentage of                   Percentage of
Market                                          Members       Membership       Revenues        Revenues
----------------------------------------------------------------------------------------------------------
                                             (in millions)                   (in millions)
Commercial health plans....................       3.6              46%           $46.3             74%
Employers..................................       2.6              33%            14.1             22%
Public sector..............................       1.7              21%             2.6              4%
                                                  ---             ---            -----            ---
Total......................................       7.9             100%           $63.0            100%
                                                  ===             ===            =====            ===

We generally enter into contracts with commercial health plans that contain both at-risk and administrative services only components and contracts with employers and public sector programs that contain administrative services only arrangements. We serve clients in all markets, but target large employers, selected at-risk commercial health plan opportunities and public sector administrative services only programs. Historically, our services had been limited to particular regions of the United States, but we now have the ability to provide services to members located in the 48 contiguous states and Puerto Rico. Revenues from at-risk arrangements include payments by clients for the costs of behavioral healthcare treatment for which we are ultimately financially responsible and, accordingly, are disproportionately large compared to administrative services only arrangements, the revenues from which only include payment by clients for administrative and management services.

--------------------------------------------------------------------------------
42

Business
--------------------------------------------------------------------------------

Our clients consist of:

Commercial health plans

While some large HMOs provide behavioral healthcare services directly or through affiliates, the majority subcontract the behavioral healthcare component of their healthcare services to managed behavioral healthcare companies, generally on an at-risk basis. Other third party payors, such as preferred provider organizations and traditional indemnity plans, have typically managed behavioral healthcare costs by passing costs on to employees through the use of higher co-payments and deductibles and by limiting the number of covered overnight hospital stays, rather than subcontracting the care to managed behavioral healthcare companies. As a result of consumer dissatisfaction with HMOs, these other healthcare payors recently have been increasing their market share. This growth, together with parity legislation, has led many traditional payors to reconsider their approach to behavioral healthcare, thereby creating new growth opportunities for independent national managed behavioral healthcare companies.

Employers

Employers with self-funded healthcare plans typically contract with managed behavioral healthcare organizations on a non-risk administrative services only basis to provide mental healthcare, substance abuse treatment and employee assistance program services to employees and their families. OPEN MINDS, a leading industry publication, reported in 1999 that employers with self-funded plans covered the behavioral healthcare of approximately 56 million persons and that the managed behavioral healthcare industry generated annual revenues of $774 million from these plans. Large employers are often willing to pay higher prices for prompt, user-friendly service and comprehensive reporting packages. Historically, our services to employers have been employee assistance programs. However, in early 2000, we expanded our capability to provide managed behavioral healthcare services to large employers and are now aggressively pursuing this market.

In selecting employee health plans, large employers typically rely on one of only approximately one dozen consulting firms. As the number of these consulting firms is limited and the number of consultants devoted to mental health benefits within the consulting firms is also limited, well-developed contacts by the managed behavioral healthcare organization with these consultants are important. In order to compete effectively for contracts with large employers, the managed behavioral healthcare organization must also possess a national provider network and good reporting capabilities. As a result, in early 2000, we expanded our provider network and reporting capabilities and added sales and operational personnel knowledgeable in servicing large employers.

Public sector

Medicaid is a joint federal and state program designed to provide medical assistance to the indigent. The Congressional Budget Office estimates that Medicaid spending will increase from $92 billion in 1996 to a projected
$144 billion in 2002. To control Medicaid costs, many states are requiring their Medicaid recipients to enroll in a managed healthcare program and 56% of all Medicaid recipients in 1999 were enrolled in such a program. Many states contract for mental health and substance abuse services for their Medicaid recipients directly with managed behavioral healthcare organizations on an at-risk or administrative only basis, an approach that we believe is likely to continue.

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

OPERATIONS

General

We service most of our clients through a centralized organizational structure that addresses our core administrative functions, such as maintenance of our provider network, verification of patient eligibility, patient assessment and referral, case management, claims processing and payment and management reporting. Our corporate headquarters and national service center are located in Bethesda and Silver Spring, Maryland. While we believe that centralizing our managed behavioral healthcare operations has and will continue to provide us with a pricing advantage, localizing some functions, such as account management and provider relations, are critical to acquiring and retaining clients.

At September 30, 2000, we employed 74 administrative and 401 clinical management and staff personnel. During 2000, we expanded our provider network from approximately 5,300 individual providers and approximately 300 facilities to a national network of approximately 26,000 individual providers and approximately 850 facilities, and we currently serve members located in the 48 contiguous states and Puerto Rico.

Management of Clinical Care

We work with our providers to improve patient accessibility. Members generally have 24-hour access to care, including face-to-face evaluation with a provider. Our clinical philosophy is centered on ensuring that patients have continual access to evaluation and treatment, with rapid assessment, early intervention and treatment targeted to the patient's unique situation. Case managers work proactively with both providers and patients to build consensus as to the appropriate level of care, relying on our utilization management guidelines and written medical necessity criteria consistent with national practice standards. Clinical outcomes are analyzed in terms of improvement or decline measured, utilizing an industry standard clinical assessment scale, at the outset of treatment and after treatment is concluded. We maintain confidentiality of patient records.

We believe patients desire less intrusion from managed care companies in the doctor-patient relationship, especially during the process of authorizing care. It is our goal to significantly reduce this intrusion by evolving the traditional managed behavioral healthcare model. Our system generates provider profiles on a monthly basis, including for each clinician within a provider group, and focuses on treatment results, costs of care and patient satisfaction. We use provider profiling to ensure that providers are practicing within acceptable clinical guidelines and standards of the National Committee for Quality Assurance and to identify high quality, efficient providers. We refer approximately 50% to 55% of all outpatient cases in each market to a select group of providers identified by our profiling. In general, we do not conduct prospective utilization review or case management on these select providers, but do monitor them retrospectively for quality and clinical outcomes.

Many of this select group of providers utilize goal-oriented care, where the provider and patient set specific milestones for progress during a scheduled treatment plan. By setting goals, we believe progress can be more easily monitored. Patients meeting these goals can complete their programs and return to full productivity, and patients missing goals can have their treatment plans reviewed and modified. Goal-oriented care attempts to avoid situations where patients remain in unsuccessful treatment plans, costing time and money, while achieving little progress. We believe this is a cost effective method to provide quality treatment that achieves positive results for our members. Through our provider profiling, we are able to identify providers that practice goal-oriented care.

--------------------------------------------------------------------------------
44

Business
--------------------------------------------------------------------------------

Claims

Claims are adjudicated and processed for payment on-line. The claims adjudication system electronically interfaces membership, benefits, authorization and provider files, validating diagnostic and billing codes and identifying duplicate transactions. We routinely audit claims for accuracy. We developed an electronic system for outpatient authorizations in 1999 and, in 2000, invested in developing new Internet-based interfaces with providers, especially in the area of claims submission.

Quality improvement

Our quality improvement staff is responsible for assisting our HMO clients in the National Committee for Quality Assurance accreditation process relating to behavioral healthcare services and for providing clients with a wide range of standard reports to aid them in meeting quality-improvement reporting requirements. The staff also analyzes clinical outcome data and other internally developed quality measures to reduce inefficiency and increase quality of care. The staff is headed by a member of the American Managed Behavioral Healthcare Association Quality Committee that assists the National Committee for Quality Assurance with the formulation of new criteria. We have submitted an application for accreditation to the National Committee for Quality Assurance.

The quality improvement staff tracks our performance against service standards on a weekly basis. Our service standards include attaining 85% member and 85% provider satisfaction based on surveys performed by third parties, answering at least 95% of our telephone calls within 30 seconds with less than a 5% call abandonment rate and a maximum complaint response time of 24 hours. In addition, the quality improvement staff measures a variety of other quality indicators, such as clinical service, member access and adverse occurrences, as well as auditing medical records, to promote system-wide quality improvement.

Underwriting

For sales proposals involving at-risk arrangements, our underwriting staff reviews various operational and other information regarding the proposed client and its benefit plans, including information regarding historical claims and utilization, numbers and types of members, deductibles, co-payments, co-insurance and coverage maximums. We attempt to avoid markets or contracts where we perceive that pricing or other market characteristics present significant obstacles to profitability or estimation of costs. As a risk management tool, we may propose risk sharing arrangements with the client on high risk populations or services to limit our loss or gain on the medical claims for which we would be financially responsible. In special cases, we may also consider use of reinsurance, although we have not utilized reinsurance on any existing contracts. We also evaluate our clients' financial condition to make an assessment of their ability to meet their financial obligations to us.

NETWORK CONTRACTS

Network providers

At December 31, 2000, we had direct or indirect contractual arrangements with approximately 27,000 network providers and are continuing to expand our network by contracting with additional providers. Network providers treat patients in their own offices and include psychiatrists, psychologists, licensed clinical social workers, nurse practitioners and licensed professional counselors. We typically pay network providers on a fee-for-service basis. Our contracts with network providers typically provide for an initial one- year term and provide for termination by either party without cause upon the

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

delivery of requisite notice. In accordance with the standards of the National Committee for Quality Assurance, we review the credentials of our providers at least every two years.

Network facilities

At December 31, 2000, we had direct or indirect contractual arrangements with nearly 900 hospitals and treatment facilities, including general and psychiatric hospitals, residential treatment centers and partial hospitalization facilities. We generally contract with facilities on a per diem or fee-for-service basis. Our contracts with facilities typically provide for initial one-year terms, and generally are terminable without cause by us or the facility upon the delivery of requisite notice.

Staff providers

At September 30, 2000, we employed approximately 140 psychiatrists, psychologists and clinical social workers on a full-time or part-time basis, who deliver counseling services for our employee assistance programs or, in certain parts of Puerto Rico, provide behavioral healthcare.

CLIENT CONTRACTS

General

Our client contracts generally extend from one to three years. Many of our agreements include performance standards to ensure appropriate delivery of services and contain provisions for possible rate adjustments. Most of our contracts are terminable only for cause during their initial term and generally are terminable without cause upon the delivery of requisite notice after the initial term has expired. Government contracts and client contracts under which funding is provided to the client through government agencies are generally terminable without cause in the event government funding is not available or legislative changes terminate the applicable program.

Coventry

In September 1997, we purchased all of the outstanding stock of Principal Behavioral Health Care, Inc. from Principal Health Care, Inc. In connection with the acquisition, Principal Health Care entered into a long-term at-risk managed behavioral healthcare contract with us. In April 1998, Principal Health Care combined various health plan operations with Coventry Health Care, Inc., which succeeded Principal Health Care under the contract. As a result of the contract, Coventry is one of our three largest clients. Under the agreement, we provide managed behavioral healthcare services to Coventry members located in nine markets in the eastern and mid-western United States, for which we receive a per member per month fee. The agreement has a term of ten years, expiring September 2007, and may be terminated by Coventry without cause after September 2002, the fifth anniversary of the agreement, by providing notice and, under some circumstances, paying us a termination fee. The agreement may also be terminated by Coventry at any time, including prior to the fifth anniversary of the agreement, if we fail to meet specified performance criteria, upon notice and, under some circumstances, payment to us of a termination fee. Coventry may terminate its operations in a market in which we provide services to its members, upon payment of an early termination fee to us. Our agreement allows for the renegotiation of our fees if, during the term, there is a significant change in circumstances that results in our fees not reflecting prevailing industry rates. Our agreement also specifies that disputes that we may have with Coventry and its subsidiaries are to be settled by binding

--------------------------------------------------------------------------------
46

Business
--------------------------------------------------------------------------------

arbitration. For a discussion of past contractual disputes involving Coventry and us, see "Business--Legal proceedings."

Humana Puerto Rico

In May 1999, we entered into an at-risk agreement with Humana Health Plans of Puerto Rico, Inc. to provide managed behavioral healthcare and related pharmacy management services for which we receive a per member per month fee. Our agreement with Humana had an initial term of one-year and a one-time automatic one-year renewal. We are currently in the one-year renewal period, during which the agreement may only be terminated for cause. After the one-year renewal period, which expires in May 2001, the contract may be extended for consecutive thirty-day periods at Humana's option. We are required under our contract with Humana to maintain a $1.0 million letter of credit. A portion of the members covered by our contract with Humana are beneficiaries of a Medicaid health maintenance organization operated by Humana under a contract with the Puerto Rico Health Insurance Administration for two regions in Puerto Rico. The Puerto Rico Health Insurance Administration may terminate its contract with Humana for either region at any time and for any reason. If the contract is terminated for either region, our agreement will terminate for that region.

Priority Health

In December 1998, we entered into an at-risk agreement with Priority Health, under which we provide managed behavioral healthcare services and various consulting, training and technical services, systems and supplies, and for which we receive a per member per month fee. During the initial three-year term, the contract may not be terminated, except for cause, and then automatically renews for successive one-year periods unless either party provides notice prior to the expiration of the then current term of its intent not to renew. During any renewal period, Priority Health may terminate the agreement at any time, without cause, by giving us 120 days prior written notice of its intent to terminate. We entered into the contract with Priority Health with the expectation that we would help Priority Health establish its own managed behavioral healthcare operations during the three-year initial term. As a result, we are not certain whether Priority Health will seek to renew this contract in its present form, a modified form, or at all.

INFORMATION SYSTEMS

We are committed to using technology to provide superior service to our clients and our network providers. Our information system, which we have primarily developed internally, is client server-based and utilizes a sophisticated combination of software technologies. Our system is scalable, allowing us to accommodate new business at minimal incremental cost. Since we exclusively own or license the rights to the software for our systems, we are able to customize reporting packages to individual client needs, a service that we believe cannot be readily done with commercially available software utilized by many managed health care companies.

We are using the Internet to enhance our information system platform, focusing broadly on three principal areas:

- moving managed behavioral healthcare administrative functions to the Internet to increase ease of use and reduce costs;

- providing new services to individuals via the Internet through APSHelpLink, thereby expanding our product offerings to clients and members; and

- migrating our core information system to an Internet-based platform to improve communication and our flexibility to interface with clients.

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

We plan to use the Internet to manage more efficiently certain core administrative functions intrinsic to our traditional managed behavioral healthcare business. Since June 1999, we have been using an electronic outpatient treatment authorization system that we developed for our State of Georgia contract. The system enables providers to submit outpatient treatment plans and obtain approval electronically of requests to provide the treatment. Approximately 85% of the requests submitted are authorized electronically through the use of clinical treatment programs contained in our software. For cases that do not meet criteria for electronic authorization, we employ a traditional method of utilization review. The electronic system is directed to outpatient services since this area traditionally represents approximately 80% of provider authorization requests and is typically less complex. We are evaluating the adaptation of this system to an Internet-based authorization system for our national operations.

We are also evaluating or developing the necessary systems to migrate the following additional core administrative managed behavioral healthcare functions to the Internet:

-   claims submission from providers;

- credentialing and recredentialing providers, including submission of provider application information and updates;

- sharing information with providers, including client reporting and shared benefits updates; and

- online information for providers, including claims status, authorization status, membership status and member benefits summaries.

While we expect this initiative to achieve significant savings in overhead, thereby enhancing the profitability of our business, we view the improved service and responsiveness as part of our broader strategy to evolve the managed behavioral healthcare model to be more consumer focused and less intrusive in the doctor-patient relationship. We believe migrating our core system to the Internet will enhance our ability to quickly and inexpensively create electronic interfaces with our clients.

SALES AND MARKETING

Commercial health plans

Our sales force calls directly on HMOs located primarily in the Mid-Atlantic, Southeastern and Midwestern United States. As a result of our recent expansion of our provider network, we intend to expand our marketing efforts to HMOs in the 48 contiguous states and Puerto Rico. At September 30, 2000, we had 25 contracts to manage behavioral healthcare services for commercial health plans covering 3.6 million members.

Employers

In early 2000, we hired two senior sales and marketing executives to focus on business development opportunities for managed behavioral healthcare services in the large employer market. These executives are experienced in selling to large employers, a market we had not actively pursued previously. Relationship driven, the sales process begins with direct approaches to key consultants at the limited number of consulting firms, approximately 12, which assist large employers in selecting employee health plans. As the number of these consulting firms is limited and the number of consultants devoted to mental health benefits within the consulting firms is also limited, well-developed relationships with these consultants is helpful in the sales process.

Historically, we have entered into contracts with employers only for employee assistance program services. At September 30, 2000, we had 390 contracts to provide these services for employer plans covering 2.6 million members.

--------------------------------------------------------------------------------
48

Business
--------------------------------------------------------------------------------

Public sector

We solicit contracts from federal, state and local governments and agencies to provide our managed behavioral healthcare services under Medicaid, Medicare, and other government programs, predominantly on a non-risk, administrative services only basis. We currently have contracts with the States of Georgia, Idaho and West Virginia to manage behavioral healthcare services for Medicaid programs, all on a non-risk basis. At September 30, 2000, these three contracts covered
1.7 million members.

COMPETITION

Our competitors can be classified into three distinct groups:

-   large national independent managed behavioral healthcare organizations;

-   smaller regional independent managed behavioral healthcare organizations;
    and

- captive managed behavioral healthcare organizations owned by large national HMOs.

Magellan Behavioral Health, a subsidiary of publicly-traded Magellan Health Services, Inc., is our largest independent competitor. Magellan has led the industry consolidation trend, directly or indirectly acquiring at least five competitors in recent years. According to OPEN MINDS, a leading industry publication, Magellan and ValueOptions Inc., a subsidiary of a privately-held company, accounted for 33% and 11% of the market for managed behavioral healthcare as of July 2000.

We also compete with smaller managed behavioral healthcare organizations which typically only market to local HMOs and possibly regional employers. However, such organizations generally are not accredited by the National Committee for Quality Assurance, an increasing requirement of HMOs. Developing an infrastructure, including qualified personnel and the reporting capabilities to support the accreditation requirements, is becoming a progressively greater barrier to entry in our industry, and is placing increasing competitive pressure on existing local managed behavioral healthcare organizations with limited resources.

Our remaining competitors in the industry are captive subsidiaries of large national HMOs, which tend to focus on servicing health plans operated by their parent. However, HMOs are often reluctant to purchase services from a subsidiary of a national HMO with which they compete. These captive subsidiaries also have had limited success in winning direct contracts with large employers.

REGULATION

The federal government mandated, effective January 1, 2001, that all health maintenance organizations and insurers providing healthcare coverage to federal employees offer comparable coverage for both mental health and medical benefits to these employees. In addition, a majority of states have enacted some form of this parity legislation covering either state residents generally or state employees. We believe parity legislation will likely increase spending on mental health benefits due to the increased level of mental health benefits provided and the increased number of persons receiving coverage.

In general, our industry faces numerous laws and regulations, which are rapidly changing and developing. Depending on the state in which we operate, we may be subject to laws and regulations directed to HMOs, prepaid limited health service plans, utilization review agents, preferred provider organizations or third party administrators. In addition, in those states in which we operate employee

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

assistance programs, we may be subject to laws pertaining to the corporate practice of medicine, the maintenance of healthcare facilities and the professional licensing of staff providers.

Although in some states, companies that assume financial risk for services under contracts with licensed insurance companies or HMOs are not required to obtain a license as an insurance company or HMO, some states require these licenses, which we have not sought. As a result, we do not solicit, for example, at-risk contracts in California, a state that requires managed behavioral healthcare organizations assuming financial risks to be licensed by its Department of Managed Health Care. We cannot assure, however, that in jurisdictions where we assume some financial risk, we will not be required to become licensed as a result of changes to existing laws or changes in their interpretation or enforcement. If required, the cost of obtaining a license and complying with related laws and regulations, including the need to maintain substantial capital and investment assets equal to reserves, could have a material adverse effect on us.

The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or companies. These laws vary from state to state and their interpretation and enforcement by the courts and regulatory authorities may vary from state to state and change over time.

Several states have adopted, or are considering the adoption of, any willing provider or patient protection access laws, which require insurance companies, HMOs and other third party payors to contract with or pay for the services of any healthcare provider willing to meet the terms of the payor's contractual conditions.

By virtue of our contractual obligations to provide behavioral healthcare services to Medicaid and Medicare beneficiaries, we must comply with federal and state laws that regulate fraud and abuse, kickbacks, false claims and false billings. Anti-kickback laws prohibit the solicitation, payment, receipt or offering of any direct or indirect compensation for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare-covered or Medicaid-covered services, items or equipment. Violations of the federal anti-kickback statute constitute a felony and can result in imprisonment or fines, civil penalties up to $50,000, damage up to three times the total amount of remuneration and exclusion from participation in federal healthcare programs, including Medicare and Medicaid. As authorized by Congress, the Office of the Inspector General at the Department of Health and Human Services, has published final safe harbor regulations that outline categories of activities that are deemed protected from prosectution under the anti-kickback statute. Currently, there are safe harbors for various activities, including waiver of beneficiary coinsurance and deductible amounts and managed care arrangements. In addition, the Office of the Inspector General has adopted an interim final regulation that establishes a safe harbor for certain arrangements. Although our current arrangements may not fall within the scope of a safe harbor, failure to meet a safe harbor does not automatically render the conduct or business arrangement illegal under the anti-kickback statute. The conduct and business arrangements, however, do risk increased scrutiny by government enforcement authorities.

Another fraud and abuse law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship if these entities provide certain designated health services that are reimbursable by Medicare, including inpatient and outpatient hospital services. This provision is commonly known as the Stark Law. Sanctions for violating the Stark Law include civil money penalties up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each service provided and exclusion

--------------------------------------------------------------------------------
50

Business
--------------------------------------------------------------------------------

from the federal healthcare programs. There are a number of exceptions to the self-referral prohibition, including an exception for services furnished to some prepaid health plan enrollees and for compensation arrangement for personal services as long as certain requirements are met.

On January 4, 2001, the Health Care Financing Administration issued final regulations, subject to a sixty day comment period, which are intended to clarify parts of the Stark Law and some of the exceptions to it. These regulations are considered the first phase of a two-phase process, with the remaining regulations to be published at an unknown future date. The phase one regulations generally are to be effective January 4, 2002. The Health Care Financing Administration is accepting comments on the phase one regulations until April 4, 2001, which may lead to further changes. In addition, upon taking office, the Bush Administration temporarily postponed the effective date of regulations that had been published at the end of the Clinton Administration but which had not become effective. This action might affect these regulations. Consequently, we cannot predict the final form that these regulations will take or the effect that the final regulations will have on us.

Many of the states in which we operate also have adopted laws that prohibit payments in exhange for referrals similar to the anti-kickback statute, some of which apply regardless of the source of payment for care. These statues typically provide criminal and civil penalties as well as loss of licensure. Many states also have passed self-referral legislation similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship, regardless of the source of payment for care. Little precedent exists for the interpretation or enforcement of these state laws.

A portion of our revenues is derived, directly or indirectly, from federal, state and local governmental agencies, including Medicare and state Medicaid programs. Under Medicaid programs, reimbursement rates vary from state to state and are subject to periodic negotiation, and our ability to maintain or increase rates may be limited. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid or Medicare programs, or the healthcare industry in general. In addition, any reduction in government spending for these programs could also have a material adverse effect on us.

The federal Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, authorized the Secretary of the federal Department of Health and Human Services to issue standards for the privacy and security of medical records and other individually identifiable patient data. HIPAA requirements apply to health plans, health care providers, and health care clearinghouses that maintain or transmit health information electronically. Regulations adopted to implement HIPAA also require that business associates that act for or on behalf of these HIPAA-covered entities be contractually obligated to meet HIPAA standards. Regulations setting standards for the format of electronic transactions became effective in October 2000. Depending on the functions we undertake, we may be deemed to be a covered entity that is required to comply with the transaction standards regulations. In addition, in performing functions for a covered entity, we may contractually be required to conform to HIPAA standards. Compliance with these regulations is required by October 2002, but we cannot predict the impact that these final regulations will have on us.

HIPAA also requires the Health Care Financing Administration to adopt standards to protect the security and privacy of health-related information. Regulations were proposed on August 12, 1998, but have not yet been finalized. However, as proposed, these regulations would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In addition, the Health Care Financing Administration released final regulations containing privacy standards in December 2000 and which require compliance by February 2003. These privacy regulations could be further amended or delayed and, upon taking office, the Bush Administration temporarily postponed the effective date of

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

regulations that had been issued at the end of the Clinton Administration, but which had not become effective.

In general, these regulations restrict the use and disclosure of medical records and other individually identifiable health information held or disclosed by health care providers and other affected entities in any form, whether communicated electronically, on paper, or orally, subject only to limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to us. Most health care providers and other affected entities have two years to come into compliance with the regulations.

We believe we will be deemed a business associate of covered entities for purposes of HIPAA's regulation of the confidentiality and security of patient identifiable health information, referred to as protected health information, and that our clients will contractually require us to adhere to these rigorous new standards in our use and disclosure of protected health information. These standards may require us to institute physical, technological and administrative measures to address the security of protected health information that, in the aggregate, may be onerous and costly. Several states are considering the adoption of similar legislation.

The security regulations, as proposed, and the privacy regulations, if they become effective, could impose significant costs on us in order to comply with these standards. Moreover, if we are deemed to be a covered entity, violations of the administrative simplification provisions of HIPAA could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation.

We believe our operations comply with applicable laws and regulations and that we have, or have made application for, all licenses and approvals material to our business. However, the regulatory authorities administering and enforcing these laws and regulations have broad discretionary powers and may interpret these laws and regulations differently than we do, or change their interpretation or enforcement practices, or the applicable laws and regulations may change or new laws and regulations enacted. Accordingly, we may need additional licenses or approvals or may be required to alter certain of our procedures and practices, any of which could materially adversely affect us.

In the last five years, legislation has periodically been introduced at the state and federal level providing for new healthcare regulatory programs and materially revising the existing programs, including Medicaid. This legislation, if enacted, could materially adversely affect us. This legislation could include proposals for national health insurance and other forms of federal regulation of health insurance and healthcare delivery.

The U.S. Congress has been considering several versions of a Patient Bill of Rights. This legislation, if enacted, would likely place limits on healthcare plans' methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit patients to sue employers and healthcare plans in state courts for coverage determinations. We may not be able to recoup, through higher premiums or other measures, the increased costs of federally mandated benefits or other increased costs caused by that type of legislation.

In addition, our contracts with state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies and generally can be terminated or modified by the client if the appropriations are not made. Some of our contracts with federal, state, and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services to comply with

--------------------------------------------------------------------------------
52

Business
--------------------------------------------------------------------------------

federal, state or local laws or regulations enacted after the contract is signed, which could have a material adverse effect on us.

PROPERTIES

Our principal executive offices and national service center, which contain approximately 47,000 square feet, are located in Bethesda and Silver Spring, Maryland. We lease these facilities under leases expiring in November 2006 and April 2005. We also maintain 43 offices, approximately 35 of which are for our staff providers, in 11 other states and Puerto Rico under leases that have terms up to 6 years and range in size from 195 square feet to 12,840 square feet. We believe our offices and other properties are adequate for our current needs and that suitable additional space will be available as required.

EMPLOYEES

As of September 30, 2000, we had approximately 475 employees, consisting of executives, professionals, clinicians and clerical workers, none of whom is covered by a collective bargaining agreement. We consider our employee relationships to be good.

INSURANCE

We maintain healthcare consultants' professional liability and managed care errors and omissions insurance with annual coverage limits of $3.0 million per claim and $5.0 million in the aggregate, which cover the services provided by our staff providers for our employee assistance programs and by our administrative and clinical staff who provide managed behavioral healthcare and employee assistance program services. We also maintain a separate professional liability policy for our clinical operations in Puerto Rico with annual coverage limits of $1.0 million per claim and $3.0 million in the aggregate.

We require each network facility provider to carry professional liability insurance of at least $1.0 million per claim and $3.0 million in the aggregate and each non-facility network provider to carry at least $1.0 million of professional liability coverage. Some exceptions apply, for example, where a state has imposed a limit on malpractice liability claims.

We also maintain general liability, property, automobile, directors' and officers', and workers' compensation insurance. We do not maintain reinsurance or stop-loss insurance. We believe that the lines and amounts of insurance coverage maintained by us and required by us of our providers are customary in our industry and adequate for the risks insured. We cannot assure, however, that we will not become subject to claims not covered or that exceed our insurance coverage amounts.

LEGAL PROCEEDINGS

In 1999, Comprehensive Care Corporation, Inc. and its affiliated corporations filed a lawsuit in a Florida state court against us and Richard L. Powers, currently our vice president of sales and marketing and formerly Comprehensive Care's vice president of marketing. The complaint alleges breach of contract by Mr. Powers and tortious interference with a business relationship by us. The allegations in the complaint relate to our successful bid for a contract to provide mental health and substance abuse and pharmacy management services to Humana Health Plans of Puerto Rico, Inc., a contract previously held by the plaintiffs. We have reached a tentative settlement with the plaintiffs

--------------------------------------------------------------------------------

Business
--------------------------------------------------------------------------------

where they have agreed to release their claims against us in exchange for a payment of $250,000 from us. We have not yet executed definitive settlement documents.

The New York State Attorney General's Office initiated an investigation in 1998 of our Medicaid billing processes for a program that we have since discontinued. In May 1999, the Attorney General's Office requested repayment by us of approximately $750,000, plus interest of approximately $175,000, for amounts dating back to 1996 that New York State asserts were improperly charged by us. We are currently negotiating with New York State representatives in an effort to reach a settlement. We cannot assure you that we will be able to ultimately settle this matter or, if settled, that the amount of the final settlement will be favorable to us.

From time to time we have had contractual disputes with Coventry regarding our agreement with them. From September 1998 through July 1999, we were engaged in an arbitration proceeding with Coventry and some of its affiliates relating to our agreement, in which we sought to enforce our right to provide preferred provider organization services to Coventry. We also alleged in the proceeding that some Coventry affiliates improperly shifted beneficiaries among themselves to take advantage of different rates applicable to different affiliates, and that Coventry had failed to pay us a contractually required rate increase. On May 28, 1999, we entered into a settlement agreement with Coventry relating to some of the issues that were raised in the arbitration proceeding. Under the settlement agreement, we agreed with Coventry that we would have the right to continue providing preferred provider organization services to Coventry, but at a reduced price. In addition, the settlement agreement resolved the rate increase issue. In July 1999, the arbitrator ruled on our remaining claims regarding the alleged shifting of beneficiaries among Coventry affiliates. The arbitrator ordered Coventry to pay us damages of approximately $1.3 million and to return to us 129,880 shares of our common stock that we previously issued in connection with our acquisition of Principal Behavioral Health Care, Inc. The arbitrator also ordered the termination of our agreement for one of the Coventry affiliates that we alleged had improperly shifted beneficiaries.

In February, 2000, we entered into a settlement agreement regarding another contractual dispute that we had with Coventry. Under the terms of this settlement agreement, we paid Coventry $300,000 to settle claims that we failed to meet certain performance criteria, and new performance criteria were established.

We are also party to legal actions arising in the ordinary course of our business. In the opinion of our management, based in part on consultation with legal counsel, the liability, if any, under these claims is either adequately covered by insurance or would not have a material adverse effect on us.

--------------------------------------------------------------------------------
54

--------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

NAME                                     AGE      POSITION
----                                   --------   --------
Kenneth A. Kessler, MD...............     57      Chairman and Chief Executive Officer
Paul D. Barnes, PhD..................     45      President and Chief Operating Officer
David P. Hunsaker....................     45      President of Public Sector Division
Clifford G. Larsen...................     57      President of Employer Division
Stephen A. DaRe......................     35      Executive Vice President, Chief Financial Officer and
                                                  Treasurer
Helene S. Roybal.....................     39      Executive Vice President--Operations
Laura C. Fisher......................     34      Vice President, General Counsel and Secretary
Robert J. Becker, MD(1)..............     78      Director
Steven B. Epstein(1).................     57      Director
Jeffrey M. Krauss(1)(2)..............     44      Director
Marlene R. Krauss, MD(2).............     56      Director
Wayne B. Lowell(2)...................     45      Director
Bernard J. Mansheim, MD..............     52      Director
Terry R. Screnar(2)..................     61      Director

---------
(1)  Member of Stock Option and Compensation Committee.
(2)  Member of Audit Committee.

    KENNETH A. KESSLER, MD. Dr. Kessler founded APS in 1992 and has served as our chief executive officer and chairman of our board of directors since our inception. In 1983, Dr. Kessler founded American Psych Management, Inc., a managed behavioral healthcare company, where he served as its president and chairman of the board from inception to 1991. Dr. Kessler previously served as director of outpatient services for the Metropolitan Psychiatric Group, a medical group practice specializing in psychiatry, from 1979 to 1983.
Dr. Kessler also served as chief of psychopharmacology of the Psychiatric Institute of Washington from 1974 to 1979, and was assistant professor of psychiatry in the Department of Psychiatry at the George Washington University from 1974 to 1983. Dr. Kessler received a BA in 1965, and an MD in 1969, from Temple University.

    PAUL D. BARNES, PHD. Dr. Barnes joined us in October 2000 as our president and chief operating officer. From June 1999 to October 2000, Dr. Barnes held several senior management roles at Magellan Behavioral Health, Inc., a managed behavioral healthcare company, including serving as executive vice president of sales and marketing from June 1999 to October 2000, senior vice president of program management from September 1996 to June 1999 and executive vice president of regional operations from October 1995 to September 1996. Dr. Barnes earned a BA from Wheaton College in 1977 and a PhD in clinical psychology from Florida State University in 1985.

    DAVID P. HUNSAKER. Mr. Hunsaker joined us in 1998 as president of our public sector division. Prior to joining us, Mr. Hunsaker founded Global Village HealthCare, Inc., a developer of health care delivery systems, alliances and partnerships, in 1996, where he has served as that company's president since inception. From 1993 to 1996, Mr. Hunsaker served as senior vice president and chief operating officer of ValueOptions Inc., a managed behavioral healthcare company, where he directed public assistance managed care programs, established the Florida Health Partnership, a Medicaid pilot program, and established similar programs in several other states. Mr. Hunsaker earned his BA from Old Dominion University in 1981.

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

    CLIFFORD G. LARSEN. Mr. Larsen joined us in October, 1999 as the president of our employer division upon our acquisition of Vydas Resources, Inc.
Mr. Larsen founded Vydas Resources, Inc., an operator of employee assistance and other programs, in 1984 and served as its president and chief executive officer until February 2000. Mr. Larsen received a BS from Boise State University in 1969 and a master's degree in social work from Portland State University in 1971.

    STEPHEN A. DARE. Mr. DaRe joined us in November 1998 as our executive vice president, chief financial officer and treasurer. Previously, from September 1997 to November 1998, Mr. DaRe was senior vice president of finance for the public sector division of Magellan Health Services, Inc., a behavioral health management company, where he directed finance and contract management activities. Mr. DaRe served as the vice president of finance for CMG
Health, Inc., a managed behavioral healthcare company, from May 1995 to September 1997 and as director of healthcare financial analysis for JSA Healthcare Corporation, a practice management company, from January 1995 to May 1995. Mr. DaRe earned a BS from the University of Baltimore in 1990 and an MBA from Loyola College in 1994.

    HELENE S. ROYBAL. Ms. Roybal joined us in September 1997 as our executive vice president of operations. Prior to joining APS, Ms. Roybal was regional vice president of operations for CMG Health, Inc., a managed behavioral healthcare company, from 1994 to 1997, where she had responsibility for approximately 85,000 members enrolled in Medicaid HMO Plans. Ms. Roybal earned a BA from the University of South Florida in 1984 and an MBA with honors from the University of Louisville in Kentucky in 1996.

    LAURA C. FISHER. Ms. Fisher joined us in February 2000 as our vice president, general counsel and secretary and is responsible for regulatory and corporate compliance, risk management, and other general counseling and operational functions. Previously, from 1998 to 2000, Ms. Fisher served as the vice president and general counsel for Psychiatric Solutions, Inc., a behavioral healthcare provider company. From 1996 until 1998 she served as the general counsel of ASC Network Corporation, an independent operator of surgery centers. From 1994 to 1996, Ms. Fisher was an attorney with the firm of Pierce & Bizal, a general practice law firm. Ms. Fisher earned a BS from Louisiana State University in 1988 and a JD from Loyola Law School of New Orleans in 1992 and has been a certified public accountant since 1989.

    ROBERT J. BECKER, MD. Dr. Becker has been a member of our board of directors since 1995 and a member of our stock option and compensation committee since October 2000. Dr. Becker has been the president of the Becker Consulting Group, a managed care consulting business, since 1991. Dr. Becker serves as a director of IMPAC Medical Systems Corp., an oncology software company, and a director and vice chairman of Madison Information Technologies, a company that provides information technology services and products. Previously, in 1982, Dr. Becker founded First Health Group Corp., a healthcare utilization company, where he served as chairman emeritus from 1990 to 1998. Dr. Becker earned a BS from the University of Wisconsin in 1942 and received an MD from Marquette University School of Medicine (now Medical College of Wisconsin) in 1949.

    STEVEN B. EPSTEIN. Mr. Epstein has been a member of our board of directors since 1992 and a member of our stock option and compensation committee since October 2000. Mr. Epstein is a founding partner of the national law firm of Epstein Becker & Green, P.C., where he specializes in health care law.
Mr. Epstein received a BA from Tufts University in 1965 and a JD from Columbia University Law School in 1968.

    JEFFREY M. KRAUSS. Mr. Krauss has been a member of our board of directors since 1995, a member of our stock option and compensation committee since October 2000 and a member of our

--------------------------------------------------------------------------------
56

Management
--------------------------------------------------------------------------------

audit committee since October 2000. Mr. Krauss has been a general partner of Psilos Group Managers, a venture capital firm specializing in healthcare services and healthcare technology investments, since March, 2000. From 1990 until March 2000 Mr. Krauss served as a general partner of Nazem & Company IV L.P., a venture capital fund. Since March 1997, Mr. Krauss has served as the chairman of the board of directors of XCare.net, a publicly traded healthcare information technology company specializing in Internet-based transaction processing. Mr. Krauss is a director of Tegal Corporation, a publicly traded semi-conductor capital equipment company, and is also a director of several private companies. Mr. Krauss has been a certified public accountant since 1979, earned a BS from the State University of New York at Albany, magna cum laude, in 1978 and a JD from Harvard Law School, cum laude, in 1982.

    MARLENE R. KRAUSS, MD. Dr. Krauss has been a member of our board of directors since 1994 and a member of our audit committee since October 2000.
Dr. Krauss founded KBL Healthcare Ventures, a health care venture capital fund, in 1999 and serves as its managing director. Dr. Krauss founded KBL
Healthcare, Inc., a venture capital company, in 1991 and serves as its chairperson and chief executive officer. Dr. Krauss founded Luminos, formerly Direct Healthcare, Inc., an Internet-based healthcare insurance company, in 1999 and serves as one of its directors and also serves as a director of several privately held companies. Dr. Krauss co-founded and, until 1997, served as chairperson of the board of directors of Cambridge Heart, Inc., a publicly traded cardiovascular device company. Dr. Krauss was the vice chairperson of Concord Health Group, Inc., a longterm healthcare company, from 1994 to 1996. Dr. Krauss received a BA in 1965 from Cornell University, an MD from Harvard Medical School in 1979 and an MBA from Harvard Graduate School of Business Administration in 1967.

    WAYNE B. LOWELL. Mr. Lowell has been a member of our board of directors and a member of our audit committee since January 2001. In 1998, Mr. Lowell established Jonchra Associates, LLC, which provides strategic and operating advice to senior management of venture capital-funded and publicly held entities. From 1986 to 1998, Mr. Lowell held several senior management roles at PacifiCare Health System, Inc., a managed healthcare company, including serving as its chief financial officer during that period. Mr. Lowell earned an MBA with honors in 1986 from the University of California, Irvine and a BS from the University of Maryland in 1977.

    BERNARD J. MANSHEIM, MD. Dr. Mansheim has been a member of our board of directors since 1999. Since 1998, Dr. Mansheim has served as the chief medical officer and a senior vice president of Coventry Health Care, Inc. Prior to joining Coventry, Dr. Mansheim served as the chief operations officer of United Healthcare of Mid Atlantic, a managed healthcare company, from 1997 to 1998 and as chief medical officer from 1996 to 1997. Dr. Mansheim served as the national medical director of United Healthcare Corp. and as the president and chief executive of HealthSpring, Inc. from 1995 to 1996. Dr. Mansheim received a BA in 1968 and an MD in 1972 from the University of Wisconsin.

    TERRY R. SCRENAR. Mr. Screnar has been a member of our board of directors since 1999 and a member of our audit committee since October 2000. Since 1999, Mr. Screnar has served as the chairman of the board, president and chief executive officer of Blue Cross Blue Shield of Montana. Previously, from 1995 to 1999, Mr. Screnar served as Blue Cross Blue Shield of Montana's chief operating officer and as executive vice president from 1986 to 1995. Since 1999, Mr. Screnar has served as the chairman of the board of directors of Combined Benefits Management, Inc., a holding company of Blue Cross Blue Shield of Montana. Mr. Screnar serves on the board of directors of several companies, including the Blue Cross Blue Shield Association. Mr. Screnar earned his BS from the University of Montana in Missoula in 1968 and has been a certified public accountant since 1970.

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

BOARD COMPOSITION

We currently have 8 directors. We will amend our certificate of incorporation and bylaws prior to the closing of this offering to provide that the terms of office of the directors will be divided into the following three classes:

- Class I, Robert J. Becker, MD, Marlene R. Krauss, MD and Bernard J. Mansheim, MD, whose term will expire at the annual meeting of stockholders to be held in 2001;

- Class II, Jeffrey M. Krauss, Terry R. Screnar and Wayne B. Lowell, whose term will expire at the annual meeting of stockholders to be held in 2002; and

- Class III, Kenneth A. Kessler, MD and Steven B. Epstein, whose term will expire at the annual meeting of stockholders to be held in 2003.

Messrs. Krauss and Screnar and Drs. Krauss and Mansheim were nominated to serve as members of our board of directors under the terms of agreements that we entered into with certain of our shareholders. We contemplate that these agreements will be terminated effective upon the closing of this offering and that these individuals will no longer have a contractual right to be nominated to our board of directors. For additional information regarding these agreements with our shareholders, please see "Related party transactions-Other transactions"

At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a two-thirds majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

BOARD COMMITTEES

Audit committee

The audit committee of the board of directors was established in October 2000 and reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Terry R. Screnar, Marlene R. Krauss, MD, Jeffrey M. Krauss and Wayne B. Lowell, each of whom is an independent director.

Stock option and compensation committee

The stock option and compensation committee of the board of directors was established in October 2000 and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The stock option and compensation committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of the stock option and compensation committee are Robert J. Becker, MD, Steven B. Epstein and Jeffrey
M. Krauss.

--------------------------------------------------------------------------------
58

Management
--------------------------------------------------------------------------------

DIRECTOR COMPENSATION

Non-employee members of our board of directors are paid the sum of $2,500 plus travel expenses for attending each regular meeting of the board of directors. At his request, we do not pay Bernard J. Mansheim, MD, a non-employee director, for his service on our board of directors. We have retained Wayne B. Lowell, a non-employee director, as a financial and management consultant and pay
Mr. Lowell fees at an hourly rate. We have granted non-employee directors options to purchase our common stock pursuant to our 1993 Stock Option Plan, and our board continues to have discretion to grant options to our non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation and stock option committee. Prior to the formation of the compensation and stock option committee, the board of directors as a whole made decisions relating to compensation of our executive officers.

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following table shows all compensation for the year ended December 31, 2000 earned by our chief executive officer and our four other highest-paid executive officers whose compensation exceeded $100,000 for services rendered in all capacities to us, one of whom, Albert R. Graves, resigned from APS effective February 2001. "Other Annual Compensation" consists of sales commissions, payment of benefits and payment of office rental expenses. "All other compensation" consists of matching payments made under our 401(k) employee savings plan, payment of term life insurance premiums and, in the case of David
P. Hunsaker, $68,817 toward apartment rental, office rental and telephone expenses.

Summary compensation

-------------------------------------------------------------------------------------------------
                                                                    Long-term
                                                                   compensation
                                                                       awards
                               2000 compensation                   securities
Name and                       ------------------ Other annual     underlying      All other
Principal Position              Salary    Bonus   compensation        options    compensation
-------------------------------------------------------------------------------------------------
Kenneth A. Kessler, MD ....... $258,474  $65,571       $   --         115,877         $5,191
  Chairman and Chief
  Executive Officer
David P. Hunsaker ............  225,000       --       47,995         180,000         73,209
  President of Public
  Sector Division
Stephen A. DaRe ..............  183,750   23,773        4,154         125,000          3,418
  Executive Vice
  President and
  Chief Financial Officer
Helene S. Roybal .............  174,415   26,343           --         141,458          3,242
  Executive Vice President-
  Operations
Albert R. Graves .............  170,000   20,700           --          75,000          1,417
  Senior Vice President
  and Chief Information
  Officer
-------------------------------------------------------------------------------------------------

Options

We did not grant any options or stock appreciation rights in 2000 to any executive officer listed in the summary compensation table above, nor did any of those officers exercise any stock options or stock appreciation rights during 2000.

The following table shows information as of December 31, 2000 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable are immediately exercisable. There was no public trading market for the common stock as of December 31, 2000. Accordingly, the value of unexercised in-the-money

--------------------------------------------------------------------------------
60

Management
--------------------------------------------------------------------------------

options listed below has been calculated on the basis of the assumed initial
public offering price of $      per share, less the applicable exercise price
per share, multiplied by the number of shares underlying such options.

Option values at December 31, 2000

---------------------------------------------------------------------------------------
                                                                  Value of unexercised
                                            Number of unexercised in-the-money options
                                                   options                 at
                                            at December 31, 2000    December 31, 2000
                                            --------------------- ---------------------
Name                                        Exercisable Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------
Kenneth A. Kessler, MD.....................  77,251      38,626
David P. Hunsaker..........................  72,000     108,000
Stephen A. DaRe............................  45,000      80,000
Helene S. Roybal...........................  94,306      47,152
Albert R. Graves...........................  15,000      60,000

EMPLOYMENT AND SEVERANCE AGREEMENTS

Most of our executive officers have been presented with employment offer letters describing the terms of their employment, including compensation, but do not have employment agreements and are subject to termination at any time for any reason, with or without cause.

Kenneth A. Kessler, MD has entered into an employment agreement that provides for a current salary of $260,000 per year, subject to periodic discretionary increases by the stock option and compensation committee of our board of directors. In connection with his employment, Dr. Kessler was granted an option to purchase 115,877 shares of our common stock at an exercise price of $1.44 per share under our 1993 stock plan. In the event that Dr. Kessler is terminated due to a disability, he is entitled to a severance payment equal to three months of his then current salary.

In October 1998, we entered into an employment offer letter with Stephen A. DaRe, our executive vice president and chief financial officer, which provides for an annual salary of $175,000. In May 2000, we entered into a severance offer letter with Mr. DaRe that provides that if we terminate Mr. DaRe's employment for any reason, other than gross misconduct, we will be required to pay
Mr. DaRe his annual base salary for one year and to continue to provide his health and dental insurance benefits for one year.

In December 1997, we entered into an employment offer letter with David P. Hunsaker, our president of public sector division, which provides for an annual salary of $175,000 plus commissions based on sales performance.

In July 1997, we entered into an employment offer letter with Helene S. Roybal, our executive vice president of operations, which provides for an annual salary of $165,000 plus a performance bonus. If we terminate Ms. Roybal's employment for any reason other than for cause or gross misconduct, we will be required to pay her one year's salary as severance.

Members of our senior management have all entered into employee confidentiality agreements relating to patients' medical records, and non-competition and confidentiality agreements that contain provisions for the protection of our confidential information, the assignment of inventions and provide for some severance benefits in the event that we terminate his or her employment without cause within

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

one year of his or her employment with us. All other current employees have entered into employee confidentiality agreements relating to patients' records and confidentiality agreements that contain provisions for the protection of our confidential information.

EMPLOYEE BENEFIT PLANS

1993 Stock Option Plan

Our 1993 Stock Option Plan was adopted in April 1993 and subsequently approved by our stockholders. Under the terms of the plan, 3,200,000 shares of common stock are reserved for issuance upon exercise of stock options. As of December 31, 2000, we had options to purchase 2,468,944 shares of common stock under this plan outstanding held by employees, directors and consultants with a weighted average exercise price of $2.24 per share. Our stock option and compensation committee determines the type of awards to be granted, the persons to whom, and the time or times at which, awards are granted, and the terms, conditions and provisions of, and restrictions relating to, each award, including vesting provisions and applicable performance criteria. Incentive stock options are granted at exercise prices equal to at least 100% of the fair market value of our common stock on the date of grant, and expire one year from the date of the holder's termination of employment with us by reason of disability or death. Upon termination of employment for any other reason, the incentive stock options expire three months from the date of the holder's termination of employment. Non-incentive stock options may be exercised at any time prior to an expiration date established for such option by our stock option and compensation committee.

401(k) Savings Plan

We sponsor a retirement plan designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees who complete 90 days of service are eligible to contribute to the plan. In addition, all employees who have been employed by us for at least 12 months and have worked 1,000 hours in that year are eligible for matching contributions by us at the rate of 25% of the amount contributed by the employee up to a maximum of 6% of the employee's compensation. The employer contributions vest at the rate of 20% per annum commencing upon completion of the first year of employment. Employer matching contributions totaled $49,931 and $61,409 for the year ended December 31, 1999 and the nine months ended September 30, 2000.

--------------------------------------------------------------------------------
62

--------------------------------------------------------------------------------

Related party transactions

SALES OF SECURITIES

Since January 1, 1998, we have issued the following securities in private placement transactions involving executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:

-   On October 18, 1999, we issued 29,768 shares of our common stock to Clifford
    G. Larsen, the president of our employer division, in connection with his employment.

- On March 31, 2000, we issued to Kenneth A. Kessler, MD, our chairman and chief executive officer, 1,041,647 shares of common stock upon his exercise of warrants at an average weighted exercise price of $0.95 per share.

- On April 12, 2000, we granted Steven B. Epstein, a member of our board of directors, five-year options to purchase 150,000 shares of our common stock at an exercise price of $2.85 per share. These options were issued to Mr. Epstein in consideration of his efforts in connection with this offering and vest only upon the closing of a public offering.

- On April 20, 2000, we issued 25,000 shares of common stock to Robert J. Becker, MD, a member of our board of directors, upon his exercise of options at an exercise price of $1.22 per share.

- On July 6, 2000, we issued 25,694 shares of common stock to David P. Hunsaker, the president of our public sector division, in connection with his employment.

- On August 21, 2000, we issued warrants to purchase 75,000 shares of our common stock at an exercise price of $0.01 per share to Dr. Kessler, as partial consideration for a $750,000 loan made to us by Dr. Kessler.

- On October 18, 2000, we issued 29,768 shares of our common stock to Mr. Larsen in connection with his employment.

- On December 28, 2000, we issued 25,000 shares of our common stock to Mr. Epstein, upon his exercise of warrants at an exercise price of $1.00 per share.

- On January 25, 2001, we granted Wayne B. Lowell, a member of our board of directors, options to purchase 50,000 shares of our common stock at an exercise price of $2.85 per share. These options were granted to Mr. Lowell in connection with his service as a member of our board of directors.

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal stockholders."

OTHER TRANSACTIONS

On September 26, 1997, we entered into an agreement to provide behavioral healthcare services, to which agreement Coventry Health Care, Inc. succeeded in April 1998. We derived approximately 41% of our revenues for the year ended December 31, 1999 and 24% of our revenues for the nine months ended
September 30, 2000 from Coventry under this agreement. One of the members of our board of directors, Bernard Mansheim, MD, is the chief medical officer and a senior vice president of Coventry.

--------------------------------------------------------------------------------

Related party transactions
--------------------------------------------------------------------------------

Since January 1, 1998, we have entered into the following agreements with our executive officers, directors and holders of more than five percent of our voting securities:

On October 18, 1999, our subsidiary, Vydas Resources, Inc., entered into a contract to provide employee assistance program services to BlueCross BlueShield of Montana, Inc. One of the members of our board of directors, Terry Screnar, is the president and chief executive officer of BlueCross BlueShield of Montana, Inc. Our agreement with BlueCross BlueShield of Montana accounted for approximately $2,534,808 of our revenues in 1999 and approximately $2,126,244 of our revenues for the nine months ended September 30, 2000.

On March 31, 2000, we made a loan to Dr. Kessler in the principal amount of approximately $985,000. The loan bears interest at approximately 8% annually and matures in March 2005. Dr. Kessler used the proceeds of the loan to exercise his right to purchase 1,041,647 shares of our common stock under previously granted warrants. As of December 31, 2000, the entire principal and accrued interest of the loan was outstanding.

On May 3, 2000, we entered into a development services agreement with XCare.net, a company of which Jeffrey Krauss, a member of our board of directors, is chairman. The agreement provides that we will pay to XCare.net the sum of $750,000 for its services in developing our website, APS HelpLink.com. On
May 3, 2000 we also entered into a related hosting services agreement with XCare.net. The hosting services agreement provides that we will pay to XCare.net $5,000 per month through April 2001 for its services in hosting APS HelpLink.com.

In August 2000, Dr. Kessler loaned us $750,000. The $750,000 principal bore interest at a stated rate of 15% per year, payable monthly, in addition to a fee of $37,500 payable upon our repayment of the principal. As additional consideration for the loan, we issued Dr. Kessler warrants to purchase 75,000 shares of our common stock at $0.01 per share. We repaid this loan in full in September 2000.

In December 2000, we retained Wayne B. Lowell, since elected a member of our board of directors, as a financial and management consultant at an hourly rate.

We and some of our executive officers, directors and shareholders are currently parties to agreements containing provisions that relate to co-sale rights, put and call rights, proxies to vote shares of our common stock, designation of board members or observers, and restrictions on issuances of equity securities, capital expenditures and transactions with affiliates, all of which agreements we contemplate will be terminated effective upon the closing of this offering.

--------------------------------------------------------------------------------
64

--------------------------------------------------------------------------------

Principal stockholders

The following table shows the beneficial ownership of our common stock as of December 31, 2000, after giving effect to the conversion of all shares of our capital stock into shares of our common stock upon the closing of this offering, but not the contemplated one-for- reverse stock split of our common stock, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus, by:

- each person or group of affiliated persons known by us to own beneficially 5% or more of our common stock;

- each director and each executive officer named in the summary compensation table under the caption "Management-Summary compensation;" and

-   all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and includes the number of shares acquirable upon the exercise of options and warrants within 60 days from December 31, 2000. The percentage ownership is based on 23,556,888 shares of our common stock outstanding prior to this
offering and              shares outstanding immediately after this offering.
The address for those individuals for which an address is not otherwise indicated is: c/o APS Healthcare, Inc., 6705 Rockledge Drive, Suite 200, Bethesda, Maryland 20817.

                                                               NUMBER OF
                                           NUMBER OF              SHARES   PERCENT OWNED
                                              SHARES   ACQUIRABLE WITHIN     BEFORE THIS         PERCENT OWNED
BENEFICIAL OWNER                         OUTSTANDING             60 DAYS        OFFERING   AFTER THIS OFFERING
--------------------------------------------------------------------------------------------------------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS

  Kenneth A. Kessler, MD(1)............   4,267,210         190,877            18.77%
  David P. Hunsaker....................      25,694          72,000                *
  Stephen A. DaRe......................          --          45,000                *
  Helene S. Roybal.....................          --         141,458                *
  Albert R. Graves.....................          --          15,000                *
  Robert J. Becker, MD(2)..............     188,932              --                *
  Steven B. Epstein....................      25,000         250,000             1.16
  Jeffrey M. Krauss....................          --              --               --
  Marlene R. Krauss, MD(3).............          --         255,754             1.07
  Wayne B. Lowell......................          --              --               --
  Bernard J. Mansheim, MD(4)...........     649,282              --             2.76
  Terry R. Screnar(5)..................   1,789,473              --             7.60
  All directors and executive officers    7,005,127         995,089            32.58
    as a group (14 persons)............

FIVE PERCENT STOCKHOLDERS

  Principal Health Care, Inc.(6) ......   1,352,591              --             5.74
    711 High Street
    Des Moines, Iowa 50392
  Ken Associates, LLC .................   2,250,000              --             9.55
    4833 Rockwood Parkway
    Washington D.C. 20016

--------------------------------------------------------------------------------

Principal stockholders
--------------------------------------------------------------------------------

                                                               NUMBER OF
                                           NUMBER OF              SHARES   PERCENT OWNED
                                              SHARES   ACQUIRABLE WITHIN     BEFORE THIS         PERCENT OWNED
BENEFICIAL OWNER                         OUTSTANDING             60 DAYS        OFFERING   AFTER THIS OFFERING
--------------------------------------------------------------------------------------------------------------
  CanPartners Investments IV,             1,933,928              --             8.21%
    L.L.C. ............................
    9665 Wilshire Boulevard, Suite 200
    Beverly Hills, California 90212
  Oxford Health Plans, Inc. ...........   1,081,906         614,754             7.02
    800 Connecticut Avenue
    Norwalk, Connecticut 06851
  Nazem & Company IV, L.P. ............   2,942,915         448,527            14.13
    645 Madison Avenue, 12th Floor
    New York, NY 10022
  Wheatley Partners II, L.P. ..........   1,560,648          71,721             6.91
    80 Cutter Mill Road, Suite 311
    Great Neck, New York 11021
  Combined Benefits                       1,789,473              --             7.60
    Management, Inc. ..................
    560 North Park Avenue
    Helena, Montana 59601

---------

*  Represents beneficial ownership of less than 1%

(1) Consists of 2,017,210 shares of common stock and options and warrants to purchase an aggregate of 190,877 shares of common stock held by Kenneth A.
    Kessler, MD, and 2,250,000 shares of common stock held by Ken Associates, LLC, of which Dr. Kessler is the managing member and holds a 3.3% membership interest. Dr. Kessler exercises voting control over all shares of common stock held by that company and is also the sole trustee of two trusts for the benefit of his children that each holds an approximately 46% membership interest in that company. Dr. Kessler disclaims beneficial ownership of all shares held by Ken Associates, except to the extent of his pecuniary interest in that company.

(2) Includes 163,932 shares of common stock held by Robert J. Becker, MD, jointly with his spouse.

(3) Consists of (i) an aggregate of 72,673 unit purchase options, and warrants to purchase an aggregate of 22,267 shares of common stock, held by Marlene
    Krauss, MD; (ii) an aggregate of 36,337 unit purchase options, and warrants to purchase an aggregate of 11,133 shares of common stock, held by Dr. Krauss' spouse; and (iii) warrants to purchase an aggregate of 86,092 shares of common stock held by KBL Healthcare, Inc., of which Dr. Krauss is the chief executive officer, chairperson and managing director. Dr. Krauss may be deemed to share voting or investment power of shares held by KBL or her spouse, of which she disclaims beneficial ownership except to the extent of her pecuniary interest.

(4)  Consists of 649,282 shares of common stock held by Coventry Health
     Care, Inc., of which Bernard Mansheim, MD is the chief medical officer and a senior vice president. Dr. Mansheim may be deemed to share voting or investment power of shares held by Coventry, of which he disclaims beneficial ownership.

(5) Consists of 1,789,473 shares of common stock held by Combined Benefits Management, Inc., of which Terry Screnar is the chairman. Mr. Screnar may be deemed to share voting or investment power of these shares, of which he disclaims beneficial ownership.

(6) Excludes 649,282 shares of common stock held by Coventry. Principal Health Care, Inc. holds approximately 24% of Coventry's outstanding voting shares and has the right to nominate certain members of Coventry's board of directors.

--------------------------------------------------------------------------------
66

--------------------------------------------------------------------------------

Description of securities

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to our certificate of incorporation and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our certificate of incorporation.

Upon the closing of this offering, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

As of December 31, 2000, we had 13,988,487 shares of class A common stock outstanding, held of record by 101 stockholders, which will be converted into shares of common stock, without classification, upon the closing of this offering and the class A common stock will no longer be authorized, issued
or outstanding. There will be              shares of common stock outstanding
upon the closing of this offering, which gives effect to the issuance of shares of common stock offered by us under this prospectus, the conversion of our class A common stock, the conversion of our preferred stock discussed below and a one-for- reverse stock split of our common stock.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of any outstanding preferred stock. Holders of common stock are entitled to receive dividends, if any, on a pro rata basis as may be declared by the board of directors out of funds legally available for dividends, subject to any preferential dividend rights of any outstanding preferred stock. See "Dividend policy." Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

As of December 31, 2000, we had 9,568,401 shares of convertible preferred stock
outstanding, which will be converted into        shares of our common stock upon
the closing of this offering and the convertible preferred stock will no longer be authorized, issued or outstanding.

Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series, commonly referred to as blank check preferred stock. Our board of directors may also designate the powers, preferences, rights and any qualifications, limitations or restrictions of the shares

--------------------------------------------------------------------------------

Description of securities
--------------------------------------------------------------------------------

of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences, any or all of which may be superior to the rights of our common stock, and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "Description of securities--Anti-takeover effects of provisions of Delaware law and our certificate of incorporation and bylaws."

OPTIONS

As of December 31, 2000, options to purchase a total of 2,468,944 shares of common stock were outstanding at a weighted average exercise price of $2.24 per share. Options to purchase a total of 3,200,000 shares of common stock have been authorized for grant under our 1993 Stock Option Plan, of which options to purchase 674,056 shares are available for future grant. Please see "Management-- Employee benefit plans" and "Shares eligible for future sale."

WARRANTS

We have outstanding warrants to purchase a total of 2,804,598 shares of our capital stock at a weighted average exercise price of $0.61 per share. All of our outstanding warrants are currently exercisable.

UNIT PURCHASE OPTIONS

We have 109,010 unit purchase options outstanding. Each unit purchase option entitles the holder to purchase a unit at an exercise price of $1.00 per unit. Each unit consists of one share of common stock and a warrant to acquire .25 shares of common stock at an exercise price of $1.50 per share. All of our outstanding unit purchase options are currently exercisable.

REGISTRATION RIGHTS

At any time commencing from six to twelve months following the effective date of
this offering, the holders of       shares of common stock, the holders of
warrants to purchase       shares of common stock and the holders of 109,010
unit purchase options will be entitled to demand, under certain circumstances on up to four occasions by certain holders registration of their shares under the Securities Act of 1933. In addition, after the closing of this offering these holders will be entitled to piggyback registration rights with respect to their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration statement. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of the registration statement.

--------------------------------------------------------------------------------
68

Description of securities
--------------------------------------------------------------------------------

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Interested stockholder transactions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years of the business combination did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

In addition, provisions of our certificate of incorporation and bylaws, which will be in effect upon the closing of this offering and are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those transactions that might result in a premium over the market price for the shares held by stockholders.

Board of directors vacancies

Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with the stockholder's nominees.

Staggered board

Our certificate of incorporation provides that our board is classified into three classes of directors, with each class serving a staggered three-year term. Please see "Management--Board composition" for more information regarding our staggered board. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

Stockholder action; special meetings of stockholders

Our certificate of incorporation provides that our stockholders may not take action by written consent, and may only act at a duly called annual or special meetings of our stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the president, chief executive officer or chairman of the board of directors or a majority of the board of directors.

Super-majority voting

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless the certificate of

--------------------------------------------------------------------------------

Description of securities
--------------------------------------------------------------------------------

incorporation requires a greater percentage. We have provisions in our certificate of incorporation that require a vote of at least 62 2/3% of the stockholders entitled to vote in the election of directors to amend or repeal the anti-takeover provisions of our certificate of incorporation.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation no later than the date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, which date shall be not less than 120 calendar days in advance of the date of such proxy statement, provided that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, if any, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. Our bylaws also contain specific requirements as to the form and content of a stockholder's notice. These provisions may inhibit our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage.

Limitation of liability and indemnification matters

Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision of our certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each of our directors will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision of our certificate also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

--------------------------------------------------------------------------------
70

Description of securities
--------------------------------------------------------------------------------

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

-   any breach of the director's duty of loyalty to us or our stockholders;

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-   unlawful payments of dividends or unlawful stock purchases or redemptions;
    or

- for any transaction from which the director derived an improper personal benefit.

Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our restated certificate of incorporation provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We maintain directors' and officers' liability insurance coverage with an aggregate annual policy limit of $5.0 million. We have also obtained excess liability coverage policies in the aggregate amount of $5.0 million.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation or otherwise. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

NATIONAL MARKET LISTING

We intend to apply for listing of our common stock on the Nasdaq National Market under the trading symbol "APSH."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. Following this offering, the market price of our common stock could decline as a result of sales of a large number of shares, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have       outstanding shares of
common stock. Of these shares,              shares being offered by us in this
offering are freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by an affiliate of
ours. The remaining       shares of common stock held by existing stockholders
are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for exemption from registration under Rules 144, 144(k) or 701 of the Securities Act of 1933.

As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be eligible for sale in the public market as follows:

NUMBER OF
SHARES      DATE
------------------------------------------------------------------------
      ....  after the date of this prospectus;

      ....  beginning 90 days after the date of this prospectus; and

      ....  upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.

Our directors and officers and stockholders who hold              shares in the
aggregate, together with the holders of options to purchase              shares
of common stock and the holders of warrants to purchase              shares of
common stock, have entered into lock-up agreements under which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of UBS Warburg LLC for a period of 180 days from the date of this prospectus.

In general, under Rule 144 of the Securities Act of 1933, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the
then outstanding shares of common stock--approximately              shares
immediately after this offering--or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of December 31, 2000, options to purchase a total of 2,468,944 shares of
common stock were outstanding. Of these       shares,

--------------------------------------------------------------------------------
72

Shares eligible for future sale
--------------------------------------------------------------------------------

             shares may be eligible for sale in the public market at various times after 90 days from the date of this prospectus.

Following the closing of this offering, we intend to file a registration
statement to register for resale the              shares of common stock
reserved for issuance under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

Stockholders holding approximately              shares of common stock have the
right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Management--Employee benefit plans," "Principal stockholders," "Description of securities--Registration rights," "Shares eligible for future sale" and "Underwriting."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and CIBC World Markets Corp. are the representatives of the underwriters.

UNDERWRITERS                                                  NUMBER OF SHARES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................

CIBC World Markets Corp.....................................
                                                                  ---------

    Total...................................................
                                                                  =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional              shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional              shares.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
-----------------------------------------------------------------------------------------
Per share...................................................  $               $

  Total.....................................................  $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $      .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $      share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and our stockholders holding   shares of our common
stock in the aggregate have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price,
up to            shares of our common stock being offered, for sale to our
customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share

--------------------------------------------------------------------------------
74

Underwriting
--------------------------------------------------------------------------------

program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Epstein Becker & Green, P.C., New York, New York. Steven B. Epstein, one of our directors, is a member of Epstein Becker & Green, P.C. and holds 25,000 shares of our common stock and options and warrants to purchase 250,000 shares of our common stock. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report which, as to the year ended December 31, 1999, is based in part on the report of McGladrey & Pullen, LLP, independent auditors. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on such reports, given on their authority as experts in accounting and auditing.

McGladrey & Pullen, LLP, independent auditors, have audited the consolidated financial statements of Vydas Resources, Inc. at October 17, 1999 and
December 31, 1999 and for the year ended December 31, 1998 and the periods from January 1, 1999 to October 17, 1999 and October 18, 1999 to December 31, 1999, as set forth in their reports. We have included the financial statements of Vydas Resources, Inc. for the year ended December 31, 1998 and the period from January 1, 1999 to October 17, 1999 in this prospectus and elsewhere in the registration statement in reliance on McGladrey & Pullen, LLP's report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the financial statements of Principal Behavioral Health Care, Inc. for the period January 1, 1997 to September 25, 1997, as set forth in their report. We have included the financial statements of Principal Behavioral Healthcare, Inc. in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules and amendments to the registration statement, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov).

--------------------------------------------------------------------------------
76

Where you can find more information
--------------------------------------------------------------------------------

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We intend to furnish our stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information.

--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

APS Healthcare, Inc. and Subsidiaries
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Report of McGladrey & Pullen, LLP, Independent Auditors.....    F-3
Consolidated Balance Sheets as of December 31, 1998 and
  1999, as of September 30, 2000 (unaudited), and as of
  September 30, 2000 -- pro forma (unaudited)...............    F-4
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the nine months ended
  September 30, 1999 and 2000 (unaudited)...................    F-6
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1997, 1998 and 1999 and the nine
  months ended September 30, 2000 (unaudited)...............    F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the nine months ended
  September 30, 1999 and 2000 (unaudited)...................    F-8
Notes to Consolidated Financial Statements..................   F-10

Vydas Resources, Inc. and Subsidiary
Report of Independent Auditors..............................   F-28
Consolidated Balance Sheet as of October 17, 1999...........   F-29
Consolidated Statement of Operations for the year ended
  December 31, 1998 and the period January 1, 1999 to
  October 17, 1999..........................................   F-30
Statement of Shareholder's Equity for the year ended
  December 31, 1998 and the period January 1, 1999 to
  October 17, 1999..........................................   F-31
Statement of Cash Flows for the year ended December 31, 1998
  and the period January 1, 1999 to October 17, 1999........   F-32
Notes to Consolidated Financial Statements..................   F-33

Principal Behavioral Healthcare, Inc.
Report of Independent Auditors..............................   F-41
Statement of Operations for the period January 1, 1997 to
  September 25, 1997........................................   F-42
Statement of Shareholder's Equity for the period January 1,
  1997 to September 25, 1997................................   F-43
Statement of Cash Flows for the period January 1, 1997 to
  September 25, 1997........................................   F-44
Notes to Financial Statements...............................   F-45

APS Healthcare, Inc.
Unaudited Pro Forma Consolidated Statement of Operations for
  the year ended December 31, 1999..........................   F-50

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

Board of Directors
APS Healthcare, Inc.

We have audited the accompanying consolidated balance sheets of APS
Healthcare, Inc. (formerly American Psych Systems Holdings, Inc.) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Vydas Resources, Inc., a wholly owned subsidiary acquired in 1999, which statements reflect total assets constituting 13.3% of consolidated assets as of December 31, 1999, and total revenues constituting 5.6% of the related consolidated revenues for the year then ended. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Vydas Resources, Inc., is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of APS Healthcare, Inc. and subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

Baltimore, MD
March 30, 2000

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Vydas Resources, Inc.
Missoula, Montana

We have audited the accompanying consolidated balance sheet of Vydas Resources, Inc. (a wholly owned subsidiary of APS Healthcare, Inc.) and subsidiary as of December 31, 1999, and the related statements of operations, stockholder's equity, and cash flows for the period of October 18, 1999, through December 31, 1999 (which are not included in this Registration Statement). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vydas Resources, Inc. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the period of October 18, 1999, through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audit of the consolidated financial statements of Vydas Resources, Inc. and Subsidiary included Schedule II for the period from October 18, 1999 through December 31, 1999. In our opinion, such schedule presents fairly the information required to be set forth therein, in conformity with generally accepted accounting principals.

                                          /s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota
July 21, 2000

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                              As of
                                                   As of                  As of           September 30,
                                               December 31,           September 30,           2000
                                        ---------------------------       2000        (unaudited-pro forma)
                                            1998           1999        (unaudited)          (Note 16)
-----------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash................................  $ 3,023,715    $ 3,292,644     $ 8,179,669         $ 8,179,669
  Restricted cash.....................           --             --         124,646             124,646
  Patient accounts receivable, net of
    allowances for contractual and
    administrative adjustments and bad
    debts of $1,340,667 in 1998.......    1,957,966             --              --                  --
  Premiums receivable, net of
    allowance for uncollectible
    accounts of $45,583 in 1999.......      884,765      3,285,177       3,613,167           3,613,167
  Prepaid expenses and other current
    assets............................      351,487        878,338         610,617             610,617
                                        -----------    -----------     -----------         -----------
    Total current assets..............    6,217,933      7,456,159      12,528,099          12,528,099
Property and equipment:
  Furniture and fixtures..............      561,144        640,357         669,851             669,851
  Office equipment....................    3,402,437      5,127,709       5,909,319           5,909,319
  Computer software...................           --         66,894       1,215,658           1,215,658
  Leasehold improvements..............       96,165        165,948         217,148             217,148
  Vehicles............................      111,368         10,858          10,858              10,858
                                        -----------    -----------     -----------         -----------
                                          4,171,114      6,011,766       8,022,834           8,022,834
Accumulated depreciation and
  amortization........................   (1,545,526)    (2,517,375)     (4,104,260)         (4,104,260)
                                        -----------    -----------     -----------         -----------
                                          2,625,588      3,494,391       3,918,574           3,918,574
Intangible assets:
  Purchased managed care contracts....    1,592,403      2,067,763       2,067,763           2,067,763
  Organization and start-up costs.....      656,468             --              --                  --
  Non-compete covenants...............           --         65,649          65,649              65,649
  Goodwill............................    7,025,371     17,734,281      17,822,003          17,822,003
                                        -----------    -----------     -----------         -----------
                                          9,274,242     19,867,693      19,955,415          19,955,415
Accumulated amortization..............     (802,030)    (1,269,707)     (2,198,488)         (2,198,488)
                                        -----------    -----------     -----------         -----------
                                          8,472,212     18,597,986      17,756,927          17,756,927
Deferred financing costs, net of
  accumulated amortization of $866 in
  1998, $97,905 in 1999 and $174,956
  in 2000.............................      484,330        387,291         617,637             617,637
Other assets..........................      245,115        397,249         742,039             742,039
                                        -----------    -----------     -----------         -----------
Total assets..........................  $18,045,178    $30,333,076     $35,563,276         $35,563,276
                                        ===========    ===========     ===========         ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                                       As of
                                                            As of                  As of           September 30,
                                                        December 31,           September 30,           2000
                                                 ---------------------------       2000        (unaudited-pro forma)
                                                     1998           1999        (unaudited)          (Note 16)
--------------------------------------------------------------------------------------------------------------------
Liabilities and shareholders' equity (deficit)
Current liabilities:
  Accounts payable and accrued expenses........  $ 4,566,916    $ 6,210,667     $ 6,291,831         $ 6,291,831
  Accrued claims liability.....................    3,223,750      5,015,188       6,967,909           6,967,909
  Deferred revenue.............................      509,799        545,801         395,787             395,787
  Third party settlements......................       44,984             --              --                  --
  Current portion of long term debt............    2,050,000      4,507,496       2,006,044           2,006,044
                                                 -----------    -----------     -----------         -----------
  Total current liabilities....................   10,395,449     16,279,152      15,661,571          15,661,571
  Long term debt, net of current portion.......    6,096,292     10,099,253      17,029,413          17,029,413
  Minority interest............................       29,943             --              --                  --
  Commitments and contingencies................           --             --              --                  --
  Class A common stock subject to repurchase, 0
    shares, 1,789,473 shares and 1,811,403
    shares issued in 1998, 1999 and 2000
    actual, none pro forma.....................           --      5,099,998       5,109,373                  --
Shareholders' equity (deficit):
  Series I convertible preferred stock, $.001
    par value, 8,227,050 shares authorized,
    7,067,514 issued and outstanding; aggregate
    liquidation preference of $8,622,367.......        7,068          7,068           7,068                  --
  Series II convertible preferred stock, $.001
    par value, 2,600,000 shares authorized,
    2,500,887 issued and outstanding; aggregate
    liquidation preference of $3,601,277.......        2,500          2,500           2,500                  --
  Series A Preferred Stock, $.001 par value,
    1 share authorized; 0 issued and
    outstanding in 1998, 1999, and 2000........           --             --              --                  --
  Class A common stock, $.001 par value,
    37,500,000 shares authorized; 9,574,696,
    9,666,964 and 12,866,135 issued in 1998,
    1999 and 2000, respectively, and 0 pro
    forma; and 8,903,257, 8,865,645 and
    12,064,816 outstanding in 1998, 1999 and
    2000, respectively, and 0 pro forma                9,575          9,667          12,866                  --
  Class B Common Stock, $.001 par value,
    2,000,000 shares authorized; 0 issued and
    outstanding in 1998, 1999, and 2000........           --             --              --                  --
  Common stock, $.001 par value, 75,000,000
    shares authorized pro forma; 0 shares
    issued and outstanding in 1998, 1999 and
    2000, respectively; 24,245,939 shares
    issued pro forma, and 23,444,620
    outstanding pro forma......................           --             --              --              24,245
  Additional paid-in capital...................   23,427,510     23,776,961      25,737,712          30,845,274
  Accumulated deficit..........................  (20,774,870)   (23,606,207)    (25,540,045)        (25,540,045)
  Note receivable from shareholder.............           --             --        (985,878)           (985,878)
  Unearned compensation........................           --             --        (135,988)           (135,988)
  Class A common stock held in treasury, at
    cost, 671,439 shares in 1998 and 801,319
    shares in 1999, 2000 and pro forma.........   (1,148,289)    (1,335,316)     (1,335,316)         (1,335,316)
                                                 -----------    -----------     -----------         -----------
    Total shareholders' equity (deficit).......    1,523,494     (1,145,327)     (2,237,081)          2,872,292
                                                 -----------    -----------     -----------         -----------
  Total liabilities and shareholders' equity
    (deficit)..................................  $18,045,178    $30,333,076     $35,563,276         $35,563,276
                                                 ===========    ===========     ===========         ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Nine months ended
                                                                                           September 30,
                                                Year ended December 31,                     1999           2000
                                               1997           1998           1999                   (unaudited)
---------------------------------------------------------------------------------------------------------------
Revenue:
  Premium revenue....................  $11,260,132    $31,544,074    $55,417,554    $37,321,464    $63,037,313

Operating expenses:
  Direct service expenses............    8,755,585     24,045,578     45,387,787     29,371,626     54,259,485
  General and administrative
    expenses.........................    2,844,803      4,963,578      8,181,200      5,698,701      6,570,637
  Depreciation.......................      252,498        715,491      1,120,252        810,460      1,219,646
  Amortization.......................      181,108        657,076        821,999        417,153      1,351,011
  Impairment loss....................           --        707,613         61,000             --             --
                                       -----------    -----------    -----------    -----------    -----------
                                        12,033,994     31,089,336     55,572,238     36,297,940     63,400,779
                                       -----------    -----------    -----------    -----------    -----------
Income (loss) from operations........     (773,862)       454,738       (154,684)     1,023,524       (363,466)

Other income (expense):
  Interest expense...................     (722,451)    (1,733,242)    (1,330,813)      (902,635)    (1,407,317)
  Minority interest in loss of
    subsidiaries.....................       37,664         67,933             --             --             --
  Other..............................           --        904,312      1,267,940             --             --
                                       -----------    -----------    -----------    -----------    -----------
Income (loss) from continuing
  operations before income taxes,
  discontinued operations,
  extraordinary item and accounting
  change.............................   (1,458,649)      (306,259)      (217,557)       120,889     (1,770,783)
Income tax provision.................        9,544         74,460        172,923             --        163,055
                                       -----------    -----------    -----------    -----------    -----------
Income (loss) from continuing
  operations before discontinued
  operations, extraordinary item and
  accounting change..................   (1,468,193)      (380,719)      (390,480)       120,889     (1,933,838)
Discontinued operations:
  Loss from operations of
    discontinued centers.............   (1,597,712)    (2,716,346)    (2,030,606)    (2,030,606)            --
  Net loss on disposal of
    discontinued centers, including
    provision of $321,823 from
    operating losses during phase-out
    period...........................           --       (231,570)            --             --             --
                                       -----------    -----------    -----------    -----------    -----------
                                        (1,597,712)    (2,947,916)    (2,030,606)    (2,030,606)            --
Extraordinary loss on early
  extinguishment of debt.............           --     (1,278,818)            --             --             --
Cumulative effect of change in
  accounting method..................           --             --       (410,251)      (410,251)            --
                                       -----------    -----------    -----------    -----------    -----------
Net loss.............................  $(3,065,905)   $(4,607,453)   $(2,831,337)   $(2,319,968)   $(1,933,838)
                                       ===========    ===========    ===========    ===========    ===========
Basic and diluted loss per common
  share:
  Income (loss) from continuing
    operations before discontinued
    operations, extraordinary item
    and accounting change............  $     (0.20)   $     (0.04)   $     (0.04)   $       .01    $     (0.20)
  Discontinued operations............        (0.22)         (0.31)         (0.23)         (0.22)            --
  Extraordinary loss on early
    extinguishment of debt...........           --          (0.14)            --             --             --
  Cumulative effect of change in
    accounting method................           --             --          (0.05)         (0.05)            --
                                       -----------    -----------    -----------    -----------    -----------
  Net loss per common share..........  $     (0.42)   $     (0.49)   $     (0.32)   $     (0.26)   $     (0.20)
                                       ===========    ===========    ===========    ===========    ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity (Deficit)

                                                Class     Shares of               Shares of
                                 Shares of        A       Preferred   Preferred   Preferred   Preferred    Additional     Unearned
                                  Common       Common       Stock       Stock       Stock       Stock       Paid-in       Compen-
                                   Stock        Stock     Series I    Series I    Series II   Series II     Capital        Sation
                                -----------   ---------   ---------   ---------   ---------   ---------   ------------   ----------

Balance at January 1, 1997....   6,738,562     $ 6,739    7,067,514    $7,068            --    $   --     $11,405,557    $      --
  Issuance of common stock....   2,705,182       2,705           --        --            --        --       3,892,757           --
  Issuance of stock
    warrants..................          --          --           --        --            --        --       2,026,000           --
  Conversion of debentures....          --          --           --        --     1,983,495     1,983       2,720,318           --
  Extension of warrants.......          --          --           --        --            --        --         625,013           --
  Net loss....................          --          --           --        --            --        --              --           --
                                ----------     -------    ---------    ------     ---------    ------     -----------    ---------

Balance at December 31,
  1997........................   9,443,744       9,444    7,067,514     7,068     1,983,495     1,983      20,669,645           --
  Conversion of warrants......     130,952         131           --        --            --        --         159,630           --
  Conversion of debt to Series
    II
    preferred stock...........          --          --           --        --       517,392       517         744,527           --
  Issuance of stock
    warrants..................          --          --           --        --            --        --       1,853,708           --
  Treasury stock acquired.....          --          --           --        --            --        --              --           --
  Net loss....................          --          --           --        --            --        --              --           --
                                ----------     -------    ---------    ------     ---------    ------     -----------    ---------

Balance at December 31,
  1998........................   9,574,696       9,575    7,067,514     7,068     2,500,887     2,500      23,427,510           --
  Common stock awarded to
    employees.................      87,268          87           --        --            --        --         248,627           --
  Exercise of stock options...       5,000           5           --        --            --        --           6,095           --
  Extension of warrants.......          --          --           --        --            --        --          94,729           --
  Treasury stock acquired.....          --          --           --        --            --        --              --           --
Net loss......................          --          --           --        --            --        --              --           --
                                ----------     -------    ---------    ------     ---------    ------     -----------    ---------

Balance at December 31,
  1999........................   9,666,964       9,667    7,067,514     7,068     2,500,887     2,500      23,776,961           --
  Issuance of common stock....     750,000         750           --        --            --        --         434,250           --
  Common stock awarded to
    employees.................      78,326          78           --        --            --        --         186,921     (150,000)
  Compensation earned.........          --          --           --        --            --        --              --       14,012
  Exercise of stock options...      45,000          45           --        --            --        --          54,855           --
  Exercise of warrants........   2,325,845       2,326           --        --            --        --       1,241,975
  Warrants issued to purchase
    75,000 shares of common
    stock.....................          --          --           --        --            --        --          42,750           --
  Net loss....................          --          --           --        --            --        --              --           --
                                ----------     -------    ---------    ------     ---------    ------     -----------    ---------

Balance at September 30,
  2000........................  12,866,135     $12,866    7,067,514    $7,068     2,500,887    $2,500     $25,737,712    $(135,988)
                                ==========     =======    =========    ======     =========    ======     ===========    =========

                                                    Note
                                                 Receivable
                                 Accumulated        from        Treasury
                                   Deficit      Shareholder       Stock         Total
                                -------------   ------------   -----------   -----------
Balance at January 1, 1997....  $(13,101,512)    $      --     $       (60)  $(1,682,208)
  Issuance of common stock....            --            --              --     3,895,462
  Issuance of stock
    warrants..................            --            --              --     2,026,000
  Conversion of debentures....            --            --              --     2,722,301
  Extension of warrants.......            --            --              --       625,013
  Net loss....................    (3,065,905)           --              --    (3,065,905)
                                ------------     ---------     -----------   -----------
Balance at December 31,
  1997........................   (16,167,417)           --             (60)    4,520,663
  Conversion of warrants......            --            --              --       159,761
  Conversion of debt to Series
    II
    preferred stock...........            --            --              --       745,044
  Issuance of stock
    warrants..................            --            --              --     1,853,708
  Treasury stock acquired.....            --            --      (1,148,229)   (1,148,229)
  Net loss....................    (4,607,453)           --              --    (4,607,453)
                                ------------     ---------     -----------   -----------
Balance at December 31,
  1998........................   (20,774,870)           --      (1,148,289)    1,523,494
  Common stock awarded to
    employees.................            --            --              --       248,714
  Exercise of stock options...            --            --              --         6,100
  Extension of warrants.......            --            --              --        94,729
  Treasury stock acquired.....            --            --        (187,027)     (187,027)
Net loss......................    (2,831,337)           --              --    (2,831,337)
                                ------------     ---------     -----------   -----------
Balance at December 31,
  1999........................   (23,606,207)           --      (1,335,316)   (1,145,327)
  Issuance of common stock....            --            --              --       435,000
  Common stock awarded to
    employees.................            --            --              --        36,999
  Compensation earned.........            --            --              --        14,012
  Exercise of stock options...            --            --              --        54,900
  Exercise of warrants........            --      (985,878)             --       258,423
  Warrants issued to purchase
    75,000 shares of common
    stock.....................            --            --              --        42,750
  Net loss....................    (1,933,838)           --              --    (1,933,838)
                                ------------     ---------     -----------   -----------
Balance at September 30,
  2000........................  $(25,540,045)    $(985,878)    $(1,335,316)  $(2,237,081)
                                ============     =========     ===========   ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows

                                                                                          Nine months ended
                                                                                            September 30,
                                                    Year ended December 31,                  (Unaudited)
                                            ---------------------------------------   -------------------------
                                               1997          1998          1999          1999          2000
                                            -----------   -----------   -----------   -----------   -----------
Operating activities
Net loss..................................  $(3,065,905)  $(4,607,453)  $(2,831,337)  $(2,319,968)  $(1,933,838)
Adjustments to reconcile net loss to net
  cash provided by operating activites:
  Impairment loss.........................           --       707,613        61,000            --            --
  Depreciation and amortization...........      433,606     1,372,567     1,942,251     1,227,613     2,570,657
  Amortization of debt discount...........      448,905     1,073,339       316,249       277,853        76,280
  Accrued interest converted to preferred
    stock.................................      106,233            --            --            --            --
  Compensation related to extension of
    warrants..............................      625,013            --        94,729        94,729            --
  Compensation recognized for common stock
    awarded to employees..................           --            --       248,714            --       186,999
  Minority interest in losses of
    subsidiaries..........................      (37,664)      (67,933)           --            --            --
  Loss on extinguishment of debt..........           --     1,549,002            --            --            --
  Loss on disposal of assets..............           --        10,709        52,459        52,459            --
  Facilities' closure costs...............           --       475,915       787,199       787,199            --
  Cumulative effect of change in
    accounting method.....................           --            --       479,872       479,872            --
  Other...................................           --            --            --        29,943            --
  Changes in operating assets and
    liabilities:
    Patient accounts receivable...........     (641,491)      335,787     1,957,966     1,957,966      (324,657)
    Premium receivable....................   (1,586,013)      775,483    (1,551,850)     (160,911)           --
    Third party settlements...............     (203,755)     (138,055)      (44,984)      (44,984)           --
    Deferred revenue......................       (7,249)      481,845      (247,527)      233,915      (150,014)
    Other current assets..................     (218,251)      (96,568)     (297,063)     (186,236)      141,332
    Accounts payable and accrued
      expenses............................    1,873,370     1,165,101      (712,375)     (443,022)       77,381
    Accrued claims liability..............    2,810,605       (53,230)    1,731,660        48,276     1,952,721
                                            -----------   -----------   -----------   -----------   -----------
Net cash provided by operating
  activities..............................      537,404     2,984,122     1,986,963     2,034,704     2,596,861

Investing activities
Acquisition of businesses, net of cash
  acquired................................   (7,763,165)     (108,362)   (6,170,623)           --       (87,722)
Purchase of property and equipment........     (225,743)   (1,358,739)   (1,246,605)     (990,240)   (1,805,892)
Expenditures for organization and
  development costs.......................     (112,420)     (410,437)           --            --            --
Investment in joint venture...............           --      (470,613)           --            --            --
Deposits..................................     (111,482)       34,672        (6,906)     (152,134)      (21,962)
Note receivable...........................           --            --            --            --      (985,878)
Other noncurrent assets...................           --            --            --            --       163,665
                                            -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities.....   (8,212,810)   (2,313,479)   (7,424,134)   (1,142,374)   (2,737,789)

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows (continued)

                                                                                          Nine months ended
                                                                                            September 30,
                                                    Year ended December 31,                  (Unaudited)
                                            ---------------------------------------   -------------------------
                                               1997          1998          1999          1999          2000
                                            -----------   -----------   -----------   -----------   -----------
Financing activities
Treasury stock acquired...................           --      (322,491)           --            --            --
Sale of minority interest.................      135,540            --            --            --            --
Restricted cash...........................           --            --            --            --      (124,646)
Deferred financing costs..................           --            --            --            --      (307,397)
Repayment of notes payable................           --    (7,670,987)   (2,050,000)   (1,800,000)   (2,182,046)
Exercise of stock options.................           --       159,761         6,100         6,100        54,900
Exercise of warrants......................           --            --            --            --     1,244,301
Borrowing under line of credit............    2,046,500            --     1,250,000            --      (187,500)
Repayments under line of credit...........   (1,621,500)     (425,000)           --            --            --
Issuance of notes payable.................    8,400,000    10,000,000     6,500,000            --     6,530,341
Debt discount.............................     (410,000)     (485,196)           --            --            --
Borrowings under accounts receivable
  financing...............................    7,582,002       830,515     8,655,524            --            --
Repayments under accounts receivable
  financing...............................   (7,271,068)   (1,384,456)   (8,655,524)           --            --
                                            -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in) financing
  activities..............................    8,861,474       702,146     5,706,100    (1,793,900)    5,027,953
                                            -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash...........    1,186,068     1,372,789       268,929      (901,570)    4,887,025
Cash at beginning of period...............      464,858     1,650,926     3,023,715     3,023,715     3,292,644
                                            -----------   -----------   -----------   -----------   -----------
Cash at end of period.....................  $ 1,650,926   $ 3,023,715   $ 3,292,644   $ 2,122,145   $ 8,179,669
                                            ===========   ===========   ===========   ===========   ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business Description

APS Healthcare, Inc. (the Company), formerly known as American Psych Systems Holdings, Inc., is a managed behavioral health care company, which manages a broad range of inpatient and outpatient mental health and substance abuse therapy and counseling services principally through capitated contracts with HMOs and fee for service contracts with PPOs, employer groups and other third party payors on a nationwide basis. The Company also develops networks of independent providers and facilities that manage and provide behavioral health services. The Company operates in one business segment, which is management of behavioral health care services.

On September 26, 1997, the Company acquired Principal Behavioral Health Care
(PBHC), a subsidiary of Principal Health Care, Inc. In connection with this acquisition, the Company changed its strategy to concentrate exclusively on managing behavioral health services, rather than both managing and directly providing such services. As a part of this change in strategy, the Company made the decision to sell or close all of its previously owned operating clinics (see
Note 10). During 1999, the Company completed the sale or closure of its remaining operating clinics.

The Company has incurred net operating losses since inception and, at December 31, 1999, has a deficit in working capital. In December 1998, the Company entered into a new financing arrangement with a bank that provided additional working capital, a term loan and a line of credit to support future acquisitions. The Company has additional availability under its revolving line of credit that can be drawn upon for working capital needs (see Note 4). The Company plans to promote profitability through expanding existing membership under current contracts, successfully negotiating additional managed care contracts, expanding its employee assistance programs (EAP) market, and implementing administrative cost reductions. Management believes that the Company has sufficient resources available to pay all liabilities when due and to continue to fund its strategy of expanding its managed care and EAP businesses.

On October 18, 1999, the Company acquired Vydas Resources, Inc. (VRI), which operates employee assistance programs for corporate customers (see Note 3). In connection with this acquisition, the Company is further expanding operations in employee assistance programs to complement its current managed behavioral health care services.

2. Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of the Company, its wholly owned and controlled subsidiaries, and limited partnerships in which it had control or majority interest. Intercompany management fees and all other intercompany transactions and balances have been eliminated in consolidation. Profits or losses are allocated pro rata to the minority equity holders' capital accounts. Allocated losses in excess of minority holders' capital accounts are reflected as losses of the Company.

Prior to closure or sale, each of the Company's operating clinics was owned by limited partnerships in which a wholly owned subsidiary of the Company was the sole general partner. Psych Systems of Long Island, Inc. (PSLI), a New York corporation, operated the Company's New York locations. The majority equity interest in PSLI is controlled through management agreements between PSLI, the limited partnership that owns one of the New York facilities, the Company and the Company

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

President and is therefore consolidated in the Company's financial statements. The Manhattan facility was a 51/49 Joint Venture with Gracie Square Hospital in which the Company managed a clinic located within the Gracie Square Hospital. All operating clinics were sold or closed in 1999 pursuant to a formal plan for disposition adopted in 1997 (see Note 10).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. The cost of leasehold improvements is depreciated over the lesser of the term of the related lease or the estimated useful lives of the assets. Depreciation expense related to property and equipment was $252,498, $715,491 and $1,120,252 in 1997, 1998 and
1999, respectively.

Impairment of Long-Lived Assets

In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If an impairment loss is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Intangible Assets

Effective January 1, 1999, the Company adopted AICPA Statement of Position (SOP) No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, which requires entities to expense start-up costs, including organizational costs, as incurred. Upon adoption of this SOP, entities are also required to write-off, as a cumulative effect of a change in accounting principle, any previously capitalized start-up or organizational costs. The cumulative effect of adoption of this SOP effective January 1, 1999, was $410,251.

Purchased managed care and employee assistance contracts have been capitalized by the Company and are being amortized over the lives of the related contracts, which approximate ten and four years, respectively. Goodwill represents the excess cost of acquisitions over the fair value of the tangible and identifiable intangible assets acquired (see Note 3). The goodwill is being amortized using the straight-line method over the periods of estimated benefit ranging from 20 to 25 years.

Deferred Financing Costs

Costs incurred in connection with financing arrangements have been deferred and are being amortized using the straight-line method over the life of the related loans.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accrued Claims Liability

The Company provides for the liability arising from authorized services that have not been reported and billed to the Company. The liability is estimated and accrued based on historic experience, current enrollment statistics, patient census data, claims inventory, and other available information. Medical claims payable balances are continually monitored and reviewed. Due to the uncertainties inherent in the claims estimation process, it is reasonably possible that the claims paid could differ materially from accrued amounts. Differences between the amounts estimated and actual claims paid are reflected in the statement of operations in the period in which such differences are determined. The Company recognized approximately $320,000 in medical claims expense in 2000 due to prior-year claims paid in excess of amounts accrued at December 31, 1999, $966,000 in medical claims expense in 1999 due to prior-year claims paid in excess of amounts accrued at December 31, 1998, and $109,000 in medical claims expense in 1998 due to prior-year claims paid in excess of amounts accrued at December 31, 1997.

Third Party Settlements

The Company rendered services to patients at its operating clinics under contractual reimbursement agreements with the Medicare and Medicaid programs. The Company is compensated for such services based upon its cost. Contractual payments based upon cost are subject to limitations relating to charges and the reasonableness of costs.

Tentative payments received for cost reimbursed services are settled after submission of annual cost reports that are subject to audits by the agencies administering these programs. The Company's cost reports for the year ended December 31, 1999 are subject to audit and final settlement. Provision has been made for the estimated adjustments, if any, to contractual payments for the years not yet final settled under the reimbursement agreements.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations, and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing other than those disclosed in Note 14. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Revenue Recognition

The Company participates in various capitation agreements with managed care organizations under which it shares the financial risk for mental health care services provided to the respective managed care organization's enrollees residing within a specified geographic area. Under these agreements the Company reports premium revenue in the month in which enrollees are entitled to receive benefits. The Company has a 10 year contract expiring 2007 with a national managed care organization which accounted for 70%, 76% and 41% of total premium revenue recorded by the Company in 1997, 1998 and 1999, respectively.

The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 on Revenue Recognition (SAB 101) in December of 1999. SAB 101 is effective for the Company in the fourth quarter of 2000. SAB 101 provides further guidance on revenue recognition and establishes criteria that must be met to recognize revenue. In addition, the SAB addresses whether revenue should be

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

presented gross or net and provides guidance on the disclosures registrants should make about their revenue recognition policies and the impact of events and trends on revenue. The accompanying consolidated financial statements comply with the provisions of SAB 101.

Income Taxes

Income taxes are accounted for using the liability method required by Statement of Financial Accounting Standard (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES."

Direct Service Expense

Direct service expense consists principally of costs associated with managing, supervising and providing the Company's services and include health care provider costs, costs associated with members of management and support staff principally engaged in the Company's clinical operations and associated rent, telephone, equipment and supply costs. The Company manages its risk by entering into contractual relationships with health care providers, including hospitals, physician groups and other managed care organizations, on sub-capitated, discounted fee-for-service or a per-case bases. The cost of healthcare services is expensed in the period the Company is obligated to provide services under sub-capitation arrangements or at the time the services are provided under case rate and discounted fee for service arrangements.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

Net Loss per Share

In accordance with SFAS No. 128, EARNINGS PER SHARE, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. The computation excludes 1,789,473 shares of common stock subject to repurchase at December 31, 1999. Diluted net income (loss) per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. Potentially dilutive securities consist of common shares subject to repurchase, stock options and warrants, and convertible preferred stock.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share:

                                                                                   Nine months ended
                                             Year ended December 31,              September 30, 2000
                                            1997          1998          1999          1999          2000
--------------------------------------------------------------------------------------------------------
                                                                               (unaudited)   (unaudited)
Historical:
Numerator:
  Net loss.........................  $(3,065,905)  $(4,607,453)  $(2,831,337)  $(2,319,968)  $(1,933,838)
Denominator:
  Weighted average shares of common
    stock outstanding and not
    subject to repurchase during
    the period.....................    7,359,463     9,308,154     8,867,713     8,832,080     9,825,427
                                     -----------   -----------   -----------   -----------   -----------
Basic and diluted loss per common
  share............................  $     (0.42)  $     (0.49)  $     (0.32)  $     (0.26)  $     (0.20)
                                     ===========   ===========   ===========   ===========   ===========

Supplemental pro forma basic and diluted loss per common share has been presented below to disclose the effect of the lapse upon closing of the proposed initial public offering of the Company's repurchase obligation with respect to the common shares subject to repurchase and to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering (using the as-if converted method from the original date of issuance).

                                                                 Year ended        Nine month ended
                                                              December 31, 1999   September 30, 2000
----------------------------------------------------------------------------------------------------
                                                                                     (unaudited)
Supplemental Pro Forma:
Numerator:
  Net loss..................................................     $(2,831,337)        $(1,933,838)
Denominator:
  Shares used in historical calculations....................       8,867,713           9,825,427
  Pro forma conversion of Series I and II Convertible
    Preferred Stock.........................................       9,568,401           9,568,401
  Pro forma effect of lapse of repurchase obligation for
    common stock subject to repurchase......................       1,789,473           1,808,913
                                                                 -----------         -----------
Shares used in computing pro forma basic and diluted loss
  per common share..........................................      20,225,587          21,202,741
                                                                 ===========         ===========
Basic and diluted pro forma loss per common share...........     $     (0.14)        $     (0.09)
                                                                 ===========         ===========

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent accounting pronouncements

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for the Company in 2001. SFAS No. 133 requires entities to recognize derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for derivatives used in risk management strategies (hedging activities), prescribes the items and transactions that may be hedged, and specified detailed criteria required to qualify for hedge accounting. The adoption of SFAS No. 133 is not expected to have a material effect on the financial statements.

3. Acquisitions

On September 26, 1997, the Company acquired all of the outstanding stock of Principal Behavioral Health Care, Inc. (PBHC), a subsidiary of Principal Health Care, Inc. The total acquisition cost was $11,561,943, which was comprised of $7,000,000 in cash, 2,705,182 shares of common stock (valued at $1.44 per share) and other transaction costs.

On October 18, 1999, the Company acquired all the outstanding common stock of VRI in a purchase business combination. VRI had previously been wholly owned by a subsidiary of Combined Benefits Management, Inc., a wholly owned subsidiary of Blue Cross Blue Shield of Montana, (collectively "CBMI"). VRI provides service programs for vocation rehabilitation, medical management, disability management, and employee assistance programs. The results of operations of VRI are included in the accompanying consolidated statement of operations from the date of acquisition.

The total acquisition cost of VRI was $11,756,742, which was comprised of $6,500,000 in cash, 1,789,473 shares of the Company's common stock (valued at $2.85 per share) and other transactional costs. Under the purchase accounting, all assets and liabilities acquired were recorded at their estimated fair value. The excess of purchase price over the fair value of identifiable assets acquired and liabilities assumed ($10,857,297) was recorded as goodwill. The value allocated to purchased employee assistance contracts represents the present value of the estimated future net cash flows from those contracts at the date of purchase.

The following summarizes the unaudited pro forma consolidated results of operations for 1998 and 1999 assuming the VRI acquisition took place at the beginning of each year. The results are not necessarily indicative of what would have occurred had the transaction been consummated as of the beginning of the year presented, or of future operations of the Company:

                                                                  Pro forma
                                                             For the year ended
                                                    December 31, 1998   December 31, 1999
                                                       (Unaudited)         (Unaudited)
-----------------------------------------------------------------------------------------
Revenue...........................................     $45,272,244         $66,408,058
Loss before extraordinary item....................     $  (691,057)         (1,013,241)
Net loss..........................................     $(4,917,791)        $(3,454,098)
Basic and diluted loss per common share...........     $     (0.53)        $     (0.39)

CBMI retained certain contingencies relating to transactions prior to the date of the acquisition. The stock purchase agreement stipulates that, if there is neither an initial public offering of the Company's

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

stock nor a change in control of the Company within five years of the closing date, CBMI may, at its option, require the Company to repurchase its shares of Company common stock for cash at fair market value and the Company will also be permitted to repurchase CBMI's shares in the Company for cash at fair market value.

4. Financing Arrangements

Long-term debt consists of the following:

                                                                  December 31,
                                                               1998           1999
--------------------------------------------------------------------------------------
Term loan................................................  $10,000,000    $ 7,950,000
Revolving credit facility (including $1,250,000 under the
  working capital sub-line)..............................           --      7,750,000
Notes payable............................................           --        245,271
Non-compete contract obligations.........................           --        144,444
                                                           -----------    -----------
  Total..................................................   10,000,000     16,089,715
Less: Unamortized discount on the term loan..............   (1,853,708)    (1,482,966)
  Current maturities.....................................   (2,050,000)    (4,507,496)
                                                           -----------    -----------
                                                           $ 6,096,292    $10,099,253
                                                           ===========    ===========

Term loan and revolving credit facility

On December 23, 1998, the Company entered into a credit agreement that provided a $10,000,000 term loan and a $15,000,000 revolving credit facility that included a $3,000,000 working capital sub-line. The term loan, revolving credit facility, and the sub-line mature on December 31, 2003. The Company has mandatory and optional prepayment terms.

The term loan requires quarterly payments of principal and bears interest at a floating commercial paper rate plus 4.25% (9.79% at December 31, 1999) payable monthly. The revolving credit facility, net of the working capital sub-line, is available for potential acquisitions. Quarterly principal payments commence April 1, 2000 based on 5% of outstanding revolving loan balance and bear interest at a floating commercial paper rate plus 3.75% (9.29% at December 31,
1999) payable monthly on any outstanding balance. The Company has the option of
reducing the revolving credit line with prior notification.   In addition, the
issuer was granted warrants to purchase 1,296,299 shares of common stock of the Company for $.01 per share exercisable immediately. The estimated fair market value of the warrants ($1,853,708) was recognized as debt discount and is being amortized as additional interest expense over the life of the related debt. Non-compliance with certain financial covenants for two or more consecutive months can result in granting additional warrants.

The loans are senior to all existing and future indebtedness of the Company and subject the Company to certain financial and performance covenants. For fiscal year 1999, the Company was not in compliance with Section 7.14 of the Credit Agreement, which provides that consolidated capital expenditures shall not exceed $1,050,000 for such fiscal year. The lender waived this event of default.

In connection with the repayment of previously existing debt arrangements, the Company incurred a loss on extinguishment of debt of $1,549,002 during the year ended December 31, 1998, which

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

represented the write-off of the debt discount and deferred financing charges on the senior secured notes and termination charges related to the factoring agreement. Of this amount, $270,184 was allocated to discontinued operations and the remainder was reported as an extraordinary loss on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 1998.

In August 1999, the Company obtained an irrevocable letter of credit in the amount of $1,000,000 within the revolving credit agreement. The letter of credit bears interest at floating commercial rate plus 2% payable monthly on any outstanding balance. As of December 31, 1999 the letter of credit was unused.

Notes Payable and Non-Compete Obligations

In connection with the VRI purchase, the Company assumed notes payable to Olympic Resources Partnership. The notes are payable in annual installments through July 1, 2002 and bear interest at 8% per annum. The Company is obligated under non-compete contracts, which are payable through March 2002 and bear, interest at 8% per annum.

Line of Credit

The Company has established an operating line of credit of $500,000 at the prime rate with a bank. The line is secured by VRI's accounts receivable and unbilled work in process. The entire line was available at December 31, 1999.

Scheduled maturities of long-term debt for the years ending December 31 are:

2000........................................................  $ 4,507,496
2001........................................................    3,506,596
2002........................................................    3,638,123
2003 and thereafter.........................................    4,437,500
                                                              -----------
                                                              $16,089,715
                                                              ===========

5. Leases

The Company leases equipment and office space for its headquarters and outpatient treatment centers under operating leases. Minimum future rental payments under non-cancelable operating leases, net of

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

future non-cancelable sublease income, for each of the next five years and in the aggregate are as follows:

Years ending December 31
------------------------
2000........................................................  $ 2,467,727
2001........................................................    2,240,738
2002........................................................    1,931,603
2003........................................................    1,460,548
2004........................................................    1,326,673
Subsequent to 2004..........................................    2,144,587
                                                              -----------
Total minimum lease payments................................   11,571,876
Non-cancelable sublease income..............................     (995,517)
                                                              -----------
Net minimum lease payments..................................  $10,576,359
                                                              ===========

Rental expense, net of sublease income, under all leases totaled $1,268,727, $1,734,557 and $1,911,070 for the years ended December 31, 1997, 1998 and 1999, respectively. Included in rent expense is sublease income amounting to $94,331, $280,228 and $285,540 for the years ended December 31, 1997, 1998 and 1999, respectively.

6. Capital Stock

During 1999, the Company amended its certificate of incorporation to increase the number of shares authorized for "Class A Common Stock" from 26,100,000 to 37,500,000.

During 1998, the Company amended its certificate of incorporation to authorize the issuance of two additional classes of stock to be designated, respectively, "Class B Common Stock" and "Series A Preferred Stock." The total number of shares authorized for each class, respectively, are 2,000,000 for Class B Common Stock, and one share for "Series A Preferred Stock." The par value for each of these classes of stock is $.001. There are no shares issued or outstanding for these two classes of stock at December 31, 1999. The holders of the Class B Common Stock will not have any voting rights.

During 1997, in conjunction with the purchase of PBHC, the Company issued 2,705,182 shares of common stock at $1.44 per share. The Company also converted $2,750,000 in senior convertible debt and $106,233 in accrued interest into 1,983,495 shares of Series II Convertible Preferred shares at a conversion price of $1.44 per share.

Each share of Preferred Series I and II stock is convertible into one share of common stock and has a liquidation preference of $1.22 and $1.44 per share, respectively. The preferred shares vote on an as-if-converted basis on all matters requiring shareholder approval. Certain matters require approval of two-thirds of the preferred stock voting separately as a class.

During 1998, in conjunction with litigation over certain contract terms in the purchased PBHC managed care contracts, 573,429 shares of the Company's common stock (valued at $1.44) were surrendered by a Company that acquired the seller as penalty for the sale of plans included in the purchased contracts. The Company also received $1,483,820 in cash compensation for the sale of these plans. The amount received was reduced by $902,000 in legal fees incurred. The net amount received for the surrender of stock ($503,246) was recorded as a reduction to the intangible assets acquired. The net amount received in cash ($904,312) has been recorded as other income in the consolidated statement of operations.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements (continued)

During 1999, as compensation for an arbitration settlement over additional purchased PBHC managed care contracts, 129,880 shares of the Company's common stock valued at $1.44 were surrendered by a Company that acquired the seller. The Company also received $1,267,940 in cash as part of the settlement. The amount received for the surrender of stock ($187,027) was recorded as a reduction to the intangible assets acquired. The cash received was recorded as other income in the consolidated statement of operations.

The Company had originally recorded the value of the common stock it received in the consolidated statements of operations for the years ended December 31, 1998 and 1999. These statements have been restated to reflect these amounts ($503,246 in 1998 and $187,027 in 1999) as reductions to the associated intangible assets.

In conjunction with the purchase of VRI, the Company issued 1,789,473 shares of common stock at $2.85 per share. This common stock subject to repurchase has been recorded in the consolidated balance sheet at December 31, 1999 at its estimated fair market value ($2.85 per share). The Company granted 349,473 shares of Class A common stock to key executive personnel of VRI, which vest over four years. Compensation expense was recognized in the amount of $248,714 for the 87,268 shares that vested immediately.

7. Stock Options

The Company's Stock Option Plan provides for the grant of incentive stock options to employees, directors and consultants as defined in Section 422 of the Internal Revenue Code and non-qualified stock options of up to 3,200,000 shares of Common Stock. Options are exercisable at prices equal to the market value on the date of the grant in installments as determined by the Board of Directors of the Company and have five-year terms.

The following table summarizes the employee stock option plan activity.

                                                1997                   1998                   1999
                                                    Average                Average                Average
                                         Options     Price      Options     Price      Options     Price
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.......   592,555    $1.13       686,971    $1.24     1,187,899    $1.35
Granted................................   320,410     1.39       606,119     1.44       854,176     2.20
Exercised..............................        --       --            --       --            --       --
Canceled...............................  (225,994)    1.16      (105,191)    1.15      (223,610)    1.16
                                         --------    -----     ---------    -----     ---------    -----
Outstanding at end of year.............   686,971    $1.24     1,187,899    $1.35     1,818,465    $1.77
                                         ========    =====     =========    =====     =========    =====
Exercisable at end of year.............   349,283    $1.16       379,611    $1.22       619,420    $1.39
                                         ========    =====     =========    =====     =========    =====
Weighted-average fair value of options
  granted during the year..............              $0.41                  $0.27                  $0.55
                                                     =====                  =====                  =====

The exercise prices for options outstanding as of December 31, 1999 ranged from $1.00 to $2.85 and the weighted average remaining contractual life was 3.85 years.

The Company accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. No compensation expense for stock options granted under the plan has been recorded in 1997, 1998 and 1999.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements (continued)

Had the Company accounted for employee stock options granted under the fair market value method as set forth in Statement of Financial Accounting Standards
(SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, pro forma 1997, 1998 and 1999 net losses would have increased by $51,302, $30,375 and $76,451, respectively. The fair value of these options was estimated at the date of grant using the minimum-value method, with the following weighted average assumptions for 1997, 1998 and 1999, respectively: risk-free interest rate of 6.41 percent,
5.35 percent, and 5.87 percent, zero dividend yield, vesting period generally equal to 20% each year beginning on the anniversary of the grant date, and time of exercise-expiration date.

Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

8. Warrants

The Company has outstanding warrants to purchase shares of common and preferred stock as follows:

                                               1997                    1998                    1999
                                                    Average                 Average                 Average
                                       Number of    Exercise   Number of    Exercise   Number of    Exercise
                                        Warrants     Price      Warrants     Price      Warrants     Price
------------------------------------------------------------------------------------------------------------
Warrants issued for Common Stock:
Outstanding at beginning of year.....   2,196,716    $1.11     3,976,716     $0.70     5,225,818     $0.53
Granted..............................   3,523,816     0.63     1,326,299      0.03        58,400      1.00
Exercised............................          --       --            --        --            --        --
Expired..............................  (1,743,816)    1.08       (77,197)     0.90      (108,400)     1.00
                                       ----------    -----     ---------     -----     ---------     -----
Outstanding at end of year...........   3,976,716    $0.70     5,225,818     $0.53     5,175,818     $0.52
                                       ==========    =====     =========     =====     =========     =====
Warrants issued for Preferred Stock
  (Series I):
Outstanding at beginning of year.....   1,127,049    $1.22     1,127,049     $1.22     1,127,049     $1.22
Granted..............................          --       --            --        --            --        --
Exercised............................          --       --            --        --            --        --
Expired..............................          --       --            --        --            --        --
                                       ----------    -----     ---------     -----     ---------     -----
Outstanding at end of year...........   1,127,049    $1.22     1,127,049     $1.22     1,127,049     $1.22
                                       ==========    =====     =========     =====     =========     =====

The warrants generally expire five years from the date of grant. Warrants issued in connection with a financing arrangement (see Note 4) vested immediately. All other warrants generally vest over a four year period, except for certain warrants issued in 1997 in connection with a financing the Company entered into related to the purchase of a national managed care organization which vested as follows: 1,300,000 vested immediately, 125,000 of the remaining one million warrants vested on October 1, 1998, and the remaining 875,000 were canceled.

During 1997, the Company's Board of Directors extended the expiration date of 1,230,696 common stock warrants which created a new measurement date and resulted in the recognition of $625,013 of compensation expense.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements (continued)

During 1999, the Company's Board of Directors extended the expiration date of 294,486 common stock warrants which created a new measurement date and resulted in the recognition of $94,729 of compensation expense.

9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax assets and deferred tax liabilities are presented below:

                                                                    December 31,
                                                                 1998          1999
---------------------------------------------------------------------------------------
Deferred tax assets:
Amortization................................................  $    58,240   $   230,684
Depreciation................................................       70,600       130,815
Investment from K-1's.......................................      121,832            --
Vacation accrual............................................       47,665       104,816
Stock options & warrants....................................           --        37,600
Deferred compensation.......................................           --        50,556
Start-up costs..............................................           --       164,100
Facility shutdown costs.....................................           --       367,406
Bad debt allowance..........................................      346,257        30,041
Operating loss carryforwards................................    8,093,738     9,203,705
                                                              -----------   -----------
Total deferred tax assets...................................    8,738,332    10,319,723
Less valuation allowance....................................   (8,738,332)  (10,319,723)
                                                              -----------   -----------
Net deferred income taxes...................................  $        --   $        --
                                                              ===========   ===========

The provision for income taxes in the consolidated statement of operations represents state taxes on certain operations of subsidiaries of the Company.

At December 31, 1999, the Company had net operating loss carryforwards for income tax purposes of approximately $23.0 million, which begin to expire in 2007. The Company has provided a valuation allowance against the net deferred tax asset since it is more likely than not that the deferred tax assets will not be realized.

The effective tax rate on income before income taxes varies from the statutory federal income tax rate for the year ended December 31:

                                                                1997       1998       1999
--------------------------------------------------------------------------------------------
Statutory rate..............................................    (34)%      (34)%      (34)%
State taxes, net of federal benefit.........................     (6)        (6)        (6)
Valuation allowance.........................................     40         40         40
                                                                ---        ---        ---
                                                                  0 %        0 %        0 %
                                                                ===        ===        ===

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements (continued)

10. Discontinued Operations

In the fourth quarter of 1997, the Company adopted a formal plan to exit the portion of its business related to the direct provision of patient care. In the second quarter of 1998, the Company entered into an agreement with a buyer to sell all five of its operating clinics. However, before the deal was closed; the buyer began to have financial difficulties, which resulted in termination of the deal. The Company continued to pursue buyers for the five operating clinics. One clinic was sold in the fourth quarter of 1998. The Company sold two more operating clinics in May and November 1999 and closed the remaining two clinics in May 1999. Due to delays experienced during 1999 in the sale of the clinics, the Company incurred additional losses from the operations of these facilities prior to the sale of approximately $2 million in excess of the amount estimated and recorded in 1998. This additional amount has been reflected as discontinued operations in the consolidated statement of operations for the year ended December 31, 1999.

Operating results for these centers are as follows for the years ended December 31:

                                                           1997          1998          1999
-----------------------------------------------------------------------------------------------
Net patient revenue...................................  $ 6,392,758   $ 6,961,901   $ 1,502,692
Operating expenses:
Salaries and benefits.................................    3,939,934     4,005,828       986,887
Purchased services and other expenses.................    2,382,712     3,457,429       225,660
General and administrative............................    1,134,182       367,311       501,750
Provision for bad debts...............................      226,323       852,477       992,476
Interest expense......................................      307,319       480,673        39,326
Extinguishment of debt................................           --       270,184            --
Facilities closure costs..............................           --       475,915       787,199
                                                        -----------   -----------   -----------
Loss from discontinued operations.....................  $(1,597,712)  $(2,947,916)  $(2,030,606)
                                                        ===========   ===========   ===========

The remaining liabilities related to the discontinued operations at December 31, 1997, 1998 and 1999 were, $0, $475,915 and $787,199 respectively, and are included in the accounts payable and accrued expenses in the consolidated balance sheets. Interest directly related to accounts receivable financing and an allocation of interest and refinancing costs on debt required to finance operations of the facilities has been attributed to the discontinued operations.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11. Impairment Losses

In connection with the contract litigation settlements discussed in Note 6, the Company recorded an impairment charge of $237,000 and $61,000 in 1998 and 1999, respectively, to reflect the estimated loss in value of the purchased managed care contracts.

During the first quarter of fiscal year 1999, the Company entered into an agreement to dissolve a joint venture established with the University of Texas Southwest Department of Psychiatry. As a result, the investment in this joint venture of $470,613 was determined to be impaired and was written off.

12. Malpractice Insurance

Physicians that provided services at the operating clinics are individually insured for malpractice claims. The Company also carries professional liability insurance, which is on a modified claims basis, and general liability insurance.

13. 401(k) Savings Plan

The Company sponsors a 401(k) savings plan. All employees who have twelve months of employment and have worked 1,000 hours in that year are eligible to participate in the plan. The Plan is administered by a third party. Prior to April 1, 1998, the Company provided a 25% matching contribution, up to a maximum of 4% of the employees' compensation. Effective April 1998, the Company amended the plan to increase the matching contribution to 25%, up to a maximum of 6% of the employees' compensation. Employer matching contributions totaled $11,329, $36,053 and $49,931 during 1997, 1998 and 1999, respectively.

14. Contingencies

During 1995, the Company established a new business unit that entered into a sub-capitation contract to perform psychiatric services for a defined population in New York based on a capitated fee arrangement. In August of 1995, this contract was terminated and the business unit was liquidated. The Company filed suit against the contracting party claiming wrongful termination of the contract. During 1999, the Company received a preliminary judgment for $455,000 including back interest related to this matter; however, the award has been appealed by the other party. Management has not recorded the gain contingency and does not expect the appeal to result in any significant negative financial penalty to the Company.

During 1998, the New York State Attorney General's Office initiated an investigation of a partial hospitalization program regarding certain Medicaid billing processes. In May 1999, the Attorney General's Office issued its findings and requested repayment by the Company of $750,000, plus interest of approximately $175,000. The Company is currently negotiating with the Attorney General's Office on final settlement. Management has made a provision of $450,000 in these financial statements for any future costs.

The Company is also party to legal actions arising in the ordinary course of business. Management believes, based in part on consultation with legal counsel, the liability, if any, under these claims is either adequately covered by insurance or would not have a material adverse effect on the Company.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15. Significant Customers and Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers.

The percentage of revenue from significant customers was as follows:

                                          December 31,   December 31,   December 31,   September 30,
                                              1997           1998           1999           2000
                                          ------------   ------------   ------------   -------------
                                                                                        (unaudited)
Coventry Healthcare.....................       70%            76%            41%             24%
Humana Health Plans of Puerto Rico......       --             --             27%             26%
Priority................................       --             --             13%             10%
United Healthcare.......................       26%            12%            --              --

The percentage of accounts receivable from significant customers was as follows:

                                          December 31,   December 31,   December 31,   September 30,
                                              1997           1998           1999           2000
                                          ------------   ------------   ------------   -------------
                                                                                        (unaudited)
Coventry Healthcare.....................       56%            37%            43%             14%
Humana Health Plans of Puerto Rico......       --             --             10%             16%
Gracie Square...........................       --             17%            --              --
State of West Virginia..................       --             --             --              11%

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. Pro Forma Balance Sheet (Unaudited)

In January 2001, the Board of Directors approved the filing of registration statements for the sale of common stock, without classification, with the Securities and Exchange Commission that, upon closing, would meet the criteria for the automatic conversion of the outstanding Series I and II preferred stock. Further, all existing classes of common stock will convert into common stock without classification. In addition, the Company's repurchase obligation on Class A common shares subject to repurchase would lapse.

The following table summarizes the pro forma adjustments to the balance sheet to reflect the automatic conversion of the preferred stock and the lapse of the common stock repurchase obligation:

                                                                                       Pro Forma
                                                      Historical                     September 30,
                                                  September 30, 2000   Adjustments       2000
                                                  ------------------   -----------   -------------
Assets
Current Assets:
Cash............................................      $ 8,304,315      $        --    $ 8,304,315
Premium accounts receivable.....................        3,613,167               --      3,613,167
Prepaid expenses and other current assets.......          610,617               --        610,617
                                                      -----------      -----------    -----------
Total current assets............................       12,528,099               --     12,528,099
Property and equipment, net.....................        3,918,574               --      3,918,574
Intangible assets, net..........................       17,756,927               --     17,756,927
Deferred financing costs, net...................          617,637               --        617,637
Other assets....................................          742,039               --        742,039
                                                      -----------      -----------    -----------
Total assets....................................      $35,563,276      $        --    $35,563,276
                                                      ===========      ===========    ===========
Liabilities and shareholders' equity (deficit)
Current Liabilities:
Account payable and accrued expenses............      $ 6,291,831      $        --    $ 6,291,831
Accrued claims liability........................        6,967,909               --      6,967,909
Deferred revenue................................          395,787               --        395,787
Current portion of long term debt...............        2,006,044               --      2,006,044
                                                      -----------      -----------    -----------
Total current liabilities.......................       15,661,571               --     15,661,571
Long term debt, net of current portion..........       17,029,413               --     17,029,413
Common stock subject to repurchase..............        5,109,373       (5,109,373)            --
Shareholders' equity (deficit):
Series I convertible preferred stock............            7,068           (7,068)            --
Series II convertible preferred stock...........            2,500           (2,500)            --
Class A common stock............................           12,866          (12,866)            --
Common stock....................................               --           24,245         24,245
Additional paid-in capital......................       25,737,712        5,107,562     30,845,274
Accumulated deficit.............................      (25,540,045)              --    (25,540,045)
Note receivable from shareholder................         (985,878)              --       (985,878)
Unearned compensation...........................         (135,988)              --       (135,988)
Common stock held in treasury...................       (1,335,316)              --     (1,335,316)
                                                      -----------      -----------    -----------
Total shareholders' equity (deficit)............       (2,237,081)       5,109,373      2,872,292
                                                      -----------      -----------    -----------
Total liabilities and shareholders' equity
  (deficit).....................................      $35,563,276      $        --    $35,563,276
                                                      ===========      ===========    ===========

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. Interim Financial Information (unaudited)

Basis of Presentation

The unaudited consolidated financial statements as of September 30, 2000 and for the nine month periods ended September 30, 1999 and 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of such periods. Operating results for any interim period are not necessarily indicative of the results that may be expected for any future periods. Unless the context indicates otherwise, the "Company" means APS Healthcare, Inc. and its consolidated subsidiaries.

Long-Term Debt

On September 15, 2000, the Company entered into a Senior Subordinated Secured Note Agreement providing $7,500,000 for working capital purposes. The Agreement requires monthly interest payments at a stated rate of 15% per annum. The loan matures on June 15, 2004. These notes were issued at a discount of $384,857. In connection with the lender's commitment to purchase the notes, the Company issued 750,000 shares of the Company's common stock to the lender. The Company has the right to repurchase the shares under certain conditions for $0.01 per share. The estimated fair market value of the common stock, $435,000, was recognized as debt discount and is being amortized as additional interest expense over the life of the related debt. The debt is subordinated to the debt currently held by a bank pursuant to an inter-creditor agreement. Additionally, the Company's existing term loan and revolving credit agreement was amended as follows: the revolving credit facility decreased from $15,000,000 to $3,600,000, the repayment schedule was revised, the working capital sub-line decreased from $3,000,000 to $2,500,000 and certain covenants were amended.

Common Stock Subject to Repurchase

The Company issued 21,930 shares of common stock to an employee that are subject to repurchase by the Company prior to an initial public offering upon the employee's termination, death or disability.

Related Party Transactions

On March 31, 2000, the Company loaned to the Chief Executive Officer the principal sum of $985,878 for the exercise of warrants to purchase 1,041,647 shares of common stock. The debt is full recourse and is secured by a stock pledge agreement of all rights, title and interest in 1,041,647 shares of the Company's Common Stock. Interest accrues at a rate of 8.19%. Principal and accrued and unpaid interest are due in one lump sum payment on March 31, 2005.

On August 21, 2000, the Company entered into a note agreement with the Chief Executive Officer to borrow the principal sum of $750,000. Interest accrued at a stated rate of 15%. In consideration for the loan, the Company issued warrants, which entitle the holder to purchase 75,000 shares of the Class A common stock at a purchase price of $0.01 per share. The estimated fair market value of the warrants, $42,750, was recorded as debt discount and, since the debt was repaid on September 15, 2000, was recognized as interest expense in September 2000.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Contingencies

As described in Note 14, the Company received a preliminary judgement for $455,000, which was under appeal by the other party. As of December 31, 2000, the other party lost the appeal and the Company has recorded a gain of $455,000 as other income in the fourth quarter.

During 1999, a suit was filed by a competitor against the Company for tortuous interference relating to the award of the Humana Puerto Rico contract. Management made a provision of $350,000 in the financial statements related to this matter. As of January 9, 2001, the Company settled this case for $250,000. The reduction of the liability will be recorded in the period of the settlement.

--------------------------------------------------------------------------------

Independent Auditor's Report

To the Board of Directors
Vydas Resources, Inc.
Missoula, Montana

We have audited the accompanying consolidated balance sheet of Vydas
Resources, Inc. (a wholly owned subsidiary of Combined Benefits
Management, Inc.) and Subsidiary as of October 17, 1999, and the related statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1998, and the period from January 1, 1999 through October 17, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vydas
Resources, Inc. and Subsidiary as of October 17, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 and the period from January 1, 1999 through October 17, 1999, in conformity with generally accepted accounting principles.

                                          /S/ MCGLADREY & PULLEN, LLP

Minneapolis, Minnesota

July 21, 2000

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                                                                 As of
                                                              October 17,
                                                                 1999
-------------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents.................................  $1,827,437
  Trade accounts receivable, net of allowance for doubtful
    accounts of $40,856.....................................   1,061,574
  Unbilled work in process..................................     193,490
  Prepaid expenses and other current assets.................     167,349
  Deferred income tax assets (Note 8).......................      72,000
                                                              ----------
    Total current assets....................................   3,321,850
                                                              ----------
Equipment and Leasehold Improvements, at cost (Note 5):
  Furniture and equipment...................................   2,006,245
  Leasehold improvements....................................     272,744
                                                              ----------
                                                               2,278,989
Less accumulated depreciation and amortization..............   1,332,788
                                                              ----------
    Total equipment and leasehold improvements..............     946,201
                                                              ----------
Intangible Assets (Note 3):
  Goodwill..................................................   1,165,907
  Noncompete covenants......................................     429,027
                                                              ----------
                                                               1,594,934
  Less accumulated amortization.............................     608,231
                                                              ----------
                                                                 986,703
                                                              ----------
Deferred Income Tax Assets (Note 8).........................     134,000
                                                              ----------
Other Assets:
  Deferred compensation (Note 7)............................     126,755
  Other.....................................................      18,473
                                                              ----------
                                                                 145,228
                                                              ----------
                                                              $5,533,982
                                                              ==========
Liabilities and Stockholder's Equity
Current Liabilities:
  Accounts payable..........................................  $  383,891
  Current portion of long-term debt (Note 4)................     298,175
  Accrued expenses:
    Compensation............................................     409,117
    Rebate..................................................     290,016
    Other...................................................      67,169
  Deferred revenue..........................................     620,724
  Subsidiary's proportionate share of income taxes payable
    to parent (Note 8)......................................   1,051,000
                                                              ----------
    Total current liabilities...............................   3,120,092
                                                              ----------
Long-Term Debt, less current portion (Note 4)...............     169,719
Deferred Compensation (Note 7)..............................     126,755
Commitments and Contingencies (Notes 3, 5 and 7):
Stockholder's Equity (Note 2):
  Common stock, no par value, 1,000 shares authorized, 710
  shares issued and outstanding.............................      24,800
  Retained earnings.........................................   2,092,616
                                                              ----------
    Total stockholder's equity..............................   2,117,416
                                                              ----------
                                                              $5,533,982
                                                              ==========

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 1998 and
Period of January 1, 1999 through October 17, 1999

                                                                                    Period of
                                                                                 January 1, 1999
                                                                Year Ended           through
                                                             December 31, 1998   October 17, 1999
-------------------------------------------------------------------------------------------------
Revenue (Note 6)...........................................     $13,728,170        $10,820,948
                                                                -----------        -----------
Operating expenses (Note 6):
  Direct service expenses:
    Salaries, payroll taxes, and benefits..................       6,884,779          5,776,757
    Other..................................................       2,438,650          1,859,623
  General and administrative expenses......................       2,990,541          2,526,487
                                                                -----------        -----------
                                                                 12,313,970         10,162,867
                                                                -----------        -----------
      Income from operations...............................       1,414,200            658,081
Other income (expense):
  Interest income..........................................          29,040             57,053
  Interest expense.........................................         (76,625)           (34,488)
                                                                -----------        -----------
      Income before taxes..................................       1,366,615            680,646
Income tax expense (Note 8)................................         549,000            287,000
                                                                -----------        -----------
      Net income...........................................     $   817,615        $   393,646
                                                                ===========        ===========
      Basic and diluted income per common share............     $  1,151.57        $    554.43
                                                                ===========        ===========
      Weighted average common shares outstanding--basic and
        diluted............................................             710                710
                                                                ===========        ===========

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
Year Ended December 31, 1998 and
Period of January 1, 1999 through October 17, 1999

                                                                                           Total
                                                               Common     Retained     Stockholder's
                                                               Stock      Earnings        Equity
----------------------------------------------------------------------------------------------------
Balance, December 31, 1997, as restated (Note 9)............  $24,800    $  881,355     $  906,155
  Net income................................................       --       817,615        817,615
                                                              -------    ----------     ----------
Balance, December 31, 1998..................................   24,800     1,698,970      1,723,770
  Net income................................................       --       393,646        393,646
                                                              -------    ----------     ----------
Balance, October 17, 1999...................................  $24,800    $2,092,616     $2,117,416
                                                              =======    ==========     ==========

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, 1998 and
Period of January 1, 1999 through October 17, 1999

                                                                              Period of
                                                                              January 1,
                                                               Year Ended    1999 through
                                                              December 31,   October 17,
                                                                  1998           1999
-----------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income................................................   $  817,615     $  393,646
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation and amortization...........................      541,095        492,714
    Deferred income taxes...................................       10,000        (83,000)
    Loss on asset disposals, net............................        6,815             --
  Changes in operating assets and liabilities, net of effect of acquisition
    Accounts receivable.....................................       44,591       (404,385)
    Unbilled work in process................................       (6,430)       (30,201)
    Prepaid expenses and other current assets...............       (4,922)       (75,508)
    Accounts payable........................................       18,203       (191,768)
    Accrued expenses........................................      110,564         (6,799)
    Income taxes payable....................................      474,134        370,091
    Deferred revenues.......................................       84,972        391,625
                                                               ----------     ----------
      Net cash provided by operating activities.............    2,096,637        856,415
                                                               ----------     ----------
Cash Flows From Investing Activities
  Purchases of equipment and leasehold improvements.........     (246,640)      (431,967)
  Proceeds from sales of equipment..........................       26,635             --
  Additional consideration on acquisition (Note 3)..........                     (29,233)
  Acquisition of Azcare Inc. (Note 3).......................           --        (80,000)
  Change in other assets....................................         (999)           155
                                                               ----------     ----------
      Net cash flows used in investing activities...........     (221,004)      (541,045)
                                                               ----------     ----------
Cash Flows From Financing Activities
  Payments made on long-term debt...........................     (277,612)      (203,701)
                                                               ----------     ----------
      Net cash flows used in financing activities...........     (277,612)      (203,701)
                                                               ----------     ----------
      Net increase in cash and cash equivalents.............    1,598,021        111,669
Cash and cash equivalents
  Beginning of year.........................................      117,747      1,715,768
                                                               ----------     ----------
  End of year...............................................   $1,715,768     $1,827,437
                                                               ==========     ==========
Supplemental Schedule of Cash Flow Information
  Cash paid for interest....................................   $   73,571     $   47,474
  Cash paid for income taxes................................       64,866             --
                                                               ==========     ==========

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business

Vydas Resources, Inc. and Subsidiary (VRI or the Company) is a behavioral health care company which provides professional services in the health care field of prevention and rehabilitation principally employee assistance programs (EAP). Their counseling services are provided to employees and family members experiencing social, emotional, or physical challenges and disabilities which affect their ability to work.

Substantially all of the Company's revenues are generated from institutional and individual clients in Montana, Idaho, North Dakota, Utah, and Washington.

The company has three primary customers, BlueCross BlueShield of Montana, Regence BlueShield of Idaho, and Regence BlueCross BlueShield of Utah. The following chart reflects the percentage of revenue from each of these customers:

                                                               Year Ended    Period Ended
                                                              December 31,   October 17,
                                                                  1998           1999
-----------------------------------------------------------------------------------------
BlueCross BlueShield of Montana (see Note 6)................       28%            27%
Regence BlueShield of Idaho, Inc............................       11%            15%
Regence BlueCross BlueShield of Utah, Inc...................       13%            11%

Principles of consolidation

The consolidated financial statements include the accounts of VRI and its wholly owned subsidiary, AzCare, Inc. All material intercompany accounts and transactions are eliminated in consolidation.

Accounting period

The statements of operations, stockholders equity, and cash flows for 1999 reflect the operations of the Company from January 1, 1999, through October 17, 1999, the day before it was acquired by American Psych Systems Holding, Inc. (see Note 2).

Revenue recognition

The vast majority of the Company's revenue is generated from agreements the Company has with several health care insurance providers and other customers whereby the Company provides mental health and other counseling services to the insurance company enrollees and the customers' employees. The Company defers the revenue under these agreements and recognizes the revenue in the month in which enrollees and employees are entitled to receive counseling services.

Under certain agreements, the Company is required to pay a rebate to the customer based on the annual financial performance of the Company. Accordingly, the Company recorded revenue discounts of approximately $276,000 and $290,000 for the periods ended December 31, 1998 and October 17, 1999, respectively, related to those agreements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Unbilled work in process

Unbilled work in process represents the accumulated amount of earned but unbilled revenue on contracted consulting engagements. Associated production costs are expensed when incurred.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The financial statements include the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. At October 17, 1999, no separate comparison of fair values versus carrying values is presented for the aforementioned financial instruments since their fair values are not significantly different than their balance sheet carrying amounts. The aggregate fair values of the financial instruments would not represent the underlying value of the Company.

Cash equivalents

For purposes of reporting cash flows, the Company considers all highly liquid temporary investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank accounts, which, at times exceed federally insured limits. The Company has not experienced any losses in such accounts.

Depreciation and amortization

Depreciation and amortization are provided using the straight-line method based on the estimated useful lives of individual assets, or in the case of leasehold improvements, the term of the related lease if less than the estimated life, over the following periods:

                                                               Years
----------------------------------------------------------------------
Office furniture and equipment..............................     3-10
Leasehold improvements......................................      2-5
Goodwill....................................................       15
Noncompete covenants........................................        3

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Intangible assets

Goodwill represents the excess cost of acquisitions over the fair value of the tangible and identifiable intangible assets acquired. The goodwill is being amortized using the straight-line method over the period of estimated benefit of 15 years. The noncompete covenants arose from agreements entered into with the former stockholders of a company purchased in 1997. The covenants are being amortized over the term of the contracts of three years.

Income taxes

The Company is a member of a group that files a consolidated federal and state tax return. Accordingly, income taxes payable to the tax authorities is recognized on the financial statements of the parent company who is the taxpayer for income tax purposes. The Companies make payments to the parent company for its allocated share of the consolidated income tax liability. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns. The result of these allocations is reported on the accompanying balance sheet under the captions "Subsidiary's proportionate share of income taxes payable to Parent."

The Company also recognizes deferred tax assets on deductible temporary differences and deferred tax liabilities on taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. As those differences reverse, they will enter into the determination of future taxable income included in the consolidated tax returns. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net earnings per share

Basic net earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average common shares outstanding for the year. Diluted earnings per common share reflect the dilutive effect of any stock options and warrants, and assume the conversion of any preferred stock and related earnings adjustments. During all periods presented, there were no issued or outstanding options and warrants. Therefore, basic and diluted income per common share amounts are the same for 1998 and 1999.

Advertising costs

Advertising costs are generally charged to operations in the year incurred. Total advertising costs for the period ended December 31, 1998 and year ended October 17, 1999, were $86,810 and $82,535, respectively.

Recent accounting pronouncements

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SAFS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires entities to recognize derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

new methods of accounting for derivatives used in risk management strategies (hedging activities), prescribes the items and transactions that may be hedged, and specified detailed criteria required to qualify for hedge accounting. Management believes the adoption of SFAS No. 133 will not have a material effect on the financial statements.

During 1999, the Company adopted Financial Accounting Standards Board Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement requires public enterprises to report selected information about operating segments in annual and interim reports issued to shareholders. This statement did not have an effect on the Company's basic financial statements, as the Company operates in one business segment.

As of January 1, 1999, the Company adopted Statement of Financial Accounting Standards (SAFS) No. 130, REPORTING COMPREHENSIVE INCOME. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components. Statement No. 130 requires unrealized gains or losses on available-for-sale securities and certain other items, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. The Company has no comprehensive income as defined by SFAS No. 130.

Note 2. Subsequent Event

On October 18, 1999, 100 percent of the outstanding shares of VRI were purchased by American Psych Systems Holding, Inc. (APS) (a Delaware corporation) for $6,500,000 cash, 1,789,473 shares of APS common stock (agreed value of $2.85 per share), and other transaction costs. APS is a managed behavioral health care company.

VRI has operated (since October 18, 1999) and will continue to operate as a wholly owned subsidiary of APS. Prior to October 18, 1999, VRI operated as a wholly owned subsidiary of Combined Benefits Management, Inc. a wholly owned subsidiary of BlueCross BlueShield of Montana (collectively CBMI) (see Note 6).

Concurrently with the sale, CBMI was paid a dividend of $665,000 by the company. CBMI retained certain contingencies relating to transactions prior to the date of the acquisition by APS. The stock purchase agreement stipulates that, if there is neither an initial public offering of APS's stock nor a change in control of APS within five years of the closing date, CBMI may, at it option, require APS to repurchase its shares of APS common stock for cash at fair market value. APS will also be permitted to repurchase CBMI's shares in APS for cash at fair market value.

Note 3. Acquisitions

AzCare, Inc.

In July 1999, VRI acquired all of the outstanding stock of AzCare, Inc., an Arizona corporation, for $80,000 in cash. The purchase price exceeded the fair market value of net assets acquired by $90,768, which is being amortized on a straight-line basis over 15 years. AzCare is a managed behavioral health care company which provides Employee Assistance Programs. This acquisition was accounted for using the purchase method of accounting and, accordingly, the operating results of AzCare, Inc. have been included in the company's financial statements since the date of acquisition.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the unaudited pro forma consolidated results of operations assuming that the acquisition occurred at the beginning of the periods presented. The results are not necessarily indicative of what would have occurred had the transaction been consummated as of the beginning of the year presented, or of future operations of the Company (in thousands, except per share data):

                                                               Year Ended     Period Ended
                                                              December 31,    October 17,
                                                                  1998            1999
                                                               (unaudited)    (unaudited)
------------------------------------------------------------------------------------------
Revenue.....................................................     $14,009        $10,990
Net income..................................................         842            364
Basic and diluted income per common share...................       1,186            513

The acquisition had the following noncash effect on the accompanying statement of cash flows for the year ended October 17, 1999:

Working capital (deficit) acquired:
Current assets:
  Accounts receivable.......................................  $ 13,126
  Prepaid expenses..........................................     4,373
                                                              --------
                                                              $ 17,499
                                                              ========
Current liabilities:
  Accounts payable..........................................  $ 15,207
  Accrued expenses..........................................    17,378
                                                              --------
                                                              $ 32,585
                                                              ========
Net working capital (deficit)...............................  $(15,086)
                                                              ========
Equipment...................................................  $  4,318
                                                              ========

Olympic Resources Partnership (ORP)

In connection with the acquisition of ORP in 1997, the Company is required to pay additional consideration based on the attainment of certain future earnings levels. The maximum total amount of additional consideration is $276,000, which can be earned through 2004. As of October 17, 1999, $29,233 of additional consideration had been earned and recorded as additional goodwill.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 4. Long-Term Debt

The current and long-term obligations of the company are as follows:

                                                              October 17,
                                                                 1999
-------------------------------------------------------------------------
8% note to Olympic Resources Partnership (Note 3) payable in five equal annual installments beginning July 1, 1998,
  guaranteed by VRI parent company..........................    $185,329
8% note to Olympic Behavioral Health (Note 3), payable in
  five equal annual installments beginning July 1, 1998,
  guaranteed by VRI parent company..........................      59,942
Noncompete contracts, payable in three annual installments
  of $156,000, beginning March 1998, interest imputed of
  8%........................................................     144,444
8% unsecured note payable to BlueCross BlueShield of
  Montana, paid in full on October 18, 1999 (Note 2)........      78,179
                                                                --------
                                                                 467,894
Less current portion........................................     298,175
                                                                --------
                                                                $169,719
                                                                ========

At October 17, 1999, maturities of long-term debt, for the years ending December 31, are as follows:

1999 (period ended December 31).............................  $ 78,180
2000........................................................   219,996
2001........................................................    81,596
2002........................................................    88,122
                                                              --------
                                                              $467,894
                                                              ========

Note 5. Lease Commitments

The Company leases its office space in various locations and certain equipment under operating leases. Certain equipment is leased on a month to month basis.

Certain of the lease agreements can be adjusted periodically, based on changes in the Consumer Price Index. Increases in rent payments as a result of these changes are expensed as incurred.

The total minimum lease commitment under terms of operating agreements at October 17, 1999, is as follows:

Period of October 18, 1999 through December 31, 1999........  $  202,100
Year ending December 31:
  2000......................................................   1,001,000
  2001......................................................     927,000
  2002......................................................     811,000
  2003......................................................     351,000
  2004......................................................     212,000
                                                              ----------
                                                              $3,504,100
                                                              ==========

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The total rental expense relating to facilities and equipment included in the statement of operations for the year ended December 31, 1998 and the period ending October 17, 1999, was approximately $930,000 and $779,000, respectively.

Note 6. Related-Party Transactions

BlueCross BlueShield of Montana (BCBSM)

As discussed in Note 2, BCBSM is the parent company of Combined Benefits Management, Inc., which was the parent company of VRI until October 18, 1999. For the year ended December 31, 1998 and the period ended October 17, 1999, the Company had revenues of approximately $3,854,000 and $3,004,000, respectively, from BCBSM. In addition, the Company was charged for certain administrative services provided by BCBSM during 1998 and 1999, which totaled approximately $613,000 and $521,000, respectively.

Lease agreements

The Company leases two office buildings located in Missoula, Montana, under lease agreements with entities in which the Company's president is an investor. Both agreements have initial terms of five years and include renewal provisions. These agreements have been accounted for as operating leases (see Note 5) for future commitments under these leases. Total rent expense for year ended December 31, 1998 and the period ended October 17, 1999, was $368,000 and $291,000, respectively.

Note 7. Employee Benefit Plans

401(k) plan

The company has a contributory retirement plan under Section 401(k) of the Internal Revenue Code for all employees over 18 years of age and with at lease one year of service. The company currently matches 50 percent of the employees' contributions up to 6 percent of gross wages per year. Plan expense was $91,320 and $104,189 for the year ended December 31, 1998 and the period ended
October 17, 1999, respectively.

Deferred Compensation Plan

The Company established a deferred compensation plan to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. This plan is nonqualified and funded by employee elections only. The accrual for this deferred compensation is reflected on the consolidated balance sheet as a noncurrent liability. Payment of benefits will be made upon death of the participant, amendment of the plan by the Board of Directors, termination of employment of the participant, or termination of the plan. The Company intends to fund payments under the plan with proceeds from the investment currently recorded as other assets on the consolidated balance sheet.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 8. Income Taxes

The provision of income taxes consists of the following:

                                                               Year Ended     Period Ended
                                                              December 31,    October 17,
                                                                  1998            1999
------------------------------------------------------------------------------------------
Current:
  Federal...................................................     $440,000       $299,000
  State.....................................................       99,000         71,000
Deferred....................................................       10,000        (83,000)
                                                                 --------       --------
                                                                 $549,000       $287,000
                                                                 ========       ========

The Company's income tax expense (benefit) differed from the statutory federal rate as follows:

                                                              December 31,    October 17,
                                                                  1998           1999
-----------------------------------------------------------------------------------------
Statutory rate (35%) applied to income before tax...........     $478,000       $238,000
State income tax, net of federal tax effect.................       62,000         33,000
Nondeductible expenses......................................       27,000         20,000
Other.......................................................      (18,000)        (4,000)
                                                                 --------       --------
                                                                 $549,000       $287,000
                                                                 ========       ========

The components of net deferred tax assets at October 17, 1999, are as follows:

Deferred tax assets:
  Noncompete agreements.....................................  $120,000
  Accrued expenses..........................................    53,000
  Allowances................................................    17,000
  Deferred compensation.....................................    50,000
                                                              --------
                                                               240,000
Deferred tax liabilities:
  Equipment and leasehold improvements......................   (34,000)
                                                              --------
Net deferred tax assets.....................................  $206,000
                                                              ========
Current portion.............................................  $ 72,000
Long-term portion of deferred tax assets....................   134,000
                                                              --------
                                                              $206,000
                                                              ========

Note 9. Restatement of Financial Statements

Retained earnings at December 31, 1997, have been restated to correct the application of accounting principles related to depreciation expense. The cumulative effect of the adjustment was to increase retained earnings at December 31, 1997, by $13,340 net of income taxes of $10,000. The effect on net income for the restatement for the periods ended December 31, 1998 and October 17, 1999, was an increase of $23,193 and $27,255 ($32.67 and $38.39 basic and diluted income per share), respectively, net of income taxes of $15,000 and $20,000.

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Principal Behavioral Healthcare, Inc.

We have audited the accompanying statement of operations, shareholder's equity (deficit), and cash flows of Principal Behavioral Healthcare, Inc. for the period January 1, 1997 to September 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Principal Behavioral Healthcare, Inc. for the period January 1, 1997 to September 25, 1997 in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

McLean, VA
January 11, 2001

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

Statement of Operations

                                                              Period January 1,
                                                                   1997 to
                                                                September 25,
                                                                    1997
                                                              -----------------
Revenues:
  Premium revenues..........................................     $20,667,966
  Network fees (Note 3).....................................         700,246
  Interest income...........................................          68,548
                                                                 -----------
                                                                  21,436,760
Expenses:
  Medical claims............................................      15,308,405
  Salaries and benefits.....................................       4,345,597
  Purchased clinical services...............................         189,706
  Other purchased services..................................       1,062,923
  Supplies..................................................         409,105
  Rent and maintenance expense..............................         743,322
  General and administrative expense........................       1,306,081
  Management fees (Note 3)..................................         878,456
  Depreciation..............................................         461,535
  Amortization..............................................         173,424
                                                                 -----------
                                                                  24,878,554
                                                                 -----------
Loss before income tax benefit..............................      (3,441,794)
Income tax benefit..........................................      (1,224,756)
                                                                 -----------
Net loss....................................................     $(2,217,038)
                                                                 ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

STATEMENT OF SHAREHOLDER'S EQUITY (Deficit)

                                           Common    Additional Paid-in   Accumulated
                                           Stock          Capital           Deficit        Total
                                          --------   ------------------   -----------   -----------
Balance at January 1, 1997..............   $1,000        $5,873,057       $(6,807,218)  $  (933,161)

Net loss................................       --                --        (2,217,038)   (2,217,038)
                                           ------        ----------       -----------   -----------

Balance at September 25, 1997...........   $1,000        $5,873,057       $(9,024,256)  $(3,150,199)
                                           ======        ==========       ===========   ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

Statement of Cash Flows

                                                              Period January 1,
                                                                   1997 to
                                                                September 25,
                                                                     1997
                                                              ------------------
Operating activities
Net loss....................................................      $(2,217,038)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................          634,959
  Deferred taxes............................................           37,408
  Changes in operating assets and liabilities:
    Premium receivable......................................          791,123
    Interest and other receivables..........................           61,099
    Due from affiliates.....................................          330,765
    Prepaid and other current assets........................          (47,631)
    Accrued claims liability................................          (28,101)
    Accounts payable and accrued expenses...................          777,373
                                                                  -----------
Net cash provided by operating activities...................          339,957

Investing activities
Purchase of property and equipment..........................         (919,590)
                                                                  -----------
Net cash used in investing activities.......................         (919,590)

Financing activities
Payment of other long-term liabilities......................         (225,000)
                                                                  -----------
Net cash used in financing activities.......................         (225,000)
                                                                  -----------
Net decrease in cash........................................         (804,633)
Cash at beginning of period.................................        1,255,856
                                                                  -----------
Cash at end of period.......................................      $   451,223
                                                                  ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS

1. Business Description

Principal Behavioral Healthcare, Inc. (Company) was incorporated October 26, 1993 as a wholly owned subsidiary of Principal Health Care Inc. (Parent), with 1,000 shares of stock at $1.00 per share held by Principal Health Care, Inc. The Parent is a wholly owned subsidiary of Principal Mutual Life Insurance Company (collectively "Principal").

The Company manages at-risk behavioral health contracts under agreements with commercial HMO's, PPO's, and other payors to provide contracted medical services to subscribing participants, Employee Assistance Programs, Preferred Provider Network Access and Claims Administration Services.

On September 26, 1997 Principal sold all the outstanding common stock of the Company to APS Healthcare, Inc. (APS). The total purchase price of the Company was $11,561,943, which was comprised of $7,000,000 in cash, 2,705,182 shares of APS, Inc.'s common stock (valued at $1.44 per share) and other transaction costs. Principal retained all accounts receivable and substantially all liabilities of PBHC relating to transactions prior to the date of the acquisition, as well as any subsequent claims for hospital care in process at the time of the acquisition. The financial statements reflect the operations of the Company for 1997 prior to the sale.

2. Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate fair values.

Intangibles

Intangibles, which resulted from the acquisition of an operating license, are amortized using the straight-line method over a period of ten years.

Revenue Recognition

The Company participates in various capitation agreements with managed care organizations under which they share the financial risk for mental health care services provided to the respective managed care organization's enrollees residing within a specified geographic area. Under these agreements the Company reports health care premiums in the month in which enrollees are entitled to receive benefits.

Principal or its managed care subsidiaries accounted for approximately 84% of the premium revenue recorded by the Company in 1997.

Healthcare Expense Recognition

The Company attempts to control its risk by entering into contractual relationships with health care providers, including hospitals, physician groups and other managed care organizations, on sub-capitated, discounted fee for service or per case bases. The cost of health care services is expensed in

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS (continued)

the period the Company is obligated to provide services under sub-capitation arrangements or at the time the services are provided under case rate and discounted fee for service arrangements.

Property and Equipment

Property and equipment acquisitions are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. The cost of leasehold improvements is depreciated over the lesser of the term of the related lease or the estimated useful lives of the assets.

Income Taxes

Income taxes are accounted for using the liability method required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Related Party Transactions

Principal or its managed care subsidiaries accounted for approximately 84% of the premium revenue recorded by the Company in 1997.

The Company provides certain medical benefits to the employees of Principal in an at-risk capitated arrangement. Revenue earned amounted to $552,355 for such services for the period January 1, 1997 to September 25, 1997. Costs incurred to provide the related medical benefits amounted to approximately $192,579 in the period.

The Company is charged by the Parent for certain allocated administrative services provided to the Company including tax, payroll processing, financial management, and other similar services. The management fees charged amounted to $878,456 for the period January 1, 1997 to September 25, 1997.

The Company periodically invests available cash in a demand deposit pooled investment fund maintained by Principal. The Company earned approximately $68,548 on amounts invested in this fund during the period January 1, 1997 to September 25, 1997.

The Company also charges the Parent a fee for use of its provider network. These fees earned amounted to $700,246 in the period January 1, 1997 to September 25, 1997.

4. Leases

The Company leases equipment and office space under cancelable operating leases. The office lease terms require a cancellation notice of 13 months prior to cancellation. The lease agreements provide for annual escalations and under the terms of the lease, the Company has been granted rent-free periods and concessions on leasehold improvements. Such abatements and concessions are recognized

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS (continued)

on a straight-line basis over the term of the lease. Minimum future rental payments under operating leases, for each of the next five years and in the aggregate are as follows:

                                                              Operating Leases
------------------------------------------------------------------------------
September 26--December 31, 1997.............................     $  138,173
    1998....................................................        561,647
    1999....................................................        570,601
    2000....................................................        579,811
    2001....................................................        589,277
    2002....................................................        601,813
    Subsequent to 2002......................................      2,538,754
                                                                 ----------
        Total minimum lease payments........................     $5,580,076
                                                                 ==========

Rental expense under all leases totaled $561,839 for the period ended September 25, 1997.

5. Income Taxes

Income tax expense (benefit) is comprised of:

Current:
  Federal...................................................  $(1,224,756)
  State.....................................................           --
Total current...............................................   (1,224,756)

Deferred:
  Federal...................................................       22,152
  State.....................................................     (196,940)
  Valuation Allowance.......................................      174,788
Total deferred..............................................           --
                                                              -----------
                                                              $(1,224,756)
                                                              ===========

The Company is taxed at corporate rates based on existing tax laws. The Company's taxable income or loss is included in the consolidated federal income tax return filed by Principal and the separate state income tax returns. Principal allocated current income tax expense and benefits to members of the consolidated group based upon the subsidiaries' pro-rata contribution of taxable income or taxable losses. All current federal and state tax refunds/payables are paid to or received from the parent, and not to/from respective authorities.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net changes in deferred tax assets and liabilities during the period was offset by entirely the change in valuation allowance.

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS (continued)

The significant components of deferred tax assets and liabilities are as follows at September 25, 1997:

Deferred tax assets:
  State net operating loss carryforwards....................  $  913,029
  Rent abatement accrual....................................     130,600
  Other.....................................................      31,662
                                                              ----------
    Total deferred tax assets...............................   1,075,291

Deferred tax liabilities:
  Fixed assets..............................................    (127,828)
  Other.....................................................      (2,353)
                                                              ----------
    Total deferred tax liabilities..........................    (130,181)

Net deferred tax assets.....................................     945,110
Valuation allowance.........................................    (945,110)
                                                              ----------
    Total...................................................  $       --
                                                              ==========

At September 25, 1997, the Company was uncertain whether it will realize any future tax benefit of its deferred tax assets. Accordingly, a valuation allowance has been recorded against the deferred tax assets.

The effective tax rate on income before income taxes varies from the statutory federal income tax rate as follows:

Statutory rate..............................................    (34)%
State taxes, net of federal benefit.........................     (4)
Valuation allowance.........................................      1
                                                                ---
                                                                (37)%
                                                                ===

At September 25, 1997, the Company had separate state net operating loss carry-forwards of approximately $13 million, which begin to expire in 2009.

If the Company was not included in the consolidated tax returns of its parent it would not have received the benefit of tax losses generated during the period. The benefit of tax losses would have been deferred and fully reserved. The pro forma impact of the Company's exclusion from the consolidated returns is as follows:

                                                               Period ended
                                                            September 25, 1997
                                                            ------------------
Loss before federal income taxes as reported in the
  accompanying financial statements.......................      ($3,441,794)

Provision for federal income taxes assuming the Company
  was not included in the consolidated federal and state
  income tax returns......................................               --

Pro forma net loss........................................      ($3,441,794)

--------------------------------------------------------------------------------

Principal Behavioral Healthcare, Inc.
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS (continued)

The significant components of deferred tax assets and liabilities, as if the Company filed on a separate return (on a stand-alone basis) are as follows at September 25, 1997:

Deferred tax assets:
  State net operating loss carryforwards..................    $   913,029
  Rent abatement accrual..................................        130,600
  Other...................................................         31,662
  Federal net operating loss carryforwards................      4,109,567
                                                              -----------
    Total deferred tax assets.............................      5,184,858

Deferred tax liabilities:
  Fixed assets............................................       (127,828)
  Other...................................................         (2,353)
                                                              -----------
    Total deferred tax liabilities........................       (130,181)

Net deferred tax assets...................................      5,054,677
Valuation allowance.......................................     (5,054,677)
                                                              -----------
Total.....................................................    $        --
                                                              ===========

6. Employee Benefit Plans

Prior to September 26, 1997, the Company's employees were eligible to participate in a 401 (k) defined contribution plan and defined benefit pension plan sponsored by the Parent. Employees became eligible to participate in the plans upon achievement of certain age and length of service requirements. Under the 401 (k) defined contribution plan, subject to certain limitations, employees may contribute up to 15% of their salary to the plan, which the Company matches at a rate of 50% up to the first 4% of the employees' contribution to a maximum of 2% of their total salary. The Company contributed approximately $57,000 to the 401 (k) defined contribution plan and recognized approximately $237,000 in net periodic pension cost related to the pension plan for the period ended September 25, 1997.

--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

On October 18, 1999, the Company acquired all the outstanding common stock of Vydas Resources, Inc. (VRI), a behavioral health care company that provides professional services in the health care field of prevention and rehabilitation principally through employee assistance programs. The acquisition was accounted for using the purchase method of accounting. The purchase price consisted of $6,500,000 cash, 1,789,473 shares of common stock valued at $5,099,998 and other transaction costs totaling $165,744. The excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed was $10,857,297, and was recorded as goodwill.

The total purchase price of $11,765,742 was allocated as follows:

Current assets..............................................  $ 1,749,259
Fixed assets................................................      858,576
Liabilities assumed.........................................   (2,301,949)
Goodwill....................................................   10,857,297
Purchased managed care contracts and other..................      602,559
                                                              -----------
                                                              $11,765,742
                                                              ===========

On July 1, 1999, VRI acquired all of the outstanding common stock of AzCare, Inc., a managed behavior health care corporation in Arizona, which provides Employee Assistance Programs. The acquisition was accounted for using the purchase method of accounting. The purchase price consisted of $80,000 in cash, which exceeded the fair market value of assets acquired and liabilities assumed by $90,768.

The following unaudited pro forma consolidated statement of operations gives effect to these acquisitions as if they had occurred on January 1, 1999, by consolidating the results of operations of VRI, Inc. for the period January 1, 1999 through October 17, 1999 and AzCare, Inc. for the period January 1, 1999 through June 30, 1999 with the results of operations of APS Healthcare, Inc. for the year ended December 31, 1999. The financial statements of VRI, Inc., a wholly owed subsidiary of Combined Benefits Management, Inc. prior to its acquisition, include all of the costs attributable to its operations, including an allowable share of corporate overhead.

The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions actually occurred on January 1, 1999, nor are they necessarily indicative of future operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma consolidated statement of operations.

The unaudited pro forma consolidated statement of operations should be read in conjunction with the consolidated financial statements of APS Healthcare, Inc. and the financial statements of Vydas Resources, Inc. and the related notes thereto, included elsewhere in this Prospectus.

--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR END DECEMBER 31, 1999

                               American Psych                                                                       Pro Forma
                              Systems Holding,    AzCare, Inc.    VRI, Inc.                       Pro Forma       Consolidated
                                    Inc.              (1)            (2)           Total       Adjustments (3)        Total
-------------------------------------------------------------------------------------------------------------------------------
Premium revenue.............     $55,417,554        $169,556     $10,820,948    $66,408,058              --        $66,408,058

Operating expense:
  Direct service expenses...      45,387,787              --       7,636,380     53,024,167              --         53,024,167
  General and
    administrative..........       8,181,200         190,880       2,033,773     10,405,853              --         10,405,853
  Depreciation and
    amortization............       1,942,251           8,124         492,714      2,443,089         458,590 (a)      2,901,679
  Impairment loss...........          61,000              --              --         61,000              --             61,000
                                 -----------        --------     -----------    -----------       ---------        -----------
                                  55,572,238         199,004      10,162,867     65,934,109         458,590         66,392,699

Income (loss) from
  operations................        (154,684)        (29,448)        658,081        473,949        (458,590)            15,359

  Interest income
    (expense)...............      (1,330,813)             --          22,565     (1,308,248)       (528,369)(b)     (1,836,617)
  Other.....................       1,267,940              --              --      1,267,940              --          1,267,940
                                 -----------        --------     -----------    -----------       ---------        -----------
Income (loss) from
  continuing operations
  before income taxes,
  discontinued operations,
  and accounting change.....        (217,557)        (29,448)        680,646        433,641        (986,959)          (553,318)

  Income tax provision......         172,923              --         287,000        459,923              --            459,923
                                 -----------        --------     -----------    -----------       ---------        -----------
Income (loss) from
  continuing operations.....     $  (390,480)       $(29,448)    $   393,646    $   (26,282)      $(986,959)       $(1,013,241)
                                 ===========        ========     ===========    ===========       =========        ===========
Pro forma basic and diluted
  loss per common share
                                                                                                                   $     (0.11)
                                                                                                                   ===========

------------

(1) For the period from January 1, 1999 through June 30, 1999.

(2) For the period from January 1, 1999 through October 17, 1999.

(3) Pro forma adjustments to the unaudited consolidated statement of operations for the twelve months ended December 31, 1999 are made to reflect the following:

       (a) To record the additional amortization of intangible assets acquired over their estimated useful lives for the period of January 1, 1999 to October 17, 1999.

       (b) To record the additional interest expense on debt issued in connection with the acquisition at 9.25% per annum.

(4) Pro forma basic and diluted loss per common share is based on pro forma weighted-average shares outstanding of 8,832,080 shares.

--------------------------------------------------------------------------------

                                                                     Schedule II

Schedule II--Valuation and Qualifying Accounts
--------------------------------------------------------------------------------

APS Healthcare, Inc.

December 31, 1999

                                                             Additions
                                                       ---------------------
                                                        Charged     Charged
                                         Balance at    to Costs    to Other                      Balance at
                                          Beginning       and      Accounts-   Deductions-         End of
Description                               of Period    Expenses    Describe     Describe           Period
-----------                              -----------   ---------   ---------   -----------       -----------
Year Ended December 31, 1999:
  Deducted from assets accounts:
    Allowance for contractual,
      administrative adjustments and
      bad debts........................  $1,340,667    $     --                $1,340,667(1)     $       --
  Allowance for uncollectible
    accounts...........................          --      45,583                        --        $   45,583
                                         ----------    --------    ---------   ----------        ----------
Total..................................  $1,340,667    $ 45,583                $1,340,667        $   45,583
                                         ==========    ========    =========   ==========        ==========

Year Ended December 31, 1998:
  Deducted from assets accounts:
    Allowance for contractual,
      administrative adjustments and
      bad debts........................  $1,553,616    $852,477                $1,065,426(1)     $1,340,667
  Allowance for doubtful accounts......          --          --                        --                --
                                         ----------    --------    ---------   ----------        ----------
Total..................................  $1,553,616    $852,477                $1,065,426        $1,340,667
                                         ==========    ========    =========   ==========        ==========

Year Ended December 31, 1997:
  Deducted from assets accounts:
    Allowance for contractual,
      administrative adjustments and
      bad debts........................  $1,549,112    $226,323                $  221,819(1)     $1,553,616
  Allowance for doubtful accounts......          --          --                        --                --
                                         ----------    --------    ---------   ----------        ----------
Total..................................  $1,549,112    $226,323                $  221,819        $1,553,616
                                         ==========    ========    =========   ==========        ==========

----------

(1) Uncollectible accounts written off, net of recoveries.

Note: The instructions require that those accounts that are deducted from asset accounts be stated separately from those which support the balance sheet caption, "Reserves."

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

    The estimated expenses of this offering are as follows:

SEC Registration Fee........................................       $   11,500
NASD Filing Fee.............................................            5,100
Nasdaq National Market Qualification Fee....................           50,000
Accounting Fees.............................................          350,000
Legal Fees and Expenses.....................................          350,000
Blue Sky Qualification Fees and Expenses....................           10,000
Printing and Engraving......................................          150,000
Transfer Agent's Fees and Expenses..........................            5,000
Miscellaneous Expenses......................................           68,400
                                                                   ----------
        Total...............................................        1,000,000
                                                                   ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of our board of directors to our company and our stockholders for monetary damages for breach of fiduciary duty as a director. This does not apply for any breach of a director's duty of loyalty to our company or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

    Our Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. Our power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

    In the case of an action by or in the right of our company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent a director or officer of our company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    We have the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of our company, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability.

    The foregoing summaries are necessarily subject to the complete text of the statute, Amended and Restated Bylaws and Restated Certificate of Incorporation referred to above and are qualified in their entirety by reference thereto.

    We maintain directors' and officers' liability insurance coverage with an aggregate policy limit of $5.0 million each policy year, in addition to $5.0 million of umbrella liability coverage each policy year.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1998, we have issued the following securities:

    - Options to purchase an aggregate of 2,184,618 shares of common stock under our 1993 Stock Option Plan at a weighted average exercise price of $2.28 per share to employees, officers and directors. We have issued an aggregate of 52,000 shares of our common stock upon exercise of vested options issued under this plan.

    - On December 23, 1998, we issued warrants to purchase 1,853,848 shares of our common stock at a price of $0.01 per share to Bank of America, N.A. in connection with the establishment of our credit facility.

    - On October 18, 1999, we issued 1,789,473 shares of our common stock to Combined Benefits Management, Inc. in connection with our acquisition of all of the outstanding capital stock of Vydas Resources, Inc.

    - On October 18, 1999, we issued 29,768 shares of our common stock to Clifford G. Larsen, the president of our employer division, in connection with his employment.

    - On January 17, 2000, we issued 52,632 shares of our common stock to Terah Cochrane, a senior vice president of national sales, in connection with her employment.

    - On February 1, 2000, we issued 21,930 shares of common stock to Richard Kadora, a senior vice president of national sales, in connection with his employment.

    - On March 31, 2000, we issued 1,041,647 shares of common stock to Kenneth A. Kessler, MD, our chairman and chief executive officer, upon his exercise of warrants at an average weighted exercise price of $0.95 per share.

    - On April 12, 2000, we granted Steven B. Epstein, a member of our board of directors, options to purchase 150,000 shares of our common stock at a purchase price of $2.85 per share. These options were issued to Mr. Epstein in consideration of his efforts in connection with this offering.

    - On April 20, 2000, we issued 25,000 shares of common stock to Robert J. Becker, MD, a member of our board of directors, upon his exercise of options at an exercise price of $1.22 per share.

    - On July 6, 2000, we issued 25,694 shares of common stock to David P. Hunsaker, the president of our public sector division, in connection with his employment.

    - On August 21, 2000, we issued warrants to purchase 75,000 shares of our common stock at an exercise price of $0.01 per share to Dr. Kessler, in connection with a loan that was made by Dr. Kessler to us in the principal amount of $750,000.

    - On September 15, 2000, we issued subordinated secured notes to CanPartners Investments IV, LLC in the principal amount of $7.5 million for a loan of approximately $7.1 million. As part of this transaction, we issued to CanPartners 750,000 shares of our common stock for an aggregate purchase price of $750 and an aggregate of 1,183,928 shares of our common stock upon exercise of previously issued warrants for an aggregate exercise price of approximately $9,100.

    - On October 18, 2000, we issued 29,768 shares of our common stock to Mr. Larsen in connection with his employment.

    - On December 28, 2000, we issued 25,000 shares of our common stock to Mr. Epstein upon his exercise of warrants at an exercise price of $1.00 per share.

    - On January 25, 2001, we granted Wayne B. Lowell, a member of our board of directors, options to purchase 50,000 shares of our common stock at a purchase price of $2.85 per share. These options were granted to Mr. Lowell in connection with his service as a member of our board of directors.

    The issuance of these securities were made in reliance on an exemption from registration under Section 4(2), Regulation D or Rule 701 of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

NUMBER EXHIBIT                                  DESCRIPTION
--------------          ------------------------------------------------------------
          1             Form of Underwriting Agreement

        **2.1           Stock Purchase Agreement, dated September 26, 1997, between
                          Registrant and Principal Health Care, Inc.

        **2.2           Stock Purchase Agreement, dated October 8, 1999 between
                          Registrant, Combined Benefits Management, Inc. and Vydas
                          Resources, Inc.

         *3.1           Form of Restated Certificate of Incorporation

         *3.2           Form of Amended and Restated Bylaws

         *4.1           Form of Common Stock Certificate

        **4.2           Note and Stock Purchase Agreement, dated September 15, 2000 among Psych Systems Holdings, Inc., guarantors and
                          CanPartners Investments IV, LLC

          4.3           Class A Common Stock Purchase Warrant, dated August 21,
                          2000, between Registrant and Kenneth A. Kessler, MD

         *4.4           Common Stock Purchase Warrant, between Registrant and Bank of America, N.A.

          4.5           Common Stock Purchase Warrant, dated February 1, 1996,
                          between Registrant and KBL Healthcare, Inc.

          4.6           Form of Common Stock Purchase Warrant, issued November 8,
                          1994

          4.7           Form of Common Stock Purchase Warrant, issued February 19,
                          1994

          4.8           Form of Series I Convertible Preferred Stock Purchase
                          Warrant

          4.9           Form of Unit Purchase Option Agreement

          4.10          Amended and Restated Registration and Shareholder Rights
                          Agreement, dated September 15, 2000, between Registrant,
                          CanPartners Investments IV, LLC, Nazem & Company IV, L.P.
                          and Transatlantic Venture Partners, C.V.

NUMBER EXHIBIT                                  DESCRIPTION
--------------          ------------------------------------------------------------
          4.10.1        Amendment to Amended and Restated Registration and
                          Shareholder Rights Agreement, dated November 30, 2000,
                          between Registrant, CanPartners Investments IV, LLC, Nazem
                          & Company IV, L.P. and Transatlantic Venture Partners,
                          C.V.

          4.11          Shareholder Rights Agreement, dated October 18, 1999,
                          between Registrant and Combined Benefits Management, Inc.

          4.12          Warrantholders Rights Agreement, dated December 23, 1998,
                          between Registrant, the investors listed therein and NationsCredit Commercial Corporation

          4.12.1        First Amendment to Warrantholders Rights Agreement, dated
                          October 18, 1999, between Registrant, the investors listed therein and Banc of America Commercial Finance Corporation

          4.13          Second Amended and Restated Registration Rights Agreement,
                          dated June 17, 1996, between Registrant, Applewood
                          Associates, L.P., Seneca Ventures, Woodland Partners,
                          Woodland Venture Fund, Nazem & Company IV, L.P. and Oxford
                          Health Plans, Inc.

          4.13.1        Amendment to the Second Amended and Restated Registration
                          Rights Agreement, dated September 26, 1997, between
                          American Psych Systems, Inc., Applewood Associates, L.P.,
                          Woodland Partners, Woodland Venture Fund, Nazem & Company
                          IV, L.P., Oxford Health Plans and Principal Health Care,
                          Inc.

          4.14          Registration Rights Agreement, dated February 3, 1995,
                          between American Psych Systems, Inc. for the benefit of KBL Healthcare, Inc. and its designees listed therein

          4.15          Registration Rights Agreement, dated February 3, 1995,
                          between American Psych Systems, Inc. for the benefit of the investors listed therein

          4.16          Registration Rights Agreement, dated March 20, 1994, between
                          American Psych Systems, Inc. for the benefit of KBL
                          Healthcare, Inc. and its designees listed therein

          4.17          Registration Rights Agreement, dated March 30, 1994, between
                          American Psych Systems, Inc. and certain investors listed
                          therein

          4.18          Promissory Note, dated March 31, 2000 between Registrant and
                          Kenneth A. Kessler, MD

         *5             Opinion of Epstein Becker & Green, P.C. as to legality of
                          the securities

         10.1           Amended and Restated 1993 Stock Option Plan

         10.2           Employment Agreement, dated April 3, 1995, between
                          Registrant and Kenneth A. Kessler, MD

         10.2.1         First Amendment to Employment Agreement, dated September 26,
                          1997, between Registrant and Kenneth A. Kessler, MD

         10.2.2         Second Amendment to Employment Agreement, dated December 23,
                          1998 between Registrant and Kenneth A. Kessler, MD

         10.2.3         Third Amendment to Employment Agreement, dated September 15,
                          2000, between Registrant and Kenneth A. Kessler, MD

         10.3           Employment Agreement, dated January 5, 2000, between
                          Registrant and Richard Kodora

         10.4           Employment Agreement, dated October 18, 1999, between
                          Registrant and Clifford G. Larsen

NUMBER EXHIBIT                                  DESCRIPTION
--------------          ------------------------------------------------------------
         10.5           Employment Offer Letter, dated October 20, 2000, from
                          Registrant to Paul Barnes

         10.6           Employment Offer Letter, dated January 12, 2000, from
                          Registrant to Laura Fisher

         10.7           Employment Offer Letter, dated November 22, 1999, from
                          Registrant to Terah Cochrane

         10.8           Employment Offer Letter, dated August 4, 1999, from
                          Registrant to Albert Graves

         10.9           Employment Offer Letter, dated October 7, 1998, from
                          Registrant to Stephen DaRe

         10.10          Letter, dated May 17, 2000, from Registrant to Stephen DaRe regarding severance.

         10.11          Employment Offer Letter, dated December 11, 1997, from
                          Registrant to David Hunsaker

         10.12          Revised Employment Offer Letter, dated July 16, 1997, from
                          Registrant to Helene Roybal

       **10.13          Mental and Behavioral Health Services Agreement, dated May
                          1, 1999, between American Psych Systems of Puerto Rico,
                          Inc. and Humana Health Plans of Puerto Rico, Inc.

         10.14          Agreement for the Provision of Services, dated December 1,
                          1998, between American Psych Systems, Inc. and Priority
                          Health

         10.14.1        Amendment to the Agreement for the Provision of Services,
                          dated December 1, 1998, between American Psych Systems,
                          Inc. and Priority Health

       **10.15          Behavioral Health Services Agreement, dated September 26,
                          1997, between Registrant, American Psych Systems, Inc.,
                          Principal Behavioral Health Care, Inc., Coventry Health
                          Care, Inc. and HMO subsidiaries of Coventry Health Care,
                          Inc. listed therein

         10.15.1        First Amendment to Behavioral Health Services Agreement,
                          dated June 1, 1999, between Registrant, American Psych
                          Systems, Inc., Principal Behavioral Health Care, Inc.,
                          Coventry Health Care, Inc. and HMO subsidiaries of
                          Coventry Health Care, Inc. listed therein

         10.15.2        Third Amendment to Behavioral Health Services Agreement,
                          dated October 1, 1999, between Registrant, American Psych
                          Systems, Inc., Principal Behavioral Health Care, Inc.,
                          Coventry Health Care, Inc. and HMO subsidiaries of
                          Coventry Health Care, Inc. listed therein

       **10.16          Credit Agreement, dated December 23, 1998, between Psych
                          Systems Holdings, Inc., American Psych Systems Holdings,
                          Inc., the lenders signatory thereto and NationsCredit
                          Commercial Corporation, as agent for the lenders

         10.16.1        First Amendment to Credit Agreement, dated August 26, 1999, between Psych Systems Holdings, Inc., Registrant. the
                          lenders signatory thereto and Banc of America Commercial
                          Finance Corporation, as agent for the lenders

         10.16.2        Second Amendment to Credit Agreement, dated October 18,
                          1999, between Psych Systems Holdings, Inc., Registrant, the lenders signatory thereto and Banc of America
                          Commercial Finance Corporation, as agent for the lenders

         10.16.3        Third Amendment to Credit Agreement, dated June 23, 2000,
                          between Psych Systems Holdings, Inc., Registrant, the lenders signatory thereto and Banc of America Commercial
                          Credit Corporation, as agent for the lenders

NUMBER EXHIBIT                                  DESCRIPTION
--------------          ------------------------------------------------------------
         10.16.4        Fourth Amendment to Credit Agreement, dated September 15,
                          2000, between Psych Systems Holdings, Inc., Registrant,
                          the lenders signatory therein and Bank of America, N.A.,
                          as agent for the lenders

       **10.17          Development Services Agreement, dated May 3, 2000, between
                          American Psych Systems, Inc. and XCare.net

        *11             Computation of Net Loss Per Share

         21             List of Significant Subsidiaries

        *23.1           Consent of Epstein Becker & Green, P.C. (included as part of
                          Exhibit 5 hereto)

         23.2           Consent of Ernst & Young LLP

         23.3           Consent of McGladrey & Pullen, LLP

         24             Power of Attorney (included on Signature Page hereto)

        *27             Financial Data Schedule

------------------------

*   To be filed by amendment.

** Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

    (b) Financial Statement Schedules

        Schedule II--Valuation and Qualifying Accounts

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) We will provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bethesda, Maryland, on this 30th day of January, 2001.

                                                       APS HEALTHCARE, INC.

                                                       By:          /s/ KENNETH A. KESSLER, MD
                                                            -----------------------------------------
                                                                      Kenneth A. Kessler, MD
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

    KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint KENNETH A. KESSLER, MD and STEPHEN A. DARE, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
             /s/ KENNETH A. KESSLER, MD                Chairman and Chief Executive
     -------------------------------------------         Officer (Principal           January 30, 2001
               Kenneth A. Kessler, MD                    Executive Officer)

                 /s/ STEPHEN A. DARE                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and     January 30, 2001
                   Stephen A. DaRe                       Accounting Officer)

                /s/ STEVEN B. EPSTEIN
     -------------------------------------------       Director                       January 30, 2001
                  Steven B. Epstein

                /s/ ROBERT J. BECKER
     -------------------------------------------       Director                       January 30, 2001
                  Robert J. Becker

                /s/ MARLENE R. KRAUSS
     -------------------------------------------       Director                       January 30, 2001
                  Marlene R. Krauss

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
                /s/ JEFFREY M. KRAUSS
     -------------------------------------------       Director                       January 30, 2001
                  Jeffrey M. Krauss

     -------------------------------------------       Director
                   Wayne B. Lowell

                /s/ TERRY R. SCRENAR
     -------------------------------------------       Director                       January 30, 2001
                  Terry R. Screnar

             /s/ BERNARD J. MANSHEIM, MD
     -------------------------------------------       Director                       January 30, 2001
               Bernard J. Mansheim, MD

                                 EXHIBIT INDEX

NUMBER EXHIBIT                                  DESCRIPTION                             PAGE
--------------          ------------------------------------------------------------  --------
          1             Form of Underwriting Agreement

        **2.1           Stock Purchase Agreement, dated September 26, 1997, between
                          Registrant and Principal Health Care, Inc.

        **2.2           Stock Purchase Agreement, dated October 8, 1999 between
                          Registrant, Combined Benefits Management, Inc. and Vydas
                          Resources, Inc.

         *3.1           Form of Restated Certificate of Incorporation

         *3.2           Form of Amended and Restated Bylaws

         *4.1           Form of Common Stock Certificate

        **4.2           Note and Stock Purchase Agreement, dated September 15, 2000 among Psych Systems Holdings, Inc., guarantors and
                          CanPartners Investments IV, LLC

          4.3           Class A Common Stock Purchase Warrant, dated August 21,
                          2000, between Registrant and Kenneth A. Kessler, MD

         *4.4           Common Stock Purchase Warrant, between Registrant and Bank of America, N.A.

          4.5           Common Stock Purchase Warrant, dated February 1, 1996,
                          between Registrant and KBL Healthcare, Inc.

          4.6           Form of Common Stock Purchase Warrant, issued November 8,
                          1994

          4.7           Form of Common Stock Purchase Warrant, issued February 19,
                          1994

          4.8           Form of Series I Convertible Preferred Stock Purchase
                          Warrant

          4.9           Form of Unit Purchase Option Agreement

          4.10          Amended and Restated Registration and Shareholder Rights
                          Agreement, dated September 15, 2000, between Registrant,
                          CanPartners Investments IV, LLC, Nazem & Company IV, L.P.
                          and Transatlantic Venture Partners, C.V.

          4.10.1        Amendment to Amended and Restated Registration and
                          Shareholder Rights Agreement, dated November 30, 2000,
                          between Registrant, CanPartners Investments IV, LLC, Nazem
                          & Company IV, L.P. and Transatlantic Venture Partners,
                          C.V.

          4.11          Shareholder Rights Agreement, dated October 18, 1999,
                          between Registrant and Combined Benefits Management, Inc.

          4.12          Warrantholders Rights Agreement, dated December 23, 1998,
                          between Registrant, the investors listed therein and NationsCredit Commercial Corporation

          4.12.1        First Amendment to Warrantholders Rights Agreement, dated
                          October 18, 1999, between Registrant, the investors listed therein and Banc of America Commercial Finance Corporation

          4.13          Second Amended and Restated Registration Rights Agreement,
                          dated June 17, 1996, between Registrant, Applewood
                          Associates, L.P., Seneca Ventures, Woodland Partners,
                          Woodland Venture Fund, Nazem & Company IV, L.P. and Oxford
                          Health Plans, Inc.

NUMBER EXHIBIT                                  DESCRIPTION                             PAGE
--------------          ------------------------------------------------------------  --------
          4.13.1        Amendment to the Second Amended and Restated Registration
                          Rights Agreement, dated September 26, 1997, between
                          American Psych Systems, Inc., Applewood Associates, L.P.,
                          Woodland Partners, Woodland Venture Fund, Nazem & Company
                          IV, L.P., Oxford Health Plans and Principal Health Care,
                          Inc.

          4.14          Registration Rights Agreement, dated February 3, 1995,
                          between American Psych Systems, Inc. for the benefit of KBL Healthcare, Inc. and its designees listed therein

          4.15          Registration Rights Agreement, dated February 3, 1995,
                          between American Psych Systems, Inc. for the benefit of the investors listed therein

          4.16          Registration Rights Agreement, dated March 20, 1994, between
                          American Psych Systems, Inc. for the benefit of KBL
                          Healthcare, Inc. and its designees listed therein

          4.17          Registration Rights Agreement, dated March 30, 1994, between
                          American Psych Systems, Inc. and certain investors listed
                          therein

          4.18          Promissory Note, dated March 31, 2000 between Registrant and
                          Kenneth A. Kessler, MD

         *5             Opinion of Epstein Becker & Green, P.C. as to legality of
                          the securities

         10.1           Amended and Restated 1993 Stock Option Plan

         10.2           Employment Agreement, dated April 3, 1995, between
                          Registrant and Kenneth A. Kessler, MD

         10.2.1         First Amendment to Employment Agreement, dated September 26,
                          1997, between Registrant and Kenneth A. Kessler, MD

         10.2.2         Second Amendment to Employment Agreement, dated December 23,
                          1998 between Registrant and Kenneth A. Kessler, MD

         10.2.3         Third Amendment to Employment Agreement, dated September 15,
                          2000, between Registrant and Kenneth A. Kessler, MD

         10.3           Employment Agreement, dated January 5, 2000, between
                          Registrant and Richard Kodora

         10.4           Employment Agreement, dated October 18, 1999, between
                          Registrant and Clifford G. Larsen

         10.5           Employment Offer Letter, dated October 20, 2000, from
                          Registrant to Paul Barnes

         10.6           Employment Offer Letter, dated January 12, 2000, from
                          Registrant to Laura Fisher

         10.7           Employment Offer Letter, dated November 22, 1999, from
                          Registrant to Terah Cochrane

         10.8           Employment Offer Letter, dated August 4, 1999, from
                          Registrant to Albert Graves

         10.9           Employment Offer Letter, dated October 7, 1998, from
                          Registrant to Stephen DaRe

         10.10          Letter, dated May 17, 2000, from Registrant to Stephen DaRe regarding severance.

NUMBER EXHIBIT                                  DESCRIPTION                             PAGE
--------------          ------------------------------------------------------------  --------
         10.11          Employment Offer Letter, dated December 11, 1997, from
                          Registrant to David Hunsaker

         10.12          Revised Employment Offer Letter, dated July 16, 1997, from
                          Registrant to Helene Roybal

       **10.13          Mental and Behavioral Health Services Agreement, dated May
                          1, 1999, between American Psych Systems of Puerto Rico,
                          Inc. and Humana Health Plans of Puerto Rico, Inc.

         10.14          Agreement for the Provision of Services, dated December 1,
                          1998, between American Psych Systems, Inc. and Priority
                          Health

         10.14.1        Amendment to the Agreement for the Provision of Services,
                          dated December 1, 1998, between American Psych Systems,
                          Inc. and Priority Health

       **10.15          Behavioral Health Services Agreement, dated September 26,
                          1997, between Registrant, American Psych Systems, Inc.,
                          Principal Behavioral Health Care, Inc., Coventry Health
                          Care, Inc. and HMO subsidiaries of Coventry Health Care,
                          Inc. listed therein

         10.15.1        First Amendment to Behavioral Health Services Agreement,
                          dated June 1, 1999, between Registrant, American Psych
                          Systems, Inc., Principal Behavioral Health Care, Inc.,
                          Coventry Health Care, Inc. and HMO subsidiaries of
                          Coventry Health Care, Inc. listed therein

         10.15.2        Third Amendment to Behavioral Health Services Agreement,
                          dated October 1, 1999, between Registrant, American Psych
                          Systems, Inc., Principal Behavioral Health Care, Inc.,
                          Coventry Health Care, Inc. and HMO subsidiaries of
                          Coventry Health Care, Inc. listed therein

       **10.16          Credit Agreement, dated December 23, 1998, between Psych
                          Systems Holdings, Inc., American Psych Systems Holdings,
                          Inc., the lenders signatory thereto and NationsCredit
                          Commercial Corporation, as agent for the lenders

         10.16.1        First Amendment to Credit Agreement, dated August 26, 1999, between Psych Systems Holdings, Inc., Registrant. the
                          lenders signatory thereto and Banc of America Commercial
                          Finance Corporation, as agent for the lenders

         10.16.2        Second Amendment to Credit Agreement, dated October 18,
                          1999, between Psych Systems Holdings, Inc., Registrant, the lenders signatory thereto and Banc of America
                          Commercial Finance Corporation, as agent for the lenders

         10.16.3        Third Amendment to Credit Agreement, dated June 23, 2000,
                          between Psych Systems Holdings, Inc., Registrant, the lenders signatory thereto and Banc of America Commercial
                          Credit Corporation, as agent for the lenders

         10.16.4        Fourth Amendment to Credit Agreement, dated September 15,
                          2000, between Psych Systems Holdings, Inc., Registrant, the lenders signatory therein and Bank of America, N.A., as agent for the lenders

       **10.17          Development Services Agreement, dated May 3, 2000, between
                          American Psych Systems, Inc. and XCare.net

        *11             Computation of Net Loss Per Share

         21             List of Significant Subsidiaries

        *23.1           Consent of Epstein Becker & Green, P.C. (included as part of
                          Exhibit 5 hereto)

         23.2           Consent of Ernst & Young LLP

NUMBER EXHIBIT                                  DESCRIPTION                             PAGE
--------------          ------------------------------------------------------------  --------
         23.3           Consent of McGladrey & Pullen, LLP

         24             Power of Attorney (included on Signature Page hereto)

        *27             Financial Data Schedule

------------------------

*   To be filed by amendment.

** Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.